                                                  Filed Pursuant to Rule 424(b)2
                                                  Registration No. 333-36051


             [LETTERHEAD OF OSWEGO CITY SAVINGS BANK APPEARS HERE]




November 12, 1997


Dear Shareholder:

We cordially invite you to attend a Special Meeting of Shareholders of Oswego City Savings Bank (the "Bank"). The Special Meeting will be held at the main office of the Bank, 214 West First Street, at 1:30 p.m., Eastern Standard Time, on December 17, 1997.

The enclosed Notice of Special Meeting and Prospectus/Proxy Statement describe the formal business to be transacted. During the Special Meeting we will also report on the operations of the Bank. Directors and officers of the Bank, as well as a representative of our independent auditors, will be present to respond to any questions that shareholders may have.

The Special Meeting is being held so that shareholders may vote to approve (i) the Bank's Stock Option Plan, (ii) the Bank's Recognition and Retention Plan, and (iii) the reorganization of the Bank into a mid-tier stock holding company by establishing Pathfinder Bancorp, Inc. a Delaware corporation, which will own 100% of the common stock of the Bank and which will be majority owned by Pathfinder Bancorp, MHC, the Bank's mutual holding company parent.

The Board of Directors of the Bank has determined that approval of each of the matters to be considered at the Special Meeting is in the best interests of the Bank and its shareholders. For the reasons set forth in the Prospectus/Proxy Statement, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Special Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s/ Chris C. Gagas

Chris C. Gagas
President and Chief Executive Officer

                           Oswego City Savings Bank
                             214 West First Street
                            Oswego, New York 13126
                                (315) 343-0057

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held On December 17, 1997

     Notice is hereby given that the Special Meeting of Shareholders of Oswego City Savings Bank, (the "Bank") will be held at the main office of the Bank, 214 West First Street, on December 17, 1997 at 1:30 p.m., Eastern Standard Time.

     A Proxy Card and a Prospectus/Proxy Statement for the Special Meeting are enclosed.

     The Special Meeting is being held so that shareholders may vote on the following matters:

     1.  The approval of the Oswego City Savings Bank 1997 Stock Option Plan;
     2. The approval of the Oswego City Savings Bank 1997 Recognition and Retention Plan;
     3. The approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") providing for the establishment of Pathfinder Bancorp, Inc. (the "Stock Holding Company") as a stock holding company parent of the Bank which stock holding company will be majority owned by Pathfinder Bancorp, MHC (the "Mutual Holding Company"), the Bank's mutual holding company. Pursuant to the Plan of Reorganization: (i) the Bank will become a wholly-owned subsidiary of the Stock Holding Company; (ii) the Stock Holding Company will become a majority owned subsidiary of the Mutual Holding Company; and (iii) each outstanding share of the Bank's common stock will be converted into one share of the Stock Holding Company's common stock; and

such other matters as may properly come before the Special Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.

     Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned. Shareholders of record at the close of business on October 31, 1997, are the shareholders entitled to vote at the Special Meeting, and any adjournments thereof.

     EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE BANK A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE SPECIAL MEETING.

                                By Order of the Board of Directors

                                /s/ Melissa A. Dashnau

                                Melissa A. Dashnau
                                Secretary

November 12, 1997

-------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
-------------------------------------------------------------------------------

                          Prospectus/Proxy Statement



                           Oswego City Savings Bank
                             214 West First Street
                            Oswego, New York 13126
                                (315) 343-0057



                        SPECIAL MEETING OF SHAREHOLDERS
                               December 17, 1997

================================================================================
                                 INTRODUCTION
================================================================================

      This Prospectus/Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Oswego Savings Bank (the "Bank") to be used at the Special Meeting of Shareholders of the Bank (the "Special Meeting"), which will be held at the main office of the Bank, 214 West First Street, on December 17, 1997, at 1:30 p.m., Eastern Standard Time, and all adjournments of the Special Meeting. The accompanying Notice of Special Meeting of Shareholders and this Prospectus/Proxy Statement are first being mailed to shareholders on or about November 12, 1997.

      At the Special Meeting, in addition to being asked to vote on the approval of the Oswego City Savings Bank 1997 Stock Option Plan and the Oswego City Savings Bank 1997 Recognition and Retention Plan, shareholders will vote on the approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") pursuant to which the Bank and its mutual holding company parent, Pathfinder Bancorp, MHC (the "Mutual Holding Company") will reorganize into the "two-tier" mutual holing company structure. In the Reorganization, a new Delaware chartered stock holding company, Pathfinder Bancorp, Inc. (the "Stock Holding Company") will be established as a majority owned subsidiary of the Mutual Holding Company and the Stock Holding Company will own 100% of the common stock of the Bank, as described more specifically herein. Under the terms of the proposed reorganization (the "Reorganization"), each outstanding share of common stock of the Bank ("Common Stock") will be converted into one share of common stock of the Stock Holding Company ("Holding Company Common Stock"), and the holders of Common Stock will become the holders of all of the outstanding Holding Company Common Stock. Accordingly, as a result of the Reorganization, the owners of Common Stock other than the Mutual Holding Company ("Minority Shareholders") will become minority shareholders of the Stock Holding Company.

      Optional Exchange of Stock Certificates. After the Reorganization stock certificates evidencing shares of Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock. Former holders of the Common Stock will not be required to exchange their Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. See "Proposed Formation of the Stock Holding Company -- Optional Exchange of Stock Certificates."

      Please make note of the following considerations in connection with the
Reorganization:

      .     Operations of the Bank and the Mutual Holding Company. The
Reorganization will have no impact on the operations of the Bank and the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

      .     Reasons for Reorganization. The Board of Directors of the Bank
believes that forming a stock holding company will be in the best interest of shareholders because it will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure. The stock holding company structure will enhance the Bank's ability to make investments, acquire other institutions, and repurchase shares of common stock. Currently, if the Mutual Holding Company makes investments, any gain on such investment will only accrue to the Mutual Holding

           Company, not the Minority Shareholders. The Reorganization will permit the entiry that issues stock (i.e., the Stock Holding Company) to make investments, diversify business activities, or acquire other financial institutions, for the benefit of all stockholders. Further, the stock holding company structure will permit the repurchase of common stock without causing adverse tax consequences. See "Proposed Formation of the Stock Holding Company -- Reasons for the Stock Holding Company Reorganization."

      .     Tax Consequences. The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization, including that the Reorganization will be treated as a nontaxable transaction for federal income tax purposes. Please carefully read the section of this Prospectus/Proxy Statement titled "Proposed Formation of the Stock Holding Company -- Tax Consequences."

      .     Conditions to the Reorganization. The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including:
(i) approval of the Plan of Reorganization by the holders of two-thirds of the outstanding shares of Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; and (iii) receipt of any and all regulatory approvals necessary for the lawful consummation of the Reorganization. See "Proposed Formation of the Stock Holding Company -- Conditions to the Reorganization."

      .     Rights of Dissenting Shareholders. Pursuant to New York Banking law,
stockholders may dissent from the Plan of Reorganization and elect to have the fair market value of their shares judicially determined and paid in cash. In order to perfect dissenters' rights of appraisal, a stockholder must comply with the provisions of New York law which include providing the Bank with notice of the stockholder's intention to seek dissenters' rights of appraisal. Such notice must be provided to the Bank prior to the Special Meeting. For further instructions see "Proposed Formation of the Stock Holding Company -- Rights of Dissenting Stockholders and Appendix D."

      Please note that this list may not include all material terms of the Reorganization, and must be read along with the more complete description of the Reorganization included herein. For information regarding the interests of management see "PROPOSAL III--Approval of the Proposed Formation of a Mid-Tier Stock Holding Company--Indemnification of Officers and Limitation of Liability."

      In addition, management and the Board of Directors have an interest in the adoption of the Oswego City Savings Bank 1997 Stock Option Plan and Oswego City Savings Bank 1997 Recognition and Retention Plan. Based upon the Common Stock's closing price on October 31, 1997, the Voting Record Date, the aggregate dollar value of the options awarded to executive officers and directors under the Stock Option Plan would be $1,143,750, and the aggregate dollar value of Recognition Plan awards to executive officers and directors would be $688,425. See "Proposal I--Approval of the Oswego City Savings Bank 1997 Stock Option Plan" and "Proposal II--Approval of the Oswego City Savings Bank 1997 Recognition and Retention Plan."

THE COMMON STOCK OF PATHFINDER BANCORP, INC. (THE "STOCK HOLDING COMPANY") HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE NEW YORK BANKING DEPARTMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES AUTHORITY, NOR HAS ANY SUCH COMMISSION, DEPARTMENT, OFFICE OR AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE BANK'S MUTUAL HOLDING COMPANY, PATHFINDER BANCORP, MHC, BENEFICIALLY OWNS A MAJORITY OF THE SHARES OF THE SHARES OF THE BANK OUTSTANDING AND ENTITLED TO VOTE

   ON THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION, AND IT
             INTENDS TO VOTE ITS SHARES IN FAVOR OF THE PROPOSAL.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
     AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                          ANY OTHER GOVERNMENT AGENCY
    THE COMMON STOCK WILL NOT BE GUARANTEED BY THE STOCKHOLDING COMPANY OR
    THE BANK AND SUCH COMMON STOCK IS SUBJECT TO INCREASES OR DECREASES IN
                                    VALUE.

     The Bank currently files periodic reports and proxy materials in accordance with the reporting requirements of the Securities Exchange Act of the 1934 (the "Exchange Act"), as administered by the Federal Deposit Insurance Corporation (the "FDIC"). Such reports and proxy materials can be obtained from the FDIC's Registration Disclosure and Securities Operations Unit, 550 17th Street, N.W., Washington, D.C. 20429. Telephone - (202)898-8911 or (202) 898-8913 or
facsimile at (202) 898-3909. Upon completion of the transactions described herein, the Stock Holding Company will register the publicly held shares of the Holding Company Common Stock with the Securities and Exchange Commission (the "SEC") under the Exchange Act and the Stock Holding Company will comply with the periodic reporting requirements and proxy solicitation requirements imposed pursuant to Section 12(g) of the Exchange Act.

--------------------------------------------------------------------------------
                             REVOCATION OF PROXIES
--------------------------------------------------------------------------------

     Shareholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Special Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Bank will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted "FOR" the proposals set forth in this Prospectus/Proxy Statement for consideration at the Special Meeting.

     Proxies may be revoked by sending written notice of revocation to the Secretary of the Bank, at the address of the Bank shown above, the submission of a later dated proxy or by voting in person at the Special Meeting. The presence at the Special Meeting of any shareholder who had returned a proxy shall not revoke such proxy unless the shareholder delivers his or her ballot in person at the Special Meeting or delivers a written revocation to the Secretary of the Bank prior to the voting of such proxy.

--------------------------------------------------------------------------------
                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

     Holders of record of the Bank's common stock, par value $1.00 per share (the "Common Stock") as of the close of business on October 31, 1997 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Bank had 1,916,666 shares of Common Stock issued and outstanding, 1,035,000 of which were held by Mutual Holding Company, and 881,666 of which were held by the Minority Shareholders. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the Bank's shares held by Minority Shareholders is required to approve Proposals I and II. The affirmative vote of two-thirds of the total shares eligible to vote is required for approval of Proposal III. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present, but will not be counted as votes in favor of Proposals I and II and will therefore have no effect on those proposals. Abstention and broker non-votes will have the same effect as a vote against Proposal III. The Mutual Holding Company intends to vote its shares of Common Stock in favor of Proposal III.

     Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the FDIC regarding such ownership. The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by Directors individually, by executive officers individually, by executive officers and Directors as a group and by each person who was the beneficial owner of more than five percent of the Bank's outstanding shares of Common Stock.

        In accordance with the provisions of the Bank's Restated Organization Certificate ("Organization Certificate"), for a period of three years from November 15, 1995, record holders of Common Stock, who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit"), are not entitled to any vote with respect to the shares held in excess of the Limit. This limitation does not apply to the Mutual Holding Company which acquired its ownership interest at the time of the Bank's mutual holding company reorganization and minority stock issuance. The Bank's Charter authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Bank to enable the Board to implement and apply the Limit.

                                                             Amount of Shares
                                                             Owned and Nature                  Percent of Shares
      Name and Address of                                      of Beneficial                    of Common Stock
       Beneficial Owners                                  Ownership (1) (4) (13)                  Outstanding
      -------------------                                 ----------------------               -----------------
Directors and Officers (2)

Chris C. Gagas                                                       22,334  (5)                     1.2%
Chris R. Burritt                                                      8,637  (6)                      .4
Raymond W. Jung                                                       2,756                           .1
Bruce E. Manwaring                                                    4,810                           .3
L. William Nelson, Jr.                                               12,700  (7)                      .7
Victor S. Oakes                                                       6,700                           .3
Lawrence W. O'Brien                                                   1,127  (8)                     *
Janette Resnick                                                         200  (9)                     *
Corte J. Spencer                                                      3,800  (10)                     .2
Thomas W. Schneider                                                     200  (11)                    *
Melissa A. Dashnau                                                      133                          *
W. David Schermerhorn                                                   667  (12)                    *
All Directors and Executive Officers                                 63,794                          3.3
  as a Group (12 persons) (3)

Principal Shareholders:

Pathfinder Bancorp, M.H.C. (3)                                    1,035,000                         54.0
214 West First Street
Oswego, New York 13126

Pathfinder Bancorp, M.H.C.                                        1,101,594                         57.3
and all Trustees and Officers
of Pathfinder Bancorp, MHC as a group (11 persons)

Oswego City Savings Bank (4)                                         61,716                          2.6
Employee Stock Ownership Plan
214 West First Street
Oswego, New York 13126

Jewelcor Management Consulting Corp.                                168,572                          8.8
100 N. Wilkes-Barre Boulevard
Wilkes-Barre, Pennsylvania 18702

---------------------------
*    Less than one-tenth of 1%.
(1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record

     Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power. Unless otherwise indicated, the named individual has sole voting and investment power.
(2) The mailing address for each person is listed as 214 West First Street, Oswego, New York 13126
(3) Shares beneficially owned by directors and officers as a group represent 7.2% of the Minority Shares outstanding. The Bank's executive officers and directors are also executive officers and trustees of Pathfinder Bancorp, M.H.C. Therefore, the total voting power of the Bank's executive officers and directors is 57.3% of the total shares outstanding.
(4) Includes 61,716 shares, of which 53,901 are unallocated and as to which the Employee Stock Ownership Plan (the "ESOP") trustee has sole voting and investment power, and 7.815 of which are allocated and as to which the ESOP trustee has shared voting and sole investment power.
(5) Mr. Gagas has sole voting and investment power over 20,000 shares and shared voting and investment power over 1,334 shares.
(6) Mr. Burritt has sole voting and investment power over 8,067 shares and shared voting and investment power over 300 shares.
(7) Mr. Nelson has sole voting and investment power over 5,000 shares and shared voting and investment power over 5,400 shares.
(8) Mr. O'Brien has shared voting and investment power over all shares reported.
(9)  Ms. Resnick has sole voting power over all shares reported.
(10) Mr. Spencer has shared voting and investment power over all shares reported.
(11) Mr. Schneider has shared voting and investment power over all shares reported.
(12) Mr. Schermerhorn has shared voting and investment power over all shares reported.
(13) Does not include 75,000 shares underlying options which have been granted to directors and executive officers under the Stock Plan, and 27,400 shares which have been awarded to directors and executive officers under the Recognition Plan. None of the (i) options granted pursuant to the Stock Option Plan will be exercisable, or (ii) shares awarded pursuant to the Recognition Plan will be beneficially owned within 60 days of the Record Date. In addition, options to purchase 13,000 shares of Common Stock have been granted, and Recognition Plan shares totaling 7,000 shares have been awarded to all employees, not including executive officers, as a group. See "Proposal I--Approval of the Oswego City Savings Bank 1997 Stock Option Plan" and "Proposal II--Approval of the Oswego City Savings Bank 1997 Recognition and Retention Plan.

--------------------------------------------------------------------------------
                              MARKET INFORMATION
--------------------------------------------------------------------------------

     The Common Stock is traded on the Nasdaq Small Cap Market under the symbol "PBHC." As of the record date, there were approximately 450 shareholders of record.

     The following table sets forth market price and dividend information for the Common Stock in each full quarterly period since completion of the Bank's mutual holding company reorganization on November 15, 1995. On January 13, 1997, the date immediately prior to the date the Bank's Board of Directors adopted the Plan of Reorganization, the Common Stock last traded at $9.875 per share. On October 31, 1997, the record date, the Common Stock traded at $25.125 per share.

Quarter Ended            High       Low       Dividends
-------------            ----       ---       ---------
1995
----
December 31             $  10.75    $ 8.375   N/A

1996
----
March 31                   10.25      8.75    $ .05
June 30                     9.00      8.25      .05
September 30                9.00      8.00      .05
December 31                10.625     8.75      .05

1997
----
March 31                   13.00      9.375     .05
June 30                    14.00     10.875     .07
September 30               22.125    18.00      .07

--------------------------------------------------------------------------------
                                DIVIDEND POLICY
--------------------------------------------------------------------------------

     The Bank has paid a quarterly cash dividend every quarter since the completion of its mutual holding company reorganization and minority stock issuance in November 1995. If Proposal II is approved by Shareholders, it is the intention of the Stock Holding Company to continue to pay cash dividends on outstanding Holding Company

Common Stock. Dividends paid by the Stock Holding Company will be determined by the Stock Holding Company's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory restrictions on the payment of dividends by the Bank to the Stock Holding Company and other factors. Under New York law, the Bank's ability to pay dividends is limited to the Bank's net profits. The approval of the New York Superintendent of Banking is required if the total of all dividends declared in any calendar year exceeds the total net profits for that year plus retained net profits for the preceding two years, less any required transfers to surplus. No dividends may be paid so long as there is any impairment of capital. There can be no assurance that dividends will be paid on the Holding Company Common Stock or that, if paid, such dividends will not be reduced or eliminated in the future.

     The Stock Holding Company is not subject to regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends will be dependent upon the factors set forth above. The Stock Holding Company is subject to the requirements of Delaware law which generally limit dividends to an amount equal to the excess of net assets of the Stock Holding Company (the amount by which total assets exceeds total liabilities) over its stated capital, or if there is no such excess, of its net profits for the current and/or preceding year. While the Board of Governors of the Federal Reserve System ("FRB") does not have the specific regulations governing the payment of dividends by bank holding companies, the FRB will focus on the holding company's capital position, its ability to meet its financial obligations and its capacity to act as a source of strength to its subsidiaries.

Dividend Waivers by the Mutual Holding Company

     In connection with the FRB's approval of the Bank's formation of the Mutual Holding Company, the FRB imposed certain conditions on the waiver by the Mutual Holding Company of dividends paid by the Bank on its Common Stock. These conditions will continue to apply to any waiver by the Mutual Holding Company of dividends paid on Holding Company Common Stock. In particular, the Mutual Holding Company must obtain prior FRB approval before it may waive any dividends. The amount of any waived dividends will not be available for payment to Minority Shareholders and will be excluded from capital for purposes of calculating dividends payable to Minority Shareholders. Moreover, the cumulative amount of waived dividends must be maintained in a restricted capital account which would be added to any liquidation account of the Bank, and would not be available for distribution to Minority Shareholders. The restricted capital account and liquidation account amounts would not be reflected in the Bank's financial statements or the notes thereto, but would be considered as a notational or memorandum account of the Bank, and would be maintained in accordance with the rules, regulations and policy of the New York Superintendent of Banks and the Federal Deposit Insurance Corporation ("FDIC") except that such rules would be administered by the FRB, and any other rules and regulations adopted by the FRB. As of December 31, 1996, the FRB had not given its approval to any waiver, and the Mutual Holding Company had not waived any dividends paid by the Bank.

     The Reorganization is not expected to have an effect on whether or not the Mutual Holding Company applies to the FRB for approval to waive dividends. After the Reorganization, if the Mutual Holding Company decides that it is in its best interest to waive a particular dividend to be paid by the Stock Holding Company, and the FRB approves such waiver, then the Stock Holding Company would pay such dividend only to Minority Shareholders, and the amount of the dividend waived by the Mutual Holding Company would be treated in the manner described above. The Mutual Holding Company's decision as to whether or not to waive a particular dividend will depend on a number of factors, including the Mutual Holding Company's capital needs, the investment alternatives available to the Mutual Holding Company as compared to those available to the Bank, and regulatory approvals. Management believes that, after the Reorganization, the factors considered by the Mutual Holding Company in deciding whether or not to waive dividends are not likely to change, except that it will also consider the investment alternatives available to the Stock Holding Company, which, after the Reorganization, will include the repurchase of Holding Company Common Stock. There can be no assurance (i) that after the Reorganization the Mutual Holding Company will waive dividends paid by the Stock Holding Company, (ii) that the FRB will approve any dividend waivers by the Mutual Holding Company or (iii) of the terms that may be imposed by the FRB on any dividend waiver.

--------------------------------------------------------------------------------
                            MANAGEMENT OF THE BANK
--------------------------------------------------------------------------------

     The following table sets forth for each director and executive officer of the Bank such person's name, age, occupation and position with the Bank. With respect to directors, additional information is provided regarding the year the director first became a director and the number of shares and percentage of the Common Stock beneficially owned by each director. Unless otherwise noted, all directors and officers have held their position for at least five years.

                                                                                  Shares of
                                                                                Common Stock
                                    Positions                                   Beneficially
                                   Held at the       Director    Current Term     Owned on        Percent
  Name (1)               Age          Bank           Since (2)    to Expires   Record Date (3)    of Class
  --------               ---          ----           ---------    ----------   ---------------    --------
Chris C. Gagas           66   Chairman of the Board,   1966          1999           22,334          1.2%
                                  President and
                              Chief Executive Officer
Chris R. Burritt         44         Director           1986          1999           8,367            .4
Raymond W. Jung          68         Director           1978          1999           2,756            .1
Bruce E. Manwaring       55         Director           1984          1997           4,810            .3
L. William Nelson, Jr.   53         Director           1986          1997          12,700            .7
Victor S. Oakes          73         Director           1982          1997           6,700            .3
Lawrence W. O'Brien      73         Director           1948          1998           1,127            *
Janette Resnick          58         Director           1996          1999             200            *
Corte J. Spencer         54         Director           1984          1998           3,300            .2

--------------------------
(1) The mailing address for each person listed is 214 West First Street, Oswego, New York 13126. Each of the persons listed is also a Trustee of Pathfinder Bancorp, M.H.C., which owns the majority of the Bank's issued and outstanding shares of Common Stock.
(2) Reflects initial appointment to the Board of Trustees of the Bank's mutual predecessor.
(3) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof."
*    Less than one-tenth of one percent.

Executive Officers Who Are Not Directors

    Name                 Age            Positions Held With Bank
    ----                 ---            ------------------------
Barry S. Thompson        43             Senior Vice President
Thomas W. Schneider      36             Vice President and Chief Financial Officer
W. David Schermerhorn    37             Vice President
Edgar J. Manwaring       52             Vice President
Melissa A. Dashnau       40             Vice President and Corporate Secretary
James A. Dowd            30             Controller
Gregory L. Mills         38             Vice President and Director of Marketing, Branch
                                        Administration

     The principal occupation during the past five years of each Director of the Bank is set forth below. All Directors have held their present positions for five years unless otherwise stated.

     Chris C. Gagas is Chairman, President and Chief Executive Officer of the Bank. Mr. Gagas has served as an officer of the Bank since 1986.

     Chris R. Burritt is the president and general manager of R.M. Burritt Motors, Inc./Chris Cross, Inc., an automobile dealership located in Oswego, New York.

     Raymond W. Jung is retired. Previously Mr. Jung was the owner of Raymond's Jewelers in Oswego, New York.

     Bruce E. Manwaring is retired. Previously, Mr. Manwaring was the owner and manager of Oswego Printing Company, Inc., a commercial printing company located in Oswego, New York.

     L. William Nelson, Jr. is the owner and manager of Nelson Funeral Home located in Oswego, New York.

     Victor S. Oakes is retired. Previously, Mr. Oakes was a plant manager at Hammermill Paper Company in Oswego, New York.

     Lawrence W. O'Brien is presently the project coordinator with Neal-O'Brien Building and Materials Corporation located in Oswego, New York. Until 1989, Mr. O'Brien was Chairman of the Board and President of Neal-O'Brien Building and Materials Corporation.

     Janette Resnick is the Executive Director of Oswego Opportunities, a private, not-for-profit human services agency located in Oswego, New York. She was appointed to the Board of Directors in 1996.

     Corte J. Spencer is the Chief Executive Officer and Administrator of Oswego Hospital located in Oswego, New York.

Directors' Compensation

     Each non-employee Director receives a meeting fee of $475 for each Board meeting attended and $400 for each committee meeting attended. Employee directors do not receive monthly meeting fees. The Bank paid a total of $75,525 in Director fees during the year ending December 31, 1996.

Executive Compensation

     The following table sets forth for the years ended December 31, 1996, 1995, and 1994, certain information as to the total remuneration paid by the Bank to Mr. Gagas, the Bank's chief executive officer. No other officer of the Bank received cash compensation exceeding $100,000 in 1996. The Bank's second highest paid officer during the year ended December 31, 1996 was Thomas W. Schneider who received annual compensation of $71,100. The Bank's officers (six persons) received aggregate compensation of $414,000 during the year ending December 31, 1996.


====================================================================================================================================
                                                    SUMMARY COMPENSATION TABLE
====================================================================================================================================
                                                                                    Long-Term
                          Annual Compensation                                   Compensation Awards
-----------------------------------------------------------------------------------------------------------
                          Fiscal
                           Years                           Other       Restricted
                           Ended                           Annual        Stock       Options/                  All Other
     Name and            December     Salary    Bonus   Compensation    Award(s)       SARs                   Compensation
Principal Position (1)      31        ($)(2)     ($)      ($)(3)          ($)           (#)       Payouts          ($)
------------------------------------------------------------------------------------------------------------------------------------
Chris C. Gagas             1996     $175,000     --        $6,162          --            --         --            $4,035
President and Chief        1995     $165,000     --           -4-          --            --         --              --
Executive Officer          1994     $149,000     --         1,747          --            --         --              --
====================================================================================================================================

(1) No other executive officer received salary and bonuses that in the aggregate exceeded $100,000.
(2) Includes compensation deferred at the election of the named individual under the Bank's cafeteria plan.
(3) Includes shares valued at $6,162 allocated to Mr. Gagas under the Bank's Employee Stock Ownership Plan.
(4) The aggregate amount of such benefits did not exceed the lesser of $50,000 or 10% of cash compensation for the named individuals.

Benefits

     Medical and Life Insurance and Educational Assistance. The Bank provides full-time employees with medical and life and accidental death and dismemberment insurance. In addition, the Bank maintains a "cafeteria plan" for employees, which permits qualifying employees to allocate a portion of their compensation, on a pre-tax basis, for the payment of medical, dental and dependent care expenses as well as the payment of certain insurance premiums. Also, the Bank offers educational assistance to full-time employees who have worked for the Bank for one year and desire to take courses at any accredited school of learning. The Bank also has purchased long-term disability income insurance for all employees of the Bank to provide disability income equal to the lesser of $6,000 per month or 60% of the employee's basic monthly earnings.

     Defined Benefit Plans. The Bank maintains a tax-qualified noncontributory defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked at the Bank for a period of one year and been credited with 1,000 or more hours of employment with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security act of 1974, as amended ("ERISA").

     At the normal retirement age of 65 the plan is designed to provide a life annuity. The retirement benefit provided is an amount equal to 2% of a participant's average monthly compensation based on the average of the three consecutive years during the last 10 years of employment which provides the highest monthly average compensation multiplied by the participant's years of credited service (not to exceed 30 years) to the normal retirement date. Retirement benefits are also payable upon retirement due to early and late retirement. Benefits are also paid from the Retirement Plan upon a Participant's disability or death. A reduced benefit is payable upon early retirement at or after age 60, or the completion of 30 years of service with the Bank. Upon termination of employment other than as specified above, a participant who was employed by the Bank for a minimum of five years is eligible to receive his or her accrued benefit reduced for early retirement or a deferred retirement benefit commencing on such participant's normal retirement date. Benefits are payable in various annuity forms. At December 31, 1996, the market value of the Retirement Plan trust fund equaled approximately $2.8 million. For the plan year ended December 31, 1996, the Bank made a contribution in the amount of $140,000 to the Retirement Plan.

        The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in the plan year 1996, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.

================================================================================

                    YEARS OF BENEFIT SERVICE AT RETIREMENT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        Final
Average Compensation       15             20              25             30
--------------------------------------------------------------------------------
      $28,333            $7,500        $10,000         $12,500        $15,000
--------------------------------------------------------------------------------

      $50,000           $15,000        $20,000         $28,333        $30,000
--------------------------------------------------------------------------------

      $75,000           $22,500        $30,000         $37,500        $45,000
--------------------------------------------------------------------------------

     $100,000           $30,000        $40,000         $50,000        $60,000
--------------------------------------------------------------------------------

    $150,000(1)         $45,000        $60,000         $75,000        $90,000
================================================================================

-------------------
(1) Under Section 401(a)(17) of the Code, the maximum amount of compensation that may be taken into account under the Retirement Plan in the 1996 Plan Year is $150,000.


        As of December 31, 1996, Chris C. Gagas had 11 years of credited services (i.e., benefit service) under the Retirement Plan.

        Employee Savings Plan. The Bank maintains the Employee Savings Plan which is a qualified, tax-exempt profit sharing plan with a cash or deferred feature which is tax-qualified under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.

        Under the 401(k) Plan, participants are permitted to make salary reduction contributions to the 401(k) Plan equal to a percentage of up to 15% of compensation. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan or the flexible benefits plan sponsored by the Bank), but does not include compensation in excess of the Code Section 401(a)(17) limits. The participants' salary reduction contribution may be matched by the Bank, in its discretion, based upon the level of profits of the Bank in the current fiscal year. All employee contributions and earnings thereon are fully and immediately vested. All employer matching contributions vest at the rate of 20% per year beginning at the end of a participant's third year of service with the Bank until a participant is 100% vested after seven years of service. Participants will also vest in employer matching contributions upon the attainment of the normal retirement age of 65 or later, death or disability.

        Plan benefits will be paid to each participant in a lump sum. At December 31, 1996, the market value of the 401(k) Plan trust fund was approximately $466,000. For the Plan year ended December 31, 1996, the Bank made a contribution in the amount of $35,000 to the 401(k) Plan Trust.

        Executive Supplemental Retirement Income Master Agreement. The Bank maintains a non-tax-qualified executive supplemental retirement income master agreement (the "Master Agreement") for certain executives of the Bank. There are three executives eligible to participate in the Master Agreement, including Mr. Gagas. The Master Agreement provides a supplemental retirement income benefit in an annual amount equal to the highest average compensation received by the executive during any 36 month period while employed by the Bank, multiplied by a wage replacement percentage designated in the individual executive's joinder agreement, less the actual amount available to the executive from the Bank's other tax-qualified or nonqualified plans. Benefits under the Master Agreement are payable to the executive upon the benefit age designated in the individual executive's joinder agreement.
Benefits will be payable in monthly installments beginning on the executive's benefit age and continuing for a period of months designated in the individual executive's joinder agreement. Payments to an executive, or to his beneficiary, may be made from the Master Agreement upon the executive's death, total or permanent disability, or termination of service with the Bank.

      Mr. Gagas' wage replacement percentage is 75% under the Master Agreement and his benefit age is age 70. Assuming Mr. Gagas' highest average annual compensation received during any 36 month period is $180,000 at the time that he reaches his benefit age, Mr. Gagas would be entitled to an annual retirement benefit of $135,000, reduced by amounts actually payable to Mr. Gagas under the Bank's other tax-qualified and non-tax qualified plans. The retirement benefit under the Master Agreement is payable to Mr. Gagas for 15 years.

      The Master Agreement is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the Master Agreement are payable from the general assets of the Bank. As of December 31, 1996, $89,000 was accrued under the Master Agreement on behalf of the three participants, of which $80,000 was accrued on behalf of Mr. Gagas.

      Executive Deferred Compensation Master Agreement. The Bank sponsors a non-tax qualified deferred compensation plan for the benefit of two of its executives, Mr. Gagas and Mr. Manwaring (the "Executive Plan"). Under the Executive Plan, the executive is entitled to defer a portion of his income during the 60-month period commencing January 1, 1998. Deferred amounts are payable upon attainment of the benefit age as designated in the executive's joinder agreement, in the form of monthly installments commencing on the first day of the month following attainment of the executive's benefit age and continuing for the period designated in the individual executive's joinder agreement. Payments to an executive, or his designated beneficiary, may also be made from the Executive Plan upon the executive's death or total and permanent disability. Under the Executive Plan, the executive will not recognize taxable income until their benefits are actually distributed.

      Employee Stock Ownership Plan and Trust. The Bank has established an Employee Stock Ownership Plan and Related Trust ("ESOP") for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. Employees with a 12-month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. The ESOP has borrowed funds from an unrelated third party lender and has purchased 50,000 shares in open market transactions. The Common Stock purchased by the ESOP serves as collateral for the loan. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of up to seven years. The interest rate for the loan is one percent below the prime rate. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

      Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become vested after five years of credited service. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated.

      In connection with the establishment of the ESOP, a committee consisting of all nonemployee Directors was selected by the Bank to administer the ESOP and the Bank's other stock benefit plan (the "Stock Benefits Committee"). An unrelated corporate trustee for the ESOP initially was appointed. The Stock Benefits Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee generally will vote all shares of Common Stock held under the ESOP in accordance with the written instructions of the Stock Benefits Committee. In certain circumstances, however, the ESOP trustee must vote all allocate shares held in the ESOP in accordance with the instructions of participating employees, and unallocated shares and shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding the allocated stock, subject to an in accordance with the fiduciary duties under ERISA owed by the ESOP trustee to the ESOP participants. Under ERISA, the Secretary of Labor is authorized to bring an action against the ESOP trustee for the failure of the ESOP trustee to comply with its fiduciary responsibilities.

Transactions with Certain Related Persons

      All transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of its Common Stock and affiliates thereof, are on terms no less favorable to the Bank than could have been obtained by it in arm's-length negotiations with unaffiliated persons. Such transactions must be approved by a majority of independent outside directors of the Bank not having any interest in the transaction.

Year 2000 Issue

      Like may financial institutions, the Bank relies on computers for the daily conduct of its business and for data processing generally. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence there may be widespread computer malfunctions. Management has reviewed that issue and has been advised by their data processing service center that they have addressed this issue and that it should not affect the Bank's external data processing. In addition, management has concluded that the cost of addressing the year 2000 issue internally will not have a material impact on the financial condition or results of operations of the Bank.

--------------------------------------------------------------------------------
                                 RECENT EVENTS
--------------------------------------------------------------------------------

      On September 5, 1997, the Bank entered into an Agreement and Plan of Merger (the "Merger Agreement") with Oswego County Savings Bank ("County Savings") providing for the merger of the Savings Bank with and into Bank with the Bank as the surviving institution (the "Merger"). County Savings is a New York chartered mutual savings bank located in Oswego, New York. At June 30, 1997, County Savings had assets of $113.5 million, deposits of $100.5 million and retained earnings of $11.9 million.

      The Merger Agreement provides that additional shares of the Bank's Common Stock (or the Stock Holding Company if Proposal III is approved by stockholders and the Reorganization is completed prior to the completion of the Merger) equal to the fair value of County Savings will be transferred to the Mutual Holding Company. The transfer of additional shares of the Bank's or Stock Holding Company's Common Stock to the Mutual Holding Company is intended to represent the value of the interest of the depositors of County Savings that is being transferred to the Bank. Shareholders' equity interests will be significantly diluted as a result of the Merger. At this time however, it is impossible to quantify the extent of the dilution Minority Shareholders will experience in their equity interest. Such dilution will depend upon the fair value of Oswego County Savings Bank as determined by an independent appraisal, and the market price of the Common Stock preceding the completion of the Merger. An independent appraisal firm will determine the fair value of County Savings as if County Savings were forming a mutual holding company and conducting a minority stock offering.

      The Merger is subject to various conditions, including receipt of regulatory approvals from the FRB, the FDIC, and the Department, as well as receipt of approval of the Bank's shareholders and if necessary County Savings' depositors. As a result of regulatory review the terms of the Merger may be significantly modified. The Merger is not affected by the Bank's reorganization into a mid-tier mutual holding company. In the event that Proposal III is approved by the Bank's shareholders and the Reorganization is completed, the Stock Holding Company as sole shareholder of the Bank's Common Stock intends to vote its shares in favor of the Merger. If the Reorganization is not completed the Bank's stockholders will have the right under New York law to vote on the Merger. Consequently, if the merger is consummated following completion of Reorganization, the Bank's current stockholders will not have the right to vote on the Merger unless of vote of Minority Shareholders is required by regulatory authorities. For unaudited information regarding County Savings, as well as pro forma financial information regarding the Merger, see Appendix H.

--------------------------------------------------------------------------------
             PROPOSAL I--APPROVAL OF THE OSWEGO CITY SAVINGS BANK
                            1997 STOCK OPTION PLAN
--------------------------------------------------------------------------------

        On January 24, 1997, the Board of Directors adopted the Oswego City Savings Bank 1997 Stock Option Plan (the "Stock Option Plan"), subject to shareholder approval of the Stock Option Plan at the Meeting. The following discussion describes the material features of the Stock Option Plan and is qualified in its entirety by reference to the Stock Option Plan, a copy of which is attached as Appendix A.

        Certain directors, officers and employees of the Bank and its affiliates will be eligible to participate in the Stock Option Plan. The Stock Option Plan authorizes the grant of stock options and limited rights to purchase 88,167 shares, or 10% of the number of the minority shares of Common Stock outstanding. Pursuant to the Stock Option Plan, grants may be made of (i) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code, (ii) options that do not so qualify ("nonstatutory options") and (iii) limited rights (described below) that are exercisable only upon a change in control of the Bank (as defined). Nonemployee directors are eligible to receive only nonstatutory options. In addition to shareholder approval, the Stock Option Plan must be approved by the New York Superintendent of Banks (the "Superintendent"). The Stock Option Plan has received the preliminary approval of the Superintendent. The Superintendent's review of the Stock Option Plan implies neither approval or disapproval of the Stock Option Plan's contents. The Stock Option Plan must receive the final approval of the Superintendent. In the event the Plan of Reorganization is approved by shareholders, all options will be exercisable for shares of Holding Company Common Stock on the same terms as they are for Common Stock.

        Grants of options (with limited rights in the case of options granted to employees) to purchase shares of Common Stock under the Stock Option Plan have been made to named executive officers, executive officers as a group, non-employee directors, and employees as a group as set forth below. Under New York banking law, all awards are subject to the approval of the Stock Option Plan by the Superintendent. New York banking law also requires that awards to persons who are also Trustees of the Mutual Holding Company are subject to shareholder approval of the Stock Option Plan. Directors who act in an administrative capacity with respect to the Stock Option Plan are eligible to receive grants of stock options.

                                                                                         Number of Shares
   Name and                                                Dollar Value (1)            to be Received Upon
   Principal Position                                   as of October 31, 1997         Exercise of Options
   -------------------                                  ----------------------         -------------------

Chris C. Gagas, Chairman of the Board,
 President and Chief Executive Officer                        $ 366,600                       24,000
Chris R. Burritt, Director                                       76,250                        5,000
Raymond W. Jung, Director                                        76,250                        5,000
Bruce E. Manwaring, Director                                    76,250                        5,000
Leonard W. Nelson, Jr., Director                                 76,250                        5,000
Victor S. Oakes, Director                                        76,250                        5,000
Lawrence W. O'Brien, Director                                    76,250                        5,000
Janette Resnick, Director                                        76,250                        5,000
Corte J. Spencer, Director                                       76,250                        5,000

All executive officers as a group (4 persons)                   533,750                       35,000

All non-employee directors
 as a group (8 persons)                                         610,000                       40,000

All employees, not including
 executive officers, as a
 group (8 persons)                                              198,250                       13,000

-----------------------------------

(1) The value of the stock options is based upon difference in the market price of the Common Stock on October 31, 1997, which was $25.125 and the exercise price of the option of $9.875 which was the fair market value of the Common Stock at January 13, 1997, the date of the award.
(2) All options granted to non-employee directors will be nonstatutory stock options.

     Future grants may be made by the Board of Directors of the Bank or a stock benefits committee, established by the Bank consisting of a least two non-employee members of the Board of Directors (the "Stock Benefits Committee"). In granting options, the Stock Benefits Committee considers factors such as salary, length of employment with the Bank, and the Employee's overall performance. The Board of Directors determined that each non-employee director should receive an equal stock option grant to purchase 5,000 shares. To the extent shares are available under the Stock Option Plan, each newly appointed non-employee director shall receive a stock option grant to purchase 5,000 shares of Common Stock. All stock options will be exercisable in five equal annual installments of 20% commencing with the vesting of the first installment one year from the date of grant, and succeeding installments on each anniversary of the date of grant; provided, however, that all options will be 100% exercisable in the event the optionee terminates his service due to normal retirement, death or disability, or in the event of a change in control of the Bank. Options must be exercised within 10 years from the date of grant. Stock options may be exercised up to one year following termination of service or such later period as determined by the Stock Benefits Committee. The exercise price of the options will be at least 100% of the fair market value of the underlying Common Stock at the time of the grant. The last sale price of the Common Stock on the date of grant, January 13, 1997, as quoted on the "Electronic Bulletin Board" was $9.875 per share. For further information on the Common Stock's price history including its price at October 31, 1997, the Record Date, see "Market Information" on page 5 of this Prospectus/Proxy Statement. The exercise price may be paid in cash in Common Stock. Common Stock issued in connection with the exercise of options may be treasury shares or authorized but unissued shares. The issuance of authorized but unissued shares of Common Stock or treasury shares will have a dilutive effect on the Common Stock holdings of existing shareholders.

     Incentive stock options will only be granted to employees of the Bank. Nonemployee directors will be granted nonstatutory stock options. No stock option granted in connection with the Stock Option Plan will be eligible to be treated as an incentive stock option if it is exercised more than three months after the date on which the optionee ceases to perform services for the Bank, except that in the event of death or disability, a stock option may be eligible to be treated as an incentive stock option if it is exercised within one year; provided however, that if any optionee ceases to perform services for the Bank due to normal retirement or following a change in control (as defined in the Stock Option Plan), any incentive stock options exercised more than three months following the date the optionee ceases to perform services shall be treated as a nonstatutory stock option as described above.

     Upon the exercise of "limited rights" in the event of a change in control, the optionee will be entitled to receive a lump sum cash payment (or in certain cases, shares of Common Stock) equal to the difference between the exercise price of the option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. In the event of death or disability, the Bank, if requested by the optionee or beneficiary, may elect, in exchange for the option, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the optionee's termination of service for death or Disability.

     Simultaneously with the grant of any stock option, the Committee may grant a Dividend Equivalent Right with respect to all or some of the shares covered by such stock option. The Dividend Equivalent Right provides the grantee with a separate cash benefit equal to a 100% of the amount of any extraordinary dividend declared by the Bank on shares of Common Stock subject to a stock option. Under the terms of the Stock Option Plan, an extraordinary dividend is any dividend paid on shares of Common Stock where the rate of the dividend exceeds the Bank's weighted average cost of funds on interest bearing liabilities for the current and preceding three quarters. Upon the payment of an extraordinary dividend, the holder of a Dividend Equivalent Right will receive, at the time of vesting of the related stock option, an amount of cash or some other payment as determined under the Stock Option Plan, equal to 100% of the extraordinary dividend paid on shares of Common Stock, multiplied by the number of shares subject to the underlying stock option plus any earnings thereon minus any tax withholding amounts. Payments shall be decreased by the amount of any applicable tax withholding prior to distribution in accordance with the Stock Option

Plan. The Dividend Equivalent Right is transferable only when the underlying stock option is transferable and under the same conditions.

      The purpose of shareholder approval of the Stock Option Plan will be to qualify the Stock Option Plan for the granting of incentive stock options. The Board of Directors may amend, suspend or terminate the Stock Option Plan except that such amendments may not impair awards previously granted. Stockholder approval must be obtained in order to implement any amendment to the Stock Option Plan that would increase the number of shares as to which options may be granted, change the number of shares which may be optioned to an individual, decrease an option exercise price, extend the term of the Stock Option Plan or an option, or change the persons or category of persons eligible to be granted options. The exercise of options will have a dilutive effect on the ownership interests of existing shareholders. Further, the exercise of options may render more difficult or discourage a merger, tender offer or other takeover attempt even if such transaction would be beneficial to shareholders generally, the assumption of control by a holder of a large block of the Company's securities, a proxy contest or the removal of incumbent management.

Federal Income Tax Consequences

     Under present Federal tax laws, options granted and exercised under the Stock Option Plan will result in the following tax consequences:

     1. The grant of an option will not by itself result in the recognition of taxable income to the participant or entitle the Bank to a deduction at the time of such grant.

     2. The exercise of an option which is an "Incentive Stock Option" within the meaning of Section 422 of the Internal Revenue Code generally will not, by itself, result in the recognition of taxable income to the participant or entitle the Bank to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the option shares on the date of exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax. The alternative minimum tax is incurred only when it exceeds the regular income tax. The participant will recognize capital gain or loss upon resale of the shares received upon such exercise, provided that such shares are held for at least one year after the transfer of shares to the participant or two years after the grant of the option, whichever is later. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the difference between the exercise price and the fair market value on the date of exercise, or, if less, the sale proceeds of the shares acquired pursuant to the option.

      3. The exercise of a nonstatutory stock option will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the Common Stock acquired pursuant to the option.

      4. The bank will be allowed a tax deduction equal to the amount of taxable ordinary income recognized by the participant at the time the participant recognizes such ordinary income.


      ALL PROXIES MUST BE SIGNED AND RETURNED TO THE BANK IN ORDER FOR A SHAREHOLDER'S VOTE TO BE COUNTED. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED, SIGNED PROXY WILL BE VOTED FOR THE APPROVAL OF THE 1997 STOCK OPTION PLAN.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1997 STOCK OPTION PLAN.

--------------------------------------------------------------------------------
             PROPOSAL II--APPROVAL OF THE OSWEGO CITY SAVINGS BANK
                      1997 RECOGNITION AND RETENTION PLAN
--------------------------------------------------------------------------------

     The Board of Directors of the Bank has adopted the 1997 Recognition and Retention Plan (the "Recognition Plan") as a method of providing certain employees and non-employee directors of the Bank with a proprietary interest in the Bank and to provide these individuals with an incentive to increase the value of the Bank. The following discussion describes the material features of the Recognition Plan and is qualified in its entirety by reference to the Recognition Plan, which is attached hereto as Appendix B.

     The Bank intends to contribute sufficient funds for the Recognition Plan to acquire shares of Common Stock of the Bank in an aggregate amount of 35,267 shares of Common Stock, or 4% of the minority shares outstanding. Under the Recognition Plan, shares of Common Stock will at no cost to the recipient be awarded in the following amounts to Named Executive Officers, executive officers as a group, non-employee directors, and employees as a group. The Recognition Plan may be funded through the acquisition of shares from authorized but unissued shares or through open market purchases. Funding the Recognition Plan with authorized but unissued shares will have a dilutive effect on the ownership interests of existing stockholders. In the event the Plan of Reorganization is approved by shareholders, all shares awarded under the Recognition Plan will become shares of Holding Company Common Stock.

Awards to Officers, Employees and Non-Employee Directors

Name and
Principal Position                                Dollar Value (1)         Number of Shares
------------------                                ----------------         ----------------
Chris C. Gagas, Chairman of the Board,
 President and Chief Executive Officer                $221,100                   8,800
Chris R. Burritt, Director                              45,225                   1,800
Raymond W. Jung, Director                               45,225                   1,800
Bruce E. Manwaring, Director                            45,225                   1,800
Leonard W. Nelson, Jr., Director                        45,225                   1,800
Victor S. Oakes, Director                               45,225                   1,800
Lawrence W. O'Brien, Director                           45,225                   1,800
Janette Resnick, Director                               45,225                   1,800
Corte J. Spencer, Director                              45,225                   1,800
All executive officers as a group (4 persons)          326,625                  13,000
All non-employee directors
 as a group (8 persons)                                361,800                  14,400
All employees, not including
 executive officers, as a
 group (8 persons)                                     175,875                   7,000

----------------------------------------
(1)  Based on the last sale price of the Common Stock on the Record Date.

     The Stock Benefits Committee, composed of the non-employee directors of the Bank, will administer the Recognition Plan, and make awards to officers and employees pursuant to the Recognition Plan. However, awards to outside directors will be fixed by the terms of the Recognition Plan. Awards of Common Stock that are restricted by the Recognition Plan ("Restricted Stock") are nontransferable and nonassignable. Awards of Restricted Stock will be made following receipt of stockholder approval. Awards will be made following receipt of stockholder approval. Participants in the Recognition Plan will earn (become vested in) shares of Restricted Stock covered by an award and all restrictions will lapse at a rate of 20% per year commencing with the first lapse of restrictions on the first trading day of 1998, and succeeding installments being earned on the first trading day of the following year; provided, however, that the Stock Benefits Committee may accelerate or extend the earnings rate on any awards made to officers and employees after the effective date of the Recognition Plan. Awards to executive officers and outside directors become fully vested upon termination of employment or service due to normal retirement, death or disability, or following a termination of employment or service in connection with a change in control (as defined therein) of the Bank. Upon termination of employment or service for any other reason, unvested shares are forfeited. When a participant's shares become vested in accordance with the Recognition Plan, the participant will recognize income equal to the fair market value of the Restricted Stock so vested at that time, unless the participant has made an irrevocable election to be taxed on the shares of Restricted Stock awarded to him in the year of the award. The amount of income recognized by a participant will be a deductible expense of the Bank for Federal income tax purposes. After Restricted Stock has been granted, but before the Restricted Stock has vested, the recipient shall receive any cash dividends paid with respect to such shares. Stock dividends declared by the Bank and paid on shares that have not been earned shall be subject to the same restrictions as the Restricted Stock until such shares are earned. Prior to vesting, recipients of awards under the Recognition Plans may vote the shares of Restricted Stock allocated to them.

     ALL PROXIES MUST BE SIGNED AND RETURNED TO THE BANK IN ORDER FOR A SHAREHOLDER'S VOTE TO BE COUNTED. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED, SIGNED PROXY WILL BE VOTED FOR THE APPROVAL OF THE RECOGNITION PLAN.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE RECOGNITION PLAN.

--------------------------------------------------------------------------------
               PROPOSAL III--APPROVAL OF THE PROPOSED FORMATION
                      OF A MID-TIER STOCK HOLDING COMPANY
--------------------------------------------------------------------------------

Summary

     The formation of a stock holding company will be accomplished under an Agreement and Plan of Reorganization, dated January 14, 1997 (the "Plan of Reorganization"), pursuant to which the Bank will become a wholly-owned subsidiary of the Stock Holding Company, a newly formed Delaware stock corporation which will be majority-owned by the Mutual Holding Company (the "Reorganization"). Under the terms of the Plan of Reorganization, each outstanding share of Common Stock will be converted into one share of common stock par value $0.10 per share of the Stock Holding Company ("Holding Company Common Stock"), and the holders of Common Stock will become the holders of all of the outstanding Holding Company Common Stock. Accordingly, as a result of the Reorganization, the owners of Common Stock other than the Mutual Holding Company ("Minority Shareholders") will become minority shareholders of the Stock Holding Company. The Stock Holding Company was incorporated in August 1997 as a wholly owned subsidiary of the Bank solely for the purpose of becoming a bank holding company and has no prior operating history. The Reorganization will have no impact on the operations of the Bank or the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization. The Reorganization is not expected to result in any material increased expenses or regulatory burden to the Bank. Following the Reorganization, the Stock Holding Company shall file periodic reports and proxy materials with the SEC. The following discussion describes the material features of the Reorganization and is qualified in its entirety by reference to the Plan of Reorganization which is filed as Appendix C to the Proxy Statement.

Reasons for the Stock Holding Company Reorganization

     The Board of Directors of the Bank believes that the formation of the Stock Holding Company as a subsidiary of the Mutual Holding Company will be in the best interests of shareholders and will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company. structure. The Mutual Holding Company does not operate as a traditional holding company at the present time because it is a mutual organization and represents only the mutual ownership interest in the Bank. Establishing the Stock Holding Company as a subsidiary of the Mutual Holding Company will permit the Stock Holding Company to conduct activities and make investments for the benefit of all shareholders. It will also provide greater flexibility to structure and complete acquisitions of other financial institutions, repurchase shares of Stock Holding Company Common Stock as market conditions permit, and diversify the Stock Holding Company's business activities.

     Enhanced Ability to Invest Through the Stock Holding Company. Under the existing mutual holding company structure the Mutual Holding Company cannot make investments in other financial institutions or business enterprises for the benefit of all shareholders of the Bank, and the Bank itself is limited by law or regulation in its permissible investment activities. For example, if the Mutual Holding Company invests in 5% of the common stock of another bank or thrift holding company, any gain on such investment would accrue only to the Mutual Holding Company, and not to Minority Stockholders. The Reorganization will permit the entity that issues stock (i.e. the Stock Holding Company) to make investments, diversify business activities, or acquire other financial institutions, for the benefit of all shareholders. No specific investments, new business activities or acquisitions by the Stock Holding Company are planned at the present time.

     Facilitate Mergers and Acquisitions. The Reorganization will also facilitate the approval and completion of mergers and acquisitions since the Stock Holding Company, acting as the sole shareholder of the Bank, will be able to approve mergers and acquisitions involving the Bank. This is consistent with the way other stock holding companies are able to approve mergers of their bank or savings institution subsidiaries. Moreover, the Reorganization will enable the Stock Holding Company to acquire other financial institutions and to operate them as separate subsidiaries for the benefit of all shareholders of the Stock Holding Company.

     Stock Repurchases. The Reorganization will enable the Stock Holding Company to repurchase Holding Company Common Stock which, particularly in recent years, has been an important, if not essential, means for banks and savings institutions to enhance shareholder value and invest capital resources. Historically, the Bank has used the percentage of taxable income method for establishing its bad debt reserves for tax purposes. Federal tax laws generally require that thrift institutions recapture into income (and pay tax on) their excess bad debt reserves in the event of certain distributions and redemptions, such as stock repurchases. Accordingly, if the Bank were to repurchase any of its outstanding shares of Common Stock, it would cause recapture of all or part of its pre-1988 excess tax bad debt reserves. Since entities, such as the Stock Holding Company, that have not used the percentage of taxable income method bad debt reserves are not subject to recapture, the Stock Holding Company will be permitted to repurchase Holding Company Common Stock without causing any recapture, the Stock Holding Company will be permitted to repurchase Holding Company Common Stock without causing any recapture of the Bank's tax bad debt reserves. The ability to repurchase Holding Company Common Stock is an important means of enhancing shareholder value and investing capital resources. See "Regulation of the Stock Holding Company--Repurchases of Holding Company Common Stock."

     Stock Holding Company Powers. The Stock Holding Company would be permitted to engage in the activities that are permissible for bank holding companies under the Bank Holding Company Act (i.e. activities that are closely related to banking). These include several activities in which the Bank is not permitted to engage, such as investing in certain equity securities and holding other savings banks as subsidiaries. See "Stock Holding Company Regulation" herein.

     Although the Reorganization will enable the Stock Holding Company's shareholders to share in the rewards of the increased operating flexibility, shareholders should also consider that the Stock Holding Company's shareholders will also bear the risk that the transactions that are facilitated by the increased operating flexibility may not ultimately prove to be advantageous to the Stock Holding Company and its shareholders.

     THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

Plan of Reorganization

     The Reorganization will be accomplished under the Plan of Reorganization, which is attached as Appendix C hereto and is incorporated herein by reference. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on January 14, 1997.

     The Stock Holding Company is a newly organized Delaware corporation which was formed by the Bank solely for the purpose of effecting the Reorganization. Therefore, the Stock Holding Company has no prior operating history.

     The Reorganization will be accomplished as follows: (i) the Stock Holding Company will organize an interim New York stock savings bank ("Interim") as a wholly-owned subsidiary; (ii) Interim will merge into the Bank, with the Bank as the surviving corporation; (iii) in connection with the merger in step (ii) above, all of the issued and outstanding shares of Holding Company Common Stock held by the Bank prior to the Reorganization will be canceled, all of the issued and outstanding shares of Common Stock will be converted into and become an equal number of shares of Holding Company Stock, and all of the issued and outstanding shares of Interim, which are held by the Stock Holding Company, will automatically be converted by operation of law into common stock of the Bank. The use of Interim in order to complete the Reorganization is meant to qualify the Reorganization as a tax-free transaction under the Internal Revenue Code. As a result of steps (i) and (ii) above, the Bank will become the wholly owned subsidiary of the Stock Holding Company, the Stock Holding Company will become the majority-owned subsidiary of the Mutual Holding Company, and Minority Shareholders will become minority shareholders of the Stock Holding Company.

     The following diagram sets forth the Bank's current mutual holding company structure:

                             [CHART APPEARS HERE]

          -----------------------
            Pathfinder Bancorp,
                  M.H.C.

          -----------------------

                        54.0% of
                        Common Stock

          -----------------------                        -----------------------
            Oswego City Savings    46.0% of                      Minority
                   Bank            Common Stock                Shareholders
                                 ------------------------

          -----------------------                        -----------------------

     The following diagram sets forth the Bank's proposed mutual holding company structure following completion of the Reorganization:

                   ------------------
                   Pathfinder Bancorp,
                         M.H.C.
                   ------------------

                              54.0% of Share Holding Company
                              Common Stock

                   ------------------                            ------------
                   Pathfinder Bancorp   46.0% of Share Holding     Minority
                   ------------------   Company Common Stock     Shareholders
                                                                 ------------


                              100% Owned

                   -------------------
                   Oswego City Savings
                          Bank
                   -------------------

Capitalization

     The Board of Directors of the Bank presently intends to capitalize the Stock Holding Company with up to $3 million, subject to the receipt of any required regulatory approvals. The Stock Holding Company is being capitalized in such amount so that it will be in a position to take advantage of investment opportunities as they arise from time to time. These opportunities may include investments in equity securities, acquisitions of other financial institutions and repurchases of Holding Company Common Stock. Future capitalization of the Stock Holding Company will depend upon earnings and dividends declared by the Bank and any issuance of debt or equity securities. Although the Bank has the authority is issue non-voting securities without obtaining shareholder approval, it has no current intent to do so. The Board of Directors of the Stock Holding Company has no present plans or intentions with respect to any future issuance of securities at this time. Furthermore, at all times, the Mutual Holding Company must own at least 51.0% of the Stock Holding Company's outstanding voting stock so long as the Mutual Holding Company remains in existence.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of the Stock Holding Company, and the consolidated capital, assets, liabilities, and form of financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The Organization Certificate and the Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The corporate existence of the Bank will be unaffected by the Reorganization.

     Unless the Bank receives the nonobjection of the FDIC, the Bank may not issue to any person other than Stock Holding Company (i) Common Stock, or (ii) any equity security that would give the holder the right to acquire any equity security of the Bank or that would give the holder an interest in the retained earnings of the Bank. In addition, so long as the Mutual Holding Company is in existence, no additional shares of Common Stock shall be offered for sale by the Bank to any person other than Stock Holding Company unless the depositors of the Bank are given the rights set forth in the FDIC's Rules and Regulations relating to mutual-to-stock conversions of state-chartered savings banks. The Board of Directors of the Bank has no present plans or intentions with respect to any future issuance of securities of the Bank.

     Set forth below is the historical capitalization of the Bank and the pro forma capitalization of the Bank and the Stock Holding Company as of September 30, 1997. For purposes of preparing the pro forma capitalization table of the Bank it is assumed that no dissenters rights of appraisal will be asserted.

                                                                                             Pro Forma
                                                                                            Consolidated
                                                       Historical         Pro Forma        Capitalization
                                                     Capitalization     Capitalization       of the Stock
                                                       of the Bank        of the Bank      Holding Company
                                                       -----------        -----------      ---------------
Deposits........................................     $ 156,079,500      $ 156,079,500      $        --
Borrowings......................................        11,910,000         11,910,000               --
ESOP Debt.......................................           444,100            444,100               --
                                                     -------------      -------------      -----------
Total Deposits and Borrowed Funds...............     $ 168,433,600      $ 168,433,600      $        --
                                                     =============      =============      ============

Capital Stock:
 Common Stock at par value (1)
 2,500,000 authorized,
 1,916,666 outstanding..........................     $   1,916,700      $   1,916,700      $        --

Additional Paid in Capital......................         3,777,400          3,777,400        3,000,000
Retained earnings, net..........................        17,049,700         14,049,700               --
Unrealized appreciation in securities
 available-for-sale.............................           593,500            593,500               --
Less:
 Common Stock acquired by ESOP..................          (427,400)          (427,400)              --
                                                     -------------      -------------      -----------
 Total shareholders' equity (2).................     $ 22,909,900        $ 19,909,900      $ 3,000,000
                                                     =============      =============      ============

---------------
(1) The par value of the Bank's and Stock Holding Company's Common Stock is $1.00 and $.10 per share, respectively.
(2) Estimated expenses of $75,000 will be capitalized and amortized over a five year period.


     Set forth below is a summary of the Bank's historical and pro forma regulatory capital at September 30, 1997. Following completion of the Reorganization, the Bank will exceed all regulatory capital requirements imposed by the FDIC.

                                                    Actual                               Pro Forma
                                                    ------                               ---------
                                                            Percent                                 Percent
                                         Amount            of Assets            Amount             of Assets
                                         ------            ---------            ------             ---------

Tier 1 Leverage:        Capital.......   $18,632,600             9.8%           $15,632,600              8.3%
                        Requirement...     7,572,900             4.0              7,572,900              4.0
                                         -----------            ----            -----------             ----
                        Excess........   $11,059,700             5.8%           $ 8,059,700              4.3%
                                         ===========            ====            ===========             ====

Tier 1 Risk-Based:      Capital.......   $18,632,600            16.2%           $15,632,600             13.6%
                        Requirement...     4,599,200             4.0              4,599,200              4.0
                                         -----------            ----            -----------             ----
                        Excess........   $14,033,400            12.2%           $11,033,400              9.6%
                                         ===========            ====            ===========             ====

Total Risk-Based:       Capital.......   $22,909,900            19.9%           $19,909,900             17.3%
                        Requirement...     9,198,400             8.0              9,198,400              8.0
                                         -----------            ----            -----------             ----
                        Excess........   $13,711,500            11.9%           $10,711,500              9.3%
                                         ===========            ====            ===========             ====

Effective Date

     The "Effective Date" of the Reorganization will be the date upon which the Plan of Reorganization is filed with and approved by the New York Banking Department.

Optional Exchange of Stock Certificates

     After the Effective Date stock certificates evidencing shares of Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock. Former holders of the Common Stock will not be required to exchange their Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. DO NOT SEND YOUR STOCK CERTIFICATES TO THE BANK AT THIS TIME. Any shareholder desiring more information about such exchange may request additional information from the Bank by writing the Secretary of the Bank, Melissa A. Dashnau, 214 West First Street, Oswego, New York 13126.

Rights of Dissenting Shareholders

     New York law applicable to the Bank generally provides that a shareholder of a New York-chartered savings bank which engages in a merger transaction shall have the right to demand from the savings bank the payment of the fair or appraised value of his or her stock in the savings bank, subject to the satisfaction of specified procedural requirements. Pursuant to Section 604 of the New York Banking Law ("NYBL"), holders of the Bank's Common Stock may dissent from the Plan of Reorganization and elect to have the fair value of their shares of Common Stock judicially determined and paid in cash, provided such holder complies with the provisions of Section 6022 of the NYBL. The following is a brief summary of the statutory procedures to be followed in order to perfect dissenters' rights of appraisal under Section 6022 of the NYBL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 6022, the text of which is attached as Appendix D to the Prospectus/Proxy Statement.

     If a holder of Common Stock elects to exercise his rights of appraisal, such shareholder must satisfy the following conditions:

     (i) such shareholder must deliver to the Bank a written objection to the Reorganization and a demand that the shareholder intends to demand payment for his shares if the Reorganization occurs. The written objection must be filed with the Bank before a vote is taken of the Plan of Reorganization.

     (ii) such shareholder must not vote in favor of the Plan of Reorganization.

     (iii) within 20 days after receipt of written notice from the Bank, the dissenting shareholder must file a written notice of his election to dissent, stating his name, residence address, the number and class of shares as to which he dissents and a demand for payment of the fair value of his shares.

     (iv) at the time of filing the notice of election to dissent or within one month thereafter the shareholder must surrender his certificates representing his Common Stock, to either the Bank or its transfer agent, indicating on the stock certificate that the shareholder has filed a notice of election to perfect dissenters' rights.

     A dissenting shareholder may not dissent as to less than all of the shares held by him of record and that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.

     Within 7 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 7 days after the proposed corporate action is consummated, whichever is later, the Stock Holding Company shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the Stock Holding Company considers to be their fair value. Such offer shall be made at the same price per share to all dissenting shareholders and shall be accompanied by a balance sheet of the Bank as of the latest available date, which shall not be earlier than 12 months before the making of such offer, and a profit and loss statement or statements for not less than a 12 month period ended on the date of the balance sheet. If within 30 days after the making of such offer, the Stock Holding Company and any shareholder agree upon the price to be paid for his shares, payment shall be made within 60 days after the making of such offer upon the surrender of the certificates representing such shares.

     In the event the Stock Holding Company fails to make such offer within such period of 7 days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree on the price to be paid for their shares within a period of 30 days thereafter, the Stock Holding Company shall, within 20 days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the Stock Holding Company is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If the Stock Holding Company fails to institute such proceeding within such period of 20 days, any dissenting shareholder may institute such proceeding for the same purpose not later than 30 days after the expiration of such 20 day period. If such proceeding is not instituted within such 30 day period, all dissenters' rights shall be lost unless the Supreme Court, for good cause shown, shall otherwise direct. All dissenting shareholders, other than those who have agreed with the Stock Holding Company on the price to be paid for their shares, shall be made parties to such proceeding. The Stock Holding Company shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of New York state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The Supreme Court shall determine whether each dissenting shareholder is entitled to receive payment for his shares. If the Stock Holding Company does not request any such determination or if the court finds that any dissenting shareholder is so entitled, the court shall determine the value of the shares, which, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The Supreme Court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

     In the event the Supreme Court determines that the dissenting shareholder is entitled to payment on his shares, the Supreme Court shall award the dissenting shareholder interest from the shareholders' authorization date to the date of payment. If the Supreme Court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be paid.

     The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the Stock Holding Company, except that all or any part of such costs and expenses may be apportioned and assessed, as the Supreme Court may determine, against any or all of the dissenting shareholders who are parties to the proceeding if the Supreme Court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith.

     Within 60 days after final determination of the proceeding, the Stock Holding Company shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates representing his shares.

Tax Consequences

     The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization. This opinion of counsel, which is not binding upon the Internal Revenue Service, provides substantially as follows:
(1) The merger of Interim with and into the Bank will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("Code"), and the Stock Holding Company, the Bank and Interim will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, provided that the merger of Interim with and into the Bank qualifies as a statutory merger under applicable law, after the transaction the Bank will hold substantially all of the assets of Interim and Bank shareholders exchange solely for Holding Company Common Stock an amount of Common Stock constituting "control" of the Bank; (2) No gain or loss will be recognized by Bank shareholders on the exchange of Common Stock for Holding Company Common Stock;
(3) No gain or loss will be recognized by the Holding Company on the receipt by it of Common Stock solely in exchange for Holding Company Common Stock; (4) The basis of Holding Company Common Stock received by the Bank's shareholders will be the same as the basis of the

Common Stock surrendered in exchange therefor; (5) The holding period of Holding Company Common Stock to be received by Bank shareholders will include the holding period of the Common Stock surrendered in exchange therefor, provided the Bank Common Stock was held as a capital asset on the date of the exchange; and (6) No gain or loss will be recognized by the Bank shareholders as a result of conversion of their Bank stock options into options to purchase Stock Holding Company Stock.

     Each Bank shareholder should consult his own tax counsel as to specific federal, state and local tax consequences of the Reorganization, if any, to such shareholder.

Consequences Under Federal Securities Laws

     The Common Stock is registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") as administered by the FDIC. Upon consummation of the Reorganization, the Bank will no longer have the Common Stock registered under the FDIC and the Bank will no longer file periodic reports and proxy statements with the FDIC. Following the Reorganization, the Holding Company Common Stock will be registered under the Section 12 of the Exchange Act as administered by the Securities and Exchange Commission (the "SEC"). The Exchange Act will apply to the Stock Holding Company to the same degree that it currently applies to the Bank, except that the powers, functions and duties to administer and enforce the Exchange Act requirements, including periodic and other reports, proxies, tender offers, and short swing profits, and certain other requirements that are vested in the FDIC with respect to securities of insured banks such as the Bank, are vested in the SEC with respect to securities of corporations such as the Stock Holding Company. In carrying out its responsibility to administer such requirements, however, the FDIC is generally required by law to issue substantially similar regulations to those adopted by the SEC.

Conditions to the Reorganization

     The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the required vote of holders of outstanding shares of Bank Common Stock; (ii) receipt of an opinion of counsel as to the Federal income tax consequences of the Reorganization; (iii) approval of the Reorganization by the New York Banking Department (the "Department"); (iv) FRB approval of the acquisition of control of the Bank by the Stock Holding Company; (v) approval of the merger of Interim into the Bank by the FDIC and the Department; and (vi) registration with the SEC under the Exchange Act of the Holding Company Common Stock to be issued in the Reorganization and compliance by the Stock Holding Company with all applicable state securities laws relating to the issuance of Holding Company Common Stock.

     The Mutual Holding Company, which owns a majority of the outstanding shares of Common Stock, intends to vote its shares in favor of the Plan of Reorganization. In addition, the Board of Directors and Management intend to vote their shares in favor of the Plan of Reorganization. Furthermore, the Bank has received an opinion of special counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes.

Effect of the Reorganization on the Bank's Stock Based Benefit Plans

     Following the Reorganization, shares of Common Stock held in the Bank's ESOP shall be converted into Stock Holding Company Common Stock. Furthermore, opinions granted under the Stock Option Plan will be exercisable for shares of Stock Holding Company Common Stock and restricted stock awards under the Recognition Plan shall automatically be converted into Stock Holding Company shares.

Effect of the Reorganization on any Future Mutual-to-Stock Conversion of the Mutual Holding Company

     The Reorganization and the establishment of the Stock Holding Company is not expected to have a material effect on the rights of Minority Shareholders in the event of a mutual-to-stock conversion of the Mutual Holding Company. The Mutual Holding Company has no current intention to engage in a mutual-to-stock conversion.

Amendment, Termination or Waiver

     The Board of Directors of the Bank may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Any amendment would be subject to Department approval. Such amendment or termination may occur at any time prior to the filing of Plan of Reorganization with the Department, provided that no such amendment may be made to the Plan of Reorganization after shareholder approval is such amendment is deemed to be materially adverse to the shareholders of the Bank. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof.

Business of the Bank

     The Bank is a New York chartered savings bank headquartered in Oswego, New York. The Bank has five full-service offices located in its market area consisting of Oswego County. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank was chartered as a New York savings bank in 1859 as Oswego City Savings Bank. The Bank is a consumer-oriented institution dedicated to providing mortgage loans and other traditional financial services to its customers. The Bank is committed to meeting the financial needs of its customers in Oswego County, New York, the county in which it operates. At September 30, 1997, the Bank had total assets of $193.0 million, total deposits of $156.1 million, and shareholders' equity of $22.9 million.

     The Bank is primarily engaged in the business of attracting deposits from the general public in the Bank's market area, and investing such deposits, together with other sources of funds, in loans secured by one- to four-family residential real estate. At December 31, 1996, $100.7 million, or 90.8%, of the Bank's total loan portfolio consisted of loans secured by real estate, of which $74.4 million, or 73.8% of total real estate loans, were loans secured by one- to four-family residences, $14.9 million, or 14.8% of total real estate loans, were secured by commercial real estate, $2.3 million, or 2.3% of total real estate loans, were secured by multi-family properties and $9.2 million, or 9.1% of total real estate loans, were secured by second liens on residential properties. The Bank also originates consumer and other loans which totaled $10.1 million, or 9.1%, of the Bank's total loan portfolio. The Bank invests a portion of its assets in securities issued by the United States Government, state and municipal obligations, corporate debt securities, mutual funds, and equity securities. The Bank also invests in mortgage-backed securities primarily issued or guaranteed by the United States Government or agencies thereof. The Bank's principal sources of funds are deposits and principal and interest payments on loans and other borrowings. The principal source of income is interest on loans and investment securities. The Bank's principal expenses are interest paid on deposits and employee compensation and benefits.

     On November 15, 1995, the Bank reorganized from a New York chartered mutual savings bank into the mutual holding company form of ownership, chartering Pathfinder Bancorp, M.H.C., a New York mutual holding company as its mutual holding company, and concurrently amending its charter to read as a stock charter. As part of the reorganization, the Bank issued 881,666 shares of common stock to the public; 1,035,000 shares were issued to the Mutual Holding Company.

     The Bank's executive office is located at 214 West First Street, Oswego, New York, and its telephone number at that address is (315) 343-0057.

Business of the Stock Holding Company

     General. The Stock Holding Company was formed only recently and currently has no business activities. Upon the completion of the Reorganization, the Bank will become a wholly-owned subsidiary of the Stock Holding Company and each shareholder of the Bank will become a shareholder of the Stock Holding Company with the same ownership interest therein as such shareholder's ownership interest in the Bank immediately prior to the Reorganization.

     Immediately after consummation of the Reorganization, it is expected that the Stock Holding Company will not engage in any business activity other than to hold all of the stock of the Bank. The Stock Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, in the future that the Stock Holding Company may pursue other investment opportunities, including possible diversification through acquisitions and mergers.

     Property. The Stock Holding Company is not expected to own or lease real or personal property initially. Instead, it intends initially to utilize the premises, equipment and furniture of the Bank. The Stock Holding Company will pay rental fees to the Bank for the use of the Bank's property.

     Legal Proceedings. Since its organization, the Stock Holding Company has not been a party to any legal proceedings.

     Employees. At the present time, the Stock Holding Company does not intend to employ any persons other than senior officers of the Bank. It will utilize the support staff of the Bank from time to time. If the Stock Holding Company acquires other savings institutions or pursues other lines of business, it may hire additional employees at such time. The Stock Holding Company will reimburse the Bank for services performed by the Bank's employees on behalf of the Stock Holding Company.

     Competition. It is expected that for the immediate future the primary business of the Stock Holding Company will be the ownership of the Bank Common Stock. Therefore, the competitive conditions to be faced by the Stock Holding Company will be the same as those faced by the Bank.

Management of the Stock Holding Company

     Directors. The directors of the Stock Holding Company are, and upon completion of the Reorganization will continue to be, the same persons who are at present the directors of the Bank. The three-year terms of the directors are staggered to provide for the election of approximately one-third of the board members each year.

     Executive Officers. The executive officers of the Stock Holding Company are, and upon completion of the Reorganization will be, the same persons who are at present the executive officers of the Bank.

     Remuneration. Since the formation of the Stock Holding Company, none of its executive officers or directors has received any remuneration from the Stock Holding Company. It is expected that initially no compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. Once the Stock Holding Company engages in business activity other than holding the common stock of the Bank it intends to pay separate and additional compensation as appropriate.

Indemnification of Officers and Directors and Limitation of Liability

     General. Certain provisions of the Certificate of Incorporation of the Stock Holding Company and the Bylaws of the Bank seek to ensure that the ability of such companies' directors to exercise their best business judgment in managing corporate affairs, subject to their continuing fiduciary duties of loyalty to their companies and shareholders, is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors and officers often requires such persons to make difficult judgments of significant importance which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as shareholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation, and the expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

     In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification and limitation of liability in their articles and bylaws and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. Such indemnification and limitation of liability provisions may also benefit shareholders who indirectly assume the expense of litigation and directors' and officers' liability insurance. The Bank currently has insurance coverage for its directors and officers, and the Bank's management expects that the Stock Holding Company will be able to obtain such coverage for its directors and officers. The Stock Holding Company's Board of Directors and officers, the individual members of which will benefit from the inclusion of the indemnification and limitation of liability provisions, have a personal interest in including these provisions in the Stock Holding Company's Certificate of Incorporation.

     The Bank's Organization Certificate and Bylaws do not contain any provision limiting the liability of directors. The NYBL contains no provisions for the limitation of director liability.

     The Stock Holding Company's Certificate of Incorporation provides that a director shall not be personally liable to the Stock Holding Company or its shareholders for monetary damages for breach of such director's fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to the Stock Holding Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) certain unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted under the amended law.

     This provision eliminates the potential liability of the Stock Holding Company's directors for failure, through negligence or gross negligence, to satisfy their duty of care which requires directors to exercise informed business judgment in discharging their duties. It may thus reduce the likelihood of derivative litigation against directors and discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Stock Holding Company and its shareholders. Shareholders will thus be surrendering a cause of action based upon negligent business decisions, including those relating to attempts to change control of the Stock Holding Company. The provision will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter. Federal banking and securities laws may limit the effect of such limitation of liability provisions.

     To the best of management's knowledge, there is currently no pending or threatened litigation for which indemnification may be sought or any recent litigation involving directors of the Bank that might have been affected by the limited liability provision in the Stock Holding Company's Certificate of Incorporation had it been in effect at the time of the litigation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Stock Holding Company, the Stock Holding Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, Federal banking regulations restrict the Bank or the Stock Holding Company from indemnifying officers and directors for civil monetary penalties or judgments resulting from administrative or civil actions instituted by any Federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any Federal banking agency, which results in a final order or settlement pursuant to which such person is assessed a civil monetary penalty, removed from office or prohibited from participating in the conduct of the affairs of an insured depository institution, or required to cease and desist from or take certain actions.

     Indemnification Provisions of the Bank's Bylaws. The Bank's Bylaws provide that it shall indemnify every person who acts on behalf of the Bank against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, provided that no indemnification shall be made if a judgment or other final adjudication established that such person's acts were in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the person had a financial gain as to which he was not entitled, and provided that no indemnification shall be required with respect to a settlement or non-adjudicated disposition unless the Bank has given its prior written consent to such settlement or disposition.


     Indemnification Provisions of the Stock Holding Company's Certificate of Incorporation. The Certificate of Incorporation of the Stock Holding Company provides that any individual who is or was a director, officer, employee or agent of the Stock Holding Company in any proceeding in which the person has been made a party or is otherwise involved as a result of his service in such capacity shall be indemnified and held harmless to the fullest extent authorized under the Delaware General Corporation Law. Under the Certificate of Incorporation, an indemnified person may be reimbursed for all expenses, liabilities and losses (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered. An indemnified person may be advanced expenses incurred in defending any proceeding prior to final disposition to the extent permitted under Delaware law. In accordance with Delaware law, an individual may not be indemnified (i) in connection with a proceeding by or in the right of the Stock Holding Company in which the individual was adjudged liable to the Stock Holding Company, or
(ii) in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable on the basis that personal benefit was improperly received by him, unless a court of competent jurisdiction determines he is fairly and reasonably entitled to indemnification in view of all relevant circumstances. Management does not have any plans to provide for indemnification rights beyond those provided in the Stock Holding Company's Certificate of Incorporation.

Comparison of Shareholder Rights and Certain Anti-Takeover Provisions

     Introduction. As a result of the Reorganization, holders of Common Stock, whose rights are presently governed by the New York Banking Law ("NYBL") and the rules and regulations of the Department as well as the Bank's Organization Certificate and Bylaws, will become shareholders of the Stock Holding Company, a Delaware corporation. Accordingly, their rights will be governed by the Certificate of Incorporation and Bylaws of the Stock Holding Company, and by the NYBL only to the extent the NYBL addresses rights of shareholders of Delaware-chartered savings bank holding companies. Certain differences arise from this change of governing law, as well as from distinctions between the Organization Certificate and Bylaws of the Bank and the Certificate of Incorporation and Bylaws of the Stock Holding Company. The following discussion is a summary only of the differences affecting the rights of shareholders of the Bank and the Stock Holding Company. The Certificate of Incorporation and Bylaws of the Stock Holding Company are attached hereto as Appendices E and F, respectively, and should be reviewed for more detailed information.

     A number of provisions of the Bank's Organization Certificate and Bylaws and Stock Holding Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of shareholders. Some of these provisions may be deemed to have potential anti-takeover effects in that they may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current prices. As a result, shareholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management more difficult.

     Issuance of Capital Stock. The Bank's Organization Certificate authorizes the issuance of 2,500,000 shares of capital stock, all of which are Common Stock, par value $1.00 per share. The Certificate of Incorporation of the Stock Holding Company authorizes the issuance of a million shares of Common Stock, par value $.10 per share. Following the Reorganization, there will be same number of shares of the Holding Company's Common Stock outstanding as there were shares of Common Stock outstanding immediately prior to the Reorganization (assuming there are no dissenting shareholders).

     The Stock Holding Company has no present intention to issue additional shares of stock at this time, other than upon the exercise of stock options and in connection with the award of restricted stock. If the Stock Holding

Company issues authorized but unissued shares of Holding Company Common Stock or preferred stock it would not be required to obtain a vote of its shareholders, or to give such shareholders a right to purchase shares. If additional shares were issued, the percentage ownership interests of existing shareholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding Holding Company Common Stock might be diluted. Moreover, such additional share issuances could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both the Bank's Organization Certificate and the Stock Holding Company's Certificate of Incorporation, gives management greater flexibility in financing corporate operations. As long as the Mutual Holding Company is in existence it must own at least 51.0% of the outstanding voting stock of the Stock Holding Company. Following completion of the Reorganization, to the extent permitted under the NYBL and the Superintendent, the Bank will continue to have the ability to issue debt, non-voting equity or convertible securities to entities other than the Stock Holding Company although it has no plans or intentions to do so.

      Payment of Dividends. Under New York law savings banks may declare and pay dividends only out of certain net profits, annually, semi-annually or quarterly, but not more frequently. The approval of the Superintendent is required if the total for all dividends declared in any calendar year exceeds the total net profits for the year plus retained net profits of the preceding two years, less any required transfers to surplus or to fund the retirement of preferred stock. No dividends may be paid so long as there is any impairment of capital. The ability of the Bank to pay dividends on Common Stock is restricted by tax considerations related to state savings banks and by federal regulations applicable to state chartered savings banks. Income appropriated to bad debt reserves and deducted for federal income tax purposes may not be used to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such income removed from reserves for such purpose at the then current income tax rate. Additionally, the Bank is precluded from paying dividends on its Common Stock if its regulatory capital could thereby be reduced below the regulatory capital requirements prescribed for a state savings bank under federal law. The Bank currently satisfies its applicable regulatory capital requirements.

      After the Reorganization, the Stock Holding Company's principal source of income will initially consist of its equity in the earnings, if any, of the Bank. Although the Stock Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its shareholders, the restrictions on the Bank's ability to pay dividends to the Stock Holding Company will continue in effect.

      Under the Delaware General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. After the Reorganization, the Stock Holding Company's principal source of income will initially consist of its equity in the earnings, if any, of the Bank.

      The payment of future cash dividends by the Bank, and thus by the Stock Holding Company, will continue to depend upon the Bank's earnings, financial condition and capital requirements, as well as the tax and regulatory considerations discussed herein. Prior to declaring a dividend, the Bank's Board of Directors considers many factors including the Bank's profitability, maintenance of adequate capital, the Bank's current and anticipated future income, outstanding loan commitments, adequacy of loan loss reserves, cash flow requirements and economic conditions. Moreover, before declaring a dividend, the Board of Directors must determine that the Bank will exceed its regulatory capital requirements after the payment of the dividend.

      Cumulative Voting. Neither the Bank's Organization Certificate not the Stock Holding Company's Certificate of Incorporation provide for cumulative voting. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of shareholders may elect all directors of the Stock Holding Company thereby precluding minority shareholder representation on the Board of Directors.

      Rights of Shareholders to Dissent. Under the NYBL, shareholders of a New York savings bank, such as the Bank, are generally entitled to dissenters' rights of appraisal if they are entitled to vote on a merger of the Bank with or into another savings institution. Shareholders of the Stock Holding Company will have no dissenters' rights with respect to a merger or consolidation to which the Stock Holding Company is a party if the class of shares of the company acquiring the Stock Holding Company has its stock listed on a national securities exchange or the Nasdaq Stock Market.

      Vacancies on the Board of Directors. Any vacancy occuring in the Bank's Board of Directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected to serve for the balance of the unexpired term of the predecessor director. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing for the balance of the term of the class to which the director was elected.

      The Stock Holding Company's Certificate of Incorporation provides that any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office. Any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

      Number and Term of Directors. The Bank's stock Organization Certificate provides that its Board of Directors shall consist of not less than seven nor more than 30 members, as set forth in the Bylaws. The Stock Holding Company's Bylaws provide that its Board of Directors shall consist of between five and 15 members, the exact number to be determined by the Board of Directors. The Board of Directors of the Stock Holding Company has set the number of directors at 9 persons. Although the Stock Holding Company has no present intention of reducing its number of directors below its present 9 members, the Board of Directors believes that the ability to reduce the number of directors will result in greater flexibility in the event of vacancies on the current Board.

      The Bank's Organization Certificate provides for a classified board of directors, consisting of three substantially equal classes of directors, each serving for a three year term, with the term of each class of directors ending in successive years. The Stock Holding Company's Certificate of Incorporation also provides for a classified board of directors.

      Presentation of New Business at Meetings of Shareholders. The Bank's Bylaws generally provide that any shareholder desiring to make a proposal for new business at a meeting of shareholders must submit written notice filed with the Secretary of the Bank at least 45 days in advance of the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting; such proposal however would be laid over for action at an adjourned, special or annual meeting of shareholders occurring at least 30 days after the original date of the shareholders meeting.

      Any shareholder entitled to vote generally in an election of directors may nominate one or more persons for election as directors at a meeting, and, if properly presented, may bring other business before an annual meeting of the Stock Holding Company. For nominations or other business to be properly brought before an annual meeting, written notice of such shareholder's intent must be given not later than 120 days prior to the anniversary date of the mailing of proxy materials by the Stock Holding Company in connection with the immediately preceding annual meeting of shareholders of the Stock Holding Company or, in the case of the first annual meeting of shareholders of the Stock Holding Company following its acquisition of all of the outstanding capital stock of the Bank, 120 days prior to the anniversary date of the mailing of proxy materials by the Bank in connection with the immediately preceding annual meeting of the Bank prior to such acquisition. The Stock Holding Company's Certificate of Incorporation specifies further procedural requirements that must be satisfied for notice to be properly given.

      Mutual Holding Company Ownership. So long as the Mutual Holding Company is in existence, the Mutual Holding Company must own at least 51.0% of the outstanding voting stock of the Bank. Following the Reorganization, the Mutual Holding Company will be required to own at least 51.0% of the outstanding voting stock of the Stock Holding Company. The Mutual Holding Company currently is able to elect the Bank's directors and direct the affairs and business operations of the Bank. After the Reorganization, the Mutual Holding Company will be able to elect the Stock Holding Company's directors and direct the affairs and business operations of the Stock Holding Company. Following the Reorganization, the Mutual Holding Company will continue to own 54% of the Stock Holding Company's outstanding common stock. Upon completion of the Merger and as a result of the issuance of additional shares representing the fair value of County Savings, the Mutual Holding Company's percentage ownership in the Stock Holding Company will increase, and Minority Shareholders' equity interests will be significantly diluted as a result of the Merger. At this time however, it is impossible to quantify the extent of the dilution Minority Shareholders will experience in their equity interest. Such dilution will depend upon the fair value of Oswego County Savings Bank as determined by an independent appraisal, and the market price of the Common Stock preceding the completion of the Merger. See "Recent Events."

     Limitation on Voting Rights. The Organization Certificate of the Bank provides that for a period of three years following the Bank's organization in November 1995, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Bank. This limitation does not apply to the Mutual Holding Company and would not apply to the Stock Holding Company. In the event shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote. The Organization Certificate provides that this limitation shall not apply to a transaction in which the Bank forms a holding company without change in the respective beneficial ownership interest of its shareholders. The Stock Holding Company's Certificate of Incorporation contains a similar provision regarding beneficial ownership of more than 10% of the Stock Holding Company's shares which is not limited to a three year period.

     Amendment of Certificate of Incorporation and Bylaws. Amendments to the Stock Holding Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, and director and officer indemnification by the Stock Holding Company. The Stock Holding Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders. The Bank's Organization Certificate may be amended following receipt of the Department's approval and thereafter upon the vote of 80% of the total votes outstanding and eligible to be cast at a shareholders' meeting. The Bank's bylaws may be amended by a two-thirds majority of the entire Board of Directors or by a majority of votes cast by shareholders at a shareholders' meeting.

     Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Stock Holding Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under the Delaware General Corporation Law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation, subject to exceptions, must be approved by the vote of the holders of only a majority of the outstanding shares of Holding Company Common Stock and any other affected class of stock.

     Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Shareholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Stock Holding Company's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder, or (ii) if the proposed transaction met certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares, in which cases approval of only a majority of the outstanding shares of voting stock is required. The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than the Stock Holding Company or its subsidiaries) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Stock Holding Company. This provision of the Certificate of Incorporation applies to any

"Business Combination," which is defined to include (i) any merger or consolidation of the Stock Holding Company or any of its subsidiaries with or into any Interested Shareholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Shareholder or Affiliate of 25% or more of the assets of the Stock Holding Company or combined assets of the Stock Holding Company and its subsidiary; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate by the Company (or any subsidiary) of any securities of the Stock Holding Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Stock Holding Company;
(iv) the adoption of any plan for the liquidation or dissolution of the Stock Holding Company proposed by or on behalf of any Interested Shareholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Stock Holding Company which has the effect of increasing the proportionate share of Holding Company Common Stock or any class of equity or convertible securities of the Stock Holding Company owned directly or indirectly, by an Interested Shareholder or Affiliate thereof. The Bank's Organization Certificate does not include a similar supermajority vote requirement.

     Evaluation of Offers. The Certificate of Incorporation of the Stock Holding Company further provides that the Board of Directors of the Stock Holding Company, when evaluating any offer of another "Person" (as defined therein), to
(i) make a tender or exchange offer for any equity security of the Stock Holding Company, (ii) merge or consolidate the Stock Holding Company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Stock Holding Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Stock Holding Company, the Bank and the shareholders of the Stock Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Stock Holding Company's customers and the Bank's present and future account holders, borrowers and employees, on the communities in which the Stock Holding Company and the Bank operate or are located, and on the ability of the Stock Holding Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a stock savings bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Stock Holding Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Stock Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Stock Holding Company. The Bank's Organization Certificate does not contain a similar provision.

Delaware Corporate Law

     In 1988 Delaware enacted a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in transactions with the target company.

     In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Shareholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Shareholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Shareholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Shareholder, calculated without regard to those shares owned by the corporation's directors who are also officers or certain employee stock plans; (iii) any business combination with an Interested Shareholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Shareholder; and
(iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors of the Stock Holding Company does not intend to propose any such amendment.

Regulation of the Stock Holding Company

     General. Upon completion of the Reorganization, the Stock Holding Company will become will become a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"), by acquiring all of the Common Stock. The Stock Holding Company will be subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB. The Mutual Holding Company is currently regulated by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC. The Stock Holding company's pro forma capital exceeds these requirements.

     BHCA Activities and Other Limitations. The BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the FRB. In determining whether to authorize a bank holding company (or a company that will become a bank holding company) to acquire control of a bank, the FRB takes into consideration the financial and managerial resources of the bank holding company, as well as those of the bank to be acquired, and considers whether the acquisition is likely to have anti-competitive effects or other adverse effects. No approval under the BHCA is required, however, for a bank holding company already owning or controlling 50% or more of the voting shares of a bank to acquire additional shares of such bank.

     The BHCA also prohibits a bank holding company, with certain exceptions, from more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the FRB is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the FRB has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB is required to weigh expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHCA on extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. Furthermore, under amendments to the BHCA and regulations of the FRB, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of credit or providing and property or services. Generally, this provision provides that a bank may not extend credit, lease or sell property, or furnish any service to a customer on the condition that the customer provide additional credit or services to the bank, to the bank holding company, or to any other subsidiary of the bank holding company or on the condition that the customer not obtain other credit or services from the competitor of the bank, the bank holding company, or any subsidiary of the bank.

     The Stock Holding Company will not be, and the Bank is affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial conditions of the Stock Holding Company.

     Regulatory Capital Requirements. The FRB has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the BHCA. The FRB capital adequacy guidelines generally required bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier 1 and up to one-half of that amount consisting of Tier 2 or supplementary capital. Tier 1 capital for bank holding companies generally consists of the sum of common shareholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such preferred stock which may be included as Tier 1 capital), less goodwill. Tier 2 capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as Tier 1 capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for the bulk of assets which are typically held by a bank holding company, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. One-to four-family residential first mortgage loans which are not 90 days or more past due or nonperforming and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighting system, as are certain privately-issued mortgage-backed securities representing indirect ownership loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics. The FRB has indicated that bank holding companies anticipating significant growth will be expected to maintain capital ratios in excess of the required minimums.

     In addition to the risk-based capital requirements, the FRB requires bank holding companies to maintain a minimum leverage capital ratio of Tier 1 capital to total assets of 3.0%. Total assets for this purpose does not include goodwill and any other intangible assets and investments that the FRB determines should be deducted from Tier 1 capital. The FRB has announced that the 3.0% Tier 1 leverage capital ratio requirement is the minimum for the top-rated bank holding companies without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. Other bank holding companies must maintain Tier 1 leverage capital ratios of at least 4.0% to 5.0% or more, depending on their overall condition. The Bank is a well-capitalized institution. For information regarding the Bank's regulatory capital levels see "--Capitalization."

     Repurchases of Holding Company Common Stock. Regulations promulgated by the FRB provide that a bank holding company must file written notice with the FRB prior to any repurchase of its equity securities if the gross consideration for the purchase, when aggregated with the net consideration paid by the bank holding company for all repurchases during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. This notice requirement is not applicable, however, to a bank holding company, such as the Stock Holding Company, that exceeds the thresholds established for a well capitalized state member bank and that satisfies certain other regulatory requirements.

     Commitments to Affiliated Depository Institutions. Under FRB policy, the Stock Holding Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when it might not do so absent such policy. The enforceability and precise scope of this policy is unclear. However, in light of recent judicial precedent, should the Bank require the support of additional capital resources, it should be anticipated that the Stock Holding Company will be required to respond with any such resources available to it. In addition, under the Federal Deposit Insurance Act, any depository institution shall be liable for any loss incurred by the FDIC in connection with the default of a commonly controlled insured depository institution or assistance provided by the FDIC to any commonly controlled depository institution in danger of default.

     Federal Securities Law. The Stock Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended ("Exchange Act").

     Riegle-Neal Interstate Banking Act. The Riegle-Neal Interstate Banking and Branching Efficiency Act ("Riegle-Neal Act") permits bank holding companies to acquire banks in any state on or after September 29, 1995, unless the state elected to opt out of the Act, and beginning July 1, 1997, holding companies with banks in more than one state may convert all of their out-of-state banks into interstate branches of one bank. Once a bank establishes a branch in another state through an interstate acquisition or merger, such bank may establish and acquire additional branches throughout the state. The Riegle-Neal Act permits an interstate acquisition of only a branch (without acquisition of an entire bank) only if the laws of the state in which the branch is located permits out-of-state banks to acquire a branch of a bank in such state without acquiring the Bank. Additionally, under the Riegle-Neal Act an institution may establish a de novo branch if the laws of the state in which the branch is located permit out-of-state banks to do so.

Description of Capital Stock of the Stock Holding Company

     General. The Stock Holding Company is authorized to issued 6 million shares of common stock having a par value of $.10 per share. In the Reorganization the Stock Holding Company will issue a number of shares of Holding Company Common Stock equal to the number of shares of Common Stock outstanding immediately prior to the Reorganization (assuming no dissenting shareholders). Each share of the Holding Company Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Holding Company Common Stock. The Stock Holding Company's Certificate of Incorporation does not authorize the issuance of preferred stock.

     The Holding Company Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any government agency.

Common Stock

     Dividends. The Stock Holding Company can pay dividends out of statutory surplus or form certain net profits if, as, and when declared by its Board of Directors. The payment of dividends by the Stock Holding Company is subject to limitations which are imposed by law and applicable regulation. The holders of Holding Company Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Holding Company out of funds legally available therefor. If the Stock Holding Company issues preferred stock, the holders thereof any have a priority over the holders of the Holding Company Common Stock with respect to dividends.

     Voting Rights. The holders of Holding Company Common Stock will possess exclusive voting rights in the Stock Holding Company. Each share of Holding Company Common Stock shall be entitled to one vote on matters to be considered and voted on by stockholders. Shareholders will not be entitled to cumulate their votes for the election of directors. They will elect the Stock Holding Company's Board of Directors and act on such other matter as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Certain matters require an 80% shareholder vote.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon and the payment of the liquidation account established at the time of the Bank's mutual holding company reorganization (the "Liquidation Account") and Minority Stock issuance to persons having deposits with the Bank as of September 30, 1994), all assets of the Bank available for distribution.
In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of its Holding Company Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the Holding Company Common Stock in the event of liquidation of dissolution. The establishment of the Stock Holding Company and reorganization into the two-tier form of ownership will not affect the rights of depositors with rights in the Liquidation Account.

     Preemptive Rights. Holders of the Holding Company Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Holding Common Stock is not subject to redemption.

Accounting Treatment

     The transactions comprising the Reorganization are deemed a reorganization under common control treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization, all of which will be recorded by the Stock Holding Company at their historical values. The Bank's Annual Report on Form F-2 for the year ended December 31, 1996 which includes the financial statements of the Bank is incorporated by reference into the Proxy Statement/Prospectus. Financial Statements of the Stock Holding Company are not included because the Stock Holding Company was only recently incorporated and has no prior operating history. Since the Reorganization will not result in a change in such financial statements, this document does not include financial statements of the Bank or the Stock Holding Company.

Vote Required

     Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the total votes eligible to be cast at the Special Meeting. Failure to vote or a vote to abstain is equivalent to voting against the Plan of Reorganization. The Board of Directors recommends a vote "FOR" the approval of the Plan of Reorganization.

     This description of the material terms proposed Stock Holding Company for the Bank does not purport to be complete, but is qualified in its entirety by the Plan of Reorganization and Certificate of Incorporation and Bylaws of the Stock Holding Company attached as Appendices C, E and F to this Prospectus/Proxy Statement.

--------------------------------------------------------------------------------
                             SHAREHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In the event the Reorganization is not completed, in order to be eligible for inclusion in the Bank's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Bank's executive office, 214 West First Street, Oswego, New York 13126, no later than December 20, 1997. In the event the Reorganization is completed, proposals submitted by December 20, 1997 shall be eligible for inclusion in the Company's proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------
                                    EXPERTS
--------------------------------------------------------------------------------

     The financial statements of the Bank, included in the Annual Report on Form F-2 of the Bank for the year ended December 31, 1996, which have been filed by the Stock Holding Company as an exhibit to the registration statement of which this Prospectus/Proxy Statement is a part, have been audited by Coopers & Lybrand LLP, independent accountants, as set forth in their report dated February 17, 1997, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

  Any financial statements and schedules hereafter incorporated by reference in the registration statement that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the SEC.

--------------------------------------------------------------------------------
                            ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

     The Stock Holding Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, the Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Stock Holding Company. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be described. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

        In connection with the Plan of Reorganization, the Stock Holding Company will register its Common Stock with the SEC under the Exchange Act and, upon such registration, the Stock Holding Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Exchange Act.

--------------------------------------------------------------------------------
                                 OTHER MATTERS
--------------------------------------------------------------------------------

        The Board of Directors is not aware of any business to come before the Special Meeting other than the matters described above in the Prospectus/Proxy Statement. However, if any matters should properly come before the Special Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Special Meeting, as to which they shall act in accordance with their best judgment.

--------------------------------------------------------------------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
--------------------------------------------------------------------------------

        The following documents filed with the FDIC by the Bank pursuant to the Exchange Act and filed by the Stock Holding Company as exhibits to the Registration Statement, are incorporated by reference in their entirety in this Prospectus/Proxy Statement:

        1. The Bank's Annual Report on Form F-2 for the year ended December 31,1996;

        2. The Bank's Quarterly Reports on Form F-4 for each of the quarterly periods ended March 31, 1997 and June 30, 1997; and

        3. The Bank's Current Report on Form 8-K filed with the FDIC on September 11, 1997.

        All documents and reports filed with the FDIC by the Bank pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the completion of the Reorganization will also be filed with the SEC by the Stock Holding Company and shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

        This Prospectus/Proxy Statement incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available upon request to each person to whom a copy of this Prospectus/Proxy Statement is delivered, without charge, upon written or telephone request to Melissa A. Dashnau, Secretary, Oswego City Savings Bank, 214 West First Street, Oswego, New York 13126, or call at (315) 343-0057.

--------------------------------------------------------------------------------
                      MISCELLANEOUS/FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

        The costs of solicitation of proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

     AN ANNUAL STATEMENT CONTAINING FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 WAS PREVIOUSLY FURNISHED TO SHAREHOLDERS. A COPY OF THE BANK'S ANNUAL REPORT ON FORM F-2 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, WHICH ALSO CONSTITUTES THE BANK'S ANNUAL DISCLOSURE STATEMENT, AS WELL AS THE BANK'S QUARTERLY REPORT ON FORM F-4 FOR THE QUARTER ENDED JUNE 30, 1997, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO MELISSA DASHNAU, SECRETARY, OSWEGO CITY SAVINGS BANK, 214 WEST FIRST STREET, OSWEGO, NEW YORK 13126,OR CALL AT 315/343-0057.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Melissa A. Dashnau

                                        Melissa A. Dashnau
                                        Secretary

Oswego, New York
November 12, 1997

                                                                      APPENDIX A

                            OSWEGO CITY SAVINGS BANK
                             1997 STOCK OPTION PLAN


1.   Purpose

     The purpose of the Oswego City Savings Bank ("Bank") 1997 Stock Option Plan (the "Plan") is to advance the interests of the Bank and its stockholders by providing Key Employees and Outside Directors of the Bank and its Affiliates, including Pathfinder Bancorp, M.H.C. ("Company"), upon whose judgment, initiative and efforts the successful conduct of the business of the Bank and its Affiliates largely depends, with an additional incentive to perform in a superior manner as well as to attract people of experience and ability. In the event the Company shall be reorganized into a Stock Holding Company, such Stock Holding Company shall inure to the rights and obligations of the Bank as provided in this Plan and all awards set forth hereunder shall be converted into awards of stock of the resultant institution.

2.   Definitions

     "Affiliate" means any "parent corporation" or "subsidiary corporation" of the Bank or the Company, as such terms are defined in Section 424(e) or 424(f), respectively, of the Code, or a successor to a parent corporation or subsidiary corporation.

     "Award" means an Award of Non-Statutory Stock Options, Incentive Stock Options, Limited Rights, and/or Dividend Equivalent Rights granted under the provisions of the Plan.

     "Bank" means Oswego City Savings Bank, or a successor corporation.

     "Beneficiary" means the person or persons designated by a Participant to receive any benefits payable under the Plan in the event of such Participant's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Participant's surviving spouse, if any, or if none, his estate.

     "Board" or "Board of Directors" means the board of directors of the Bank or its Affiliate, as applicable.

     "Cause" means personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, any of which results in a material loss to the Company or an Affiliate.

     "Change in Control" of the Bank or the Company shall mean:

     (1) a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Bank, the Company or the Stock Holding Company, or a similar transaction in which the Bank, the Company or the Stock Holding Company is not the resulting entity and that is not approved by a majority of the Board of Directors of the Bank, the Company or the Stock Holding Company;

     (2) individuals who constitute the Incumbent Board of the Bank, the Company, or the Stock Holding Company cease for any reason to constitute a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-fourths of the directors composing the Incumbent Board or whose nomination for election by the Bank's or Company's stockholders or members was approved by the same nominating committee serving under the Incumbent Board shall be, for purposes of this Section, considered as though he were a member of the Incumbent Board; or

     (3) an acquisition of "control" of the Bank or the Company as defined in the Bank Holding Company Act of 1956, as amended and applicable rules and regulations promulgated thereunder as in effect at the time of the Change in Control (collectively, the "BHCA"), as determined by the Board of Directors of the Bank or the Company; or

     (4) an acquisition of the Bank's stock requiring submission of notice under the change in Bank Control Act; provided, however, that a Change in Control shall not be deemed to have occurred under (1), (3) or (4) of this section if the transaction(s) constituting a Change in Control is approved by a majority of the Board of Directors of the Bank or the Company, as the case may be.

     (5) In the event that the Company converts to the Stock Holding Company on a stand-alone basis, a "Change in Control" of the Bank or the Stock Holding Company (a) shall mean an event of a nature that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or results in a Change in Control of the Bank or the Stock Holding Company within the meaning of the BHCA; or (b) without limitation shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Stock Holding Company is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Bank representing 25% or more of the Bank's outstanding securities ordinarily having the right to vote at the election of directors except for any securities of the Bank received by the Stock Holding Company in connection with the Reorganization and any securities purchased by the Bank's employee stock ownership plan and trust shall not be counted in determining whether such plan is the beneficial owner of more than 25% of the Bank's securities, (ii) a proxy statement soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Stock Holding Company of the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Bank or the Stock Holding Company, or (iii) a tender offer is made for 25% or more of the voting securities of the Bank and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Bank have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

     Notwithstanding, the foregoing, a "Change in Control" of the Bank or the Company shall not be deemed to have occurred if the Company ceases to own at least 51% of all outstanding shares of stock of the Bank in connection with a conversion of the Company from mutual to stock form.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means a Committee appointed or approved by the Board which (i) following abstention or recusal of all members who are not Non-Employee Directors, is composed solely of two or more Non-Employee Directors, or (ii) includes a subcommittee, composed solely of two or more Non-Employee Directors, or (iii) consists of the entire Board of the Bank. None of the members of the Committee shall be under consideration for a grant of options at the time the Committee acts.

     "Common Stock" means shares of the common stock of the Bank, par value $1.00 per share.

     "Company" means Pathfinder Bancorp, M.H.C., or a successor corporation.

     "Continuous Service" means employment as a Key Employee and/or service as an Outside Director without any interruption or termination of such employment and/or service. Continuous Service shall also mean a continuation as a member of the Board of Directors following a cessation of employment as a Key Employee. In the case of a Key Employee, employment shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank or in the case of transfers between payroll locations of the Bank or between the Bank, its parent, its subsidiaries or its successor.

     "Date of Grant" means the actual date on which an Award is granted by the Committee.

     "Director" means a member of the Board.

     "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him, or of a Director to serve as such. Additionally, in the case of an employee, a medical doctor selected or approved by the Board must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said employee's lifetime.

     "Dividend Equivalent Rights" means the right to receive an amount of cash based upon the terms set forth in Section 10 hereof.

     "Effective Date" means the date of, or a date determined by, the Board following approval of the Plan by the Bank's stockholders.

     "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the Nasdaq stock market (as published by the Wall Street Journal, if published) on such date, or if the Common Stock was not traded on the day prior to such date, on the next preceding day on which the Common Stock was traded; provided, however, that if the Common Stock is not reported on the Nasdaq stock market, Fair Market Value shall mean the average sale price of all shares of Common Stock sold during the 30-day period immediately preceding the date on which such stock option was granted, and if no shares of stock have been sold within such 30-day period, the average sale price of the last three sales of Common Stock sold during the 90-day period immediately preceding the date on which such stock option was granted. In the event Fair Market Value cannot be determined in the manner described above, then Fair Market Value shall be determined by the Committee. The Committee is authorized, but is not required, to obtain an independent appraisal to determine the Fair Market Value of the Common Stock.

     "Incentive Stock Option" means an Option granted by the Committee to a Participant, which Option is designated as an Incentive Stock Option pursuant to
Section 8.

     "Key Employee" means any person who is currently employed by the Bank or an Affiliate who is chosen by the Committee to participate in the Plan.

     "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 9.

     "Non-Statutory Stock Option" means an Option granted by the Committee to
(i) an Outside Director or (ii) to any other Participant and such Option is either (A) not designated by the Committee as an Incentive Stock Option, or (B) fails to satisfy the requirements of an Incentive Stock Option as set forth in
Section 422 of the Code and the regulations thereunder.

     "Non-Employee Director" means, for purposes of the Plan, a Director who (a) is not employed by the Bank or an Affiliate; (b) does not receive compensation directly or indirectly as a consultant (or in any other capacity than as a Director) greater than $60,000; (c) does not have an interest in a transaction requiring disclosure under Item 404(a) of Regulation S-K; or (d) is not engaged in a business relationship for which disclosure would be required pursuant to
Item 404(b) of Regulation S-K.

     "Normal Retirement" means for a Key Employee, retirement at the normal or early retirement date set forth in the Bank's Employee Stock Ownership Plan, or any successor plan. Normal Retirement for an Outside Director means a cessation of service on the Board of Directors for any reason other than removal for Cause, after reaching 60 years of age and maintaining at least 10 years of Continuous Service.

     "Offering" means the November 15, 1995 subscription offering of the Common Stock of the Bank.

     "Outside Director" means a Director of the Bank or an Affiliate who is not an employee of the Bank or an Affiliate.

     "Option" means an Award granted under Section 7 or Section 8.

     "Participant" means a Key Employee or Outside Director of the Bank or its Affiliates who receives or has received an award under the Plan.

     "Superintendent" means the New York Superintendent of Banks.

     "Termination for Cause" means the termination of employment or termination of service on the Board caused by the individual's personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order, any of which results in material loss to the Company or one of its Affiliates.

3.   Plan Administration Restrictions

     The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

     All transactions involving a grant, award or other acquisition from the Bank shall be approved by the Committee. With respect to awards to Directors, options shall be granted by the Committee in accordance with the Plan.

4.   Types of Awards

     Awards under the Plan may be granted in any one or a combination of: (a) Incentive Stock Options; (b) Non-Statutory Stock Options; (c) Limited Rights; and (d) Dividend Equivalent Rights.

5.   Stock Subject to the Plan

     Subject to adjustment as provided in Section 14, the maximum number of shares reserved for issuance under the Plan is 88,167 shares. To the extent that Options or rights granted under the Plan are exercised, the shares covered will be unavailable for future grants under the Plan; to the extent that Options together with any related rights granted under the Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

6.   Eligibility

     Key Employees of the Bank and its Affiliates shall be eligible to receive Incentive Stock Options, Non-Statutory Stock Options, Limited Rights and/or Dividend Equivalent Rights under the Plan. Outside Directors shall be eligible to receive Non-Statutory Stock Options and Dividend Equivalent Rights under the Plan.

7.   Non-Statutory Stock Options

     7.1   Grant of Non-Statutory Stock Options

     (a) Grants to Outside Directors. Each Outside Director, who is serving in such capacity on the Effective Date of the Plan, shall be granted Options to purchase shares of Common Stock of the Bank, subject to adjustment pursuant to
Section 16, as follows: Chris R. Burritt, 5,000 shares; Raymond W. Jung, 5,000 shares; Bruce E. Manwaring, 5,000 shares; L. William Nelson, Jr., 5,000 shares; Victor S. Oakes, 5,000 shares; Lawrence W. O'Brien, 5,000 shares, Janette Resnick, 5,000 shares, and Corte J. Spencer, 5,000 shares. Each person who becomes an Outside Director subsequent to the Effective Date, shall be granted Nonstatutory Stock Options to purchase 5,000 shares of the Common Stock, subject to adjustment pursuant to Section 16, to the extent shares remain available under the Plan. Nonstatutory Stock Options granted under the Plan are subject to the terms and conditions set forth in this Section 7.

     (b) Grants to Key Employees. The Committee may, from time to time, grant Non-Statutory Stock Options to eligible Key Employees, and, upon such terms and conditions as the Committee may determine, grant Non-Statutory Stock Options in exchange for and upon surrender of previously granted Awards under the Plan. Non-Statutory Stock Options granted under the Plan, including Non-Statutory Stock Options granted in exchange for and upon surrender of previously granted Awards, are subject to the terms and conditions set forth in this Section 7. The maximum number of shares subject to a Non-Statutory Option that may be awarded under the Plan to any Key Employee shall be 10,000.

     (c) Option Agreement. Each Option shall be evidenced by a written option agreement between the Company and the Participant specifying the number of shares of Common Stock that may be acquired through its exercise and containing the terms and conditions of the option which shall not be inconsistent with the terms of the Plan.

     (d) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Statutory Stock Option shall be the Fair Market Value of the Common Stock of the Bank on the date the Option is granted. Shares may be purchased only upon full payment of the purchase price in one or more of the manners set forth in Section 12 hereof, as determined by the Committee.

     (e) Manner of Exercise and Vesting. A Non-Statutory Stock Option granted under the Plan shall vest in a Participant at the rate or rates determined by the Committee. A vested Option may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the President or Chief Executive Officer of the Bank, or his designee. Such notice shall be irrevocable and must be accompanied by full payment of the purchase price in cash or shares of Common Stock at the Fair Market Value of such shares, determined on the exercise date in the manner described in Section 2 hereof. If previously acquired shares of Common Stock are tendered in payment of all or part of the exercise price, the value of such shares shall be determined as of the date of such exercise.

     (f) Terms of Options. The term during which each Non-Statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-Statutory Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. No Options shall be earned by a Participant unless the Participant maintains Continuous Service until the vesting date of such Option, except as set forth herein. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable. The Committee may, in its sole discretion, accelerate the time at which any Non-Statutory Stock Option may be exercised in whole or in part by Key Employees and/or Outside Directors. Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company or the Bank, all Non-Statutory Stock Options that have been awarded shall become immediately exercisable for three years following such Change in Control.

     (g) Termination of Employment or Service. Upon the termination of a Key Employee's employment or upon termination of an Outside Director's service for any reason other than, Normal Retirement, death, Disability, Change in Control or Termination for Cause, the Participant's Non-Statutory Stock Options shall be exercisable only as to those shares that were immediately purchasable on the date of termination and only for one year following termination. In the event of Termination for Cause, all rights under a Participant's Non-Statutory Stock Options shall expire upon termination. In the event of the Normal Retirement, death or Disability of any Participant, all Non-Statutory Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representative or beneficiaries for five years following the date of his Normal Retirement, death or cessation of employment due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term.

     (h) Transferability. No Non-Statutory Stock Option granted hereunder is transferable except by will or the laws of descent and distribution and may only be exercised during his or her lifetime by the Participant, or by a guardian or legal representative of the Participant.

8.   Incentive Stock Options

     8.1   Grant of Incentive Stock Options

     The Committee may, from time to time, grant Incentive Stock Options to Key Employees. Each Key Employee who is also a Director, who is serving in such capacity on the Effective Date of the Plan, shall be granted Options to purchase shares of Common Stock of the Bank, subject to adjustment pursuant to Section 16, as follows: Chris C. Gagas, 24,000 shares. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

     (a) Option Agreement. Each Option shall be evidenced by a written option agreement between the Company and the Key Employee specifying the number of shares of Common Stock that may be acquired through its exercise and containing the terms and conditions of the option which shall not be inconsistent with the terms of the Plan.

     (b) Price. Subject to Section 14 of the Plan and Section 422 of the Code, the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Bank's Common Stock on the date the Incentive Stock Option is granted. However, if a Key Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Bank or its Affiliates (or under Section 424(d) of the Code is deemed to own stock representing more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such Key Employee, or by or for any corporation, partnership, estate or trust of which such Key Employee is a shareholder, partner or Beneficiary), the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Bank's Common Stock on the date the Incentive Stock Option is granted. Shares may be purchased only upon payment of the full purchase price in one or more of the manners set forth in Section 12 hereof, as determined by the Committee.

     (c) Manner of Exercise. Incentive Stock Options granted under the Plan shall vest in a Participant at the rate or rates determined by the Committee. The vested Options may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the President or Chief Executive Officer of the Company or his designee. Such notice is irrevocable and must be accompanied by full payment of the purchase price in cash or shares of Common Stock at the Fair Market Value of such shares determined on the exercise date by the manner described in Section 2.

     (d) Amounts of Options. Incentive Stock Options may be granted to any eligible Key Employee in such amounts as determined by the Committee; provided that the amount granted is consistent with the terms of Section 422 of the Code. Notwithstanding the above, the maximum number of shares that may be subject to an Incentive Stock Option awarded under the Plan to any Key Employee shall be 30,000. In granting Incentive Stock Options, the Committee shall consider such factors as it deems relevant, which factors may include, among others, the position and responsibilities of the Key Employee, the length and value of his or her service to the Bank, the Company, or the Affiliate, the compensation paid to the Key Employee and the Committee's evaluation of the performance of the Bank, the Company, or the Affiliate, according to measurements that may include, among others, key financial ratios, levels of classified assets, and independent audit findings. In the case of an Option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Affiliates) shall not exceed $100,000. The provisions of this Section 8.1(d) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder.

     (e) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. If any Key Employee, at the time an Incentive Stock Option is granted to him, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Bank or its Affiliate (or, under Section 424(d) of the Code, is deemed to own stock representing more than 10% of the total combined voting power of all classes of stock, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such Key Employee, or by or for any corporation, partnership, estate or trust of which such Key Employee is a shareholder, partner or Beneficiary), the Incentive Stock Option granted to him shall not be exercisable after the expiration of five years from the Date of Grant.

     The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The Committee may also determine as of the Date of Grant any other specific conditions or specific performance goals which must be satisfied prior to the Incentive Stock Option becoming exercisable. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. To the extent required by Section 422 of the Code, the aggregate Fair Market Value (determined at the time the option is granted) of the Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Bank and its Affiliates) shall not exceed $100,000.

     The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or in part, provided that it is consistent with the terms of Section 422 of the Code. Notwithstanding the above, in the event of a Change in Control of the Bank, all Incentive Stock Options that have been awarded shall become immediately exercisable, unless the Fair Market Value of the amount exercisable as a result of a Change in Control shall exceed $100,000 (determined as of the Date of Grant). In such event, the first $100,000 of Incentive Stock Options (determined as of the Date of Grant) shall be exercisable as Incentive Stock Options and any excess shall be exercisable as Non-Statutory Stock Options.

     (f) Termination of Employment. Upon the termination of a Key Employee's service for any reason other than Disability, Normal Retirement, Change in Control, death or Termination for Cause, the Key Employee's Incentive Stock Options shall be exercisable only as to those shares that were immediately purchasable by such Key Employee at the date of termination and only for a period of three months following termination. In the event of Termination for Cause all rights under the Incentive Stock Options shall expire upon termination.

     Upon termination of a Key Employee's employment due to Normal Retirement, death, Disability, or following a Change in Control, all Incentive Stock Options held by such Key Employee, whether or not exercisable at such time, shall be exercisable for a period of five years following the date of his cessation of employment, provided however, that any such Option shall not be eligible for treatment as an Incentive Stock Option in the event such Option is exercised more than three months following the date of his Normal Retirement or termination of employment following a Change in Control; and provided further, that no Option shall be eligible for treatment as an Incentive Stock Option in the event such Option is exercised more than one year following termination of employment due to Disability and provided further, in order to obtain Incentive Stock Option treatment for Options exercised by heirs or devisees of an Optionee, the Optionee's death must have occurred while employed or within three
(3) months of termination of employment. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term.

     (g) Transferability. No Incentive Stock Option granted under the Plan is transferable except by will or the laws of descent and distribution and is exercisable during his lifetime only by the Key Employee to which it is granted.

     (h) Compliance with Code. The options granted under this Section 8 are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code, but the Company makes no warranty as to the qualification of any Option as an Incentive Stock Option within the meaning of Section 422 of the Code. If an Option granted hereunder fails for whatever reason to comply with the provisions of Section 422 of the Code, and such failure is not or cannot be cured, such Option shall be a Non-Statutory Stock Option.

9.   Limited Rights

     9.1   Grant of Limited Rights

     The Committee may grant a Limited Right simultaneously with the grant of any Option to any Key Employee of the Bank, with respect to all or some of the shares covered by such Option. Limited Rights granted under the Plan are subject to the following terms and conditions:

     (a) Terms of Rights. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the date of grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control of the Bank or the Company.

     The Limited Right may be exercised only when the underlying Option is eligible to be exercised, provided that the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related Option.

     Upon exercise of a Limited Right, the related Option shall cease to be exercisable. Upon exercise or termination of an Option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the exercise price and the Fair Market Value of the Common Stock subject to the underlying Option. The Limited Right is transferable only when the underlying Option is transferable and under the same conditions.

     (b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Bank an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related Option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised. In the event of a Change in Control in which pooling accounting treatment is a condition to the transaction, the Limited Right shall be exercisable solely for shares of stock of the Bank, or in the event of a merger transaction, for shares of the acquiring corporation or its parent, as applicable. The number of shares to be received on the exercise of such Limited Right shall be determined by dividing the amount of cash that would have been available under the first sentence above by the Fair Market Value at the time of exercise of the shares underlying the Option subject to the Limited Right.

10.  Dividend Equivalent Rights

     Simultaneously with the grant of any Option to a Participant, the Committee may grant a Dividend Equivalent Right with respect to all or some of the shares covered by such Option. Dividend Equivalent Rights granted under this Plan are subject to the following terms and conditions:

     (a) Terms of Rights. The Dividend Equivalent Right provides the Participant with a cash benefit per share for each share underlying the unexercised portion of the related Option equal to the amount of any extraordinary dividend (as defined in Section 10(c)) per share of Common Stock declared by the Bank. The terms and conditions of any Dividend Equivalent Right shall be evidenced in the Option agreement entered into with the Participant and shall be subject to the terms and conditions of the Plan. The Dividend Equivalent Right is transferable only when the related Option is transferable and under the same conditions.

     (b) Payment. Upon the payment of an extraordinary dividend, the Participant holding a Dividend Equivalent Right with respect to Options or portions thereof which have vested shall promptly receive from the Bank the amount of cash equal to the amount of the extraordinary dividend per share of Common Stock, multiplied by the number of shares of Common Stock underlying the unexercised portion of the related Option. With respect to options or portions thereof which have not vested, the amount that would have been received pursuant to the Dividend Equivalent Right with respect to the shares underlying such unvested Option or portion thereof shall be paid to the Participant holding such Dividend Equivalent Right together with earnings thereon, on such date as the Option or portion thereof becomes vested. Payments shall be decreased by the amount of any applicable tax withholding prior to distribution to the Participant as set forth in Section 18.

     (c) Extraordinary Dividend. For purposes of this Section 10, an extraordinary dividend is any dividend paid on shares of Common Stock where the rate of the dividend exceeds the Bank's weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters.

11.  Surrender of Option

     In the event of a Participant's termination of employment or termination of service as a result of death, Disability or Normal Retirement, the Participant (or his or her personal representative(s), heir(s), or devisee(s)) may, in a form acceptable to the Committee make application to surrender all or part of the Options held by such Participant in exchange for a cash payment from the Bank of an amount equal to the difference between the Fair Market Value of the Common Stock on the date of termination of employment or the date of termination of service on the Board and the exercise price per share of the Option. Whether the Bank accepts such application or determines to make payment, in whole or part, is within its absolute and sole discretion, it being expressly understood that the Bank is under no obligation to any Participant whatsoever to make such payments. In the event that the Bank accepts such application and determines to make payment, such payment shall be in lieu of the exercise of the underlying Option and such Option shall cease to be exercisable.

12.  Alternate Option Payment Mechanism

     The Committee has sole discretion to determine what form of payment it will accept for the exercise of an Option. The Committee may indicate acceptable forms in the agreement with the Participant covering such Options or may reserve its decision to the time of exercise. No Option is to be considered exercised until payment in full is accepted by the Committee or its agent.

     (a) Cash Payment. The exercise price may be paid in cash or by certified check. To the extent permitted by law, the Committee may permit all or a portion of the exercise price of an Option to be paid through borrowed funds.

     (b) Cashless Exercise. Subject to vesting requirements, if applicable, a Participant may engage in a "cashless exercise" of the Option. Upon a cashless exercise, the Participant shall give the Bank written notice of the exercise of the Option together with an order to a registered broker-dealer or equivalent third party, to sell part or all of the Common Stock subject to the Option and to deliver enough of the proceeds to the Bank to pay the Option exercise price and any applicable withholding taxes. If the Participant does not sell the Common Stock subject to the Option through a registered broker-dealer or equivalent third party, the Optionee can give the Bank written notice of the exercise of the Option and the third party purchaser of the Common Stock subject to the Option shall pay the Option exercise price plus applicable withholding taxes to the Bank.

     (c) Exchange of Common Stock. The Committee may permit payment of the Option exercise price by the tendering of previously acquired shares of Common Stock. All shares of Common Stock tendered in payment of the exercise price of an Option shall be valued at the Fair Market Value of the Common Stock on the date prior to the date of exercise.

13.       Rights of a Stockholder

          A Participant shall have no rights as a stockholder with respect to any shares covered by a Non-Statutory and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares. Nothing in the Plan or in any Award granted confers on any person any right to continue in the employ of the Bank or its Affiliates or to continue to perform services for the Bank or its Affiliates or interferes in any way with the right of the Bank or its Affiliates to terminate his services as an officer, director or employee at any time.

14.       Agreement with Participants

          Each Award of Options, and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and the Bank or its Affiliates that describes the conditions for receiving the Awards including the date of Award, the purchase price, applicable periods, and any other terms and conditions as may be required by the Board or applicable securities law.

15.       Designation of Beneficiary

          A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any stock option or Limited Rights Award to which he would then be entitled. Such designation will be made upon forms supplied by and delivered to the Bank and may be revoked in writing. If a Participant fails effectively to designate a Beneficiary, then his estate will be deemed to be the Beneficiary.

16.       Dilution and Other Adjustments

          In the event of any change in the outstanding shares of Common Stock of the Bank by reason of any stock dividend or split, pro rata return of capital to all shareholders, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Bank, the Board of Directors, subject to the Superintendent's approval, will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

          (a) adjustments in the aggregate number of shares of Common Stock that may be awarded under the Plan;

          (b) adjustments in the aggregate number of shares of Common Stock that may be awarded to any single individual under the Plan;

          (c) adjustments in the aggregate number of shares of Common Stock covered by Awards already made under the Plan; or

          (d) adjustments in the purchase price of outstanding Incentive and/or Non-Statutory Stock Options, or any Limited Rights attached to such Options.

          No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award. With respect to Incentive Stock Options, no such adjustment shall be made if it would be deemed a "modification" of the Award under Section 424 of the Code.

17.       Effect of a Change in Control on Option Awards

          In the event of a Change in Control, the Committee and the Board of Directors will take one or more of the following actions to be effective as of the date of such Change in Control:

          (a) provide that such Options shall be assumed, or equivalent options shall be substituted, ("Substitute Options") by the acquiring or succeeding corporation (or an affiliate thereof), provided that: (A) any such Substitute Options exchanged for Incentive Stock Options shall meet the requirements of
Section 424(a) of the Code, and (B) the shares of stock issuable upon the exercise of such Substitute Options shall constitute securities registered in accordance with the Securities Act of 1933, as amended ("1933 Act") or such securities shall be exempt from such registration in accordance with Sections 3(a)(2) or 3(a)(5) of the 1933 Act, (collectively, "Registered Securities"), or in the alternative, if the securities issuable upon the exercise of such Substitute Options shall not constitute Registered Securities, then the Participant will receive upon consummation of the Change in Control a cash payment for each Option surrendered equal to the difference between the (1) Fair Market Value of the consideration to be received for each share of Common Stock in the Change in Control times the number of shares of Common Stock subject to such surrendered Options, and (2) the aggregate exercise price of all such surrendered Options, or

          (b) in the event of a transaction under the terms of which the holders of Common Stock of the Bank will receive upon consummation thereof a cash payment (the "Merger Price") for each share of Common Stock exchanged in the Change in Control transaction, to make or to provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such Options held by each Optionee (to the extent then exercisable at prices not in excess of the Merger Price) and
(B) the aggregate exercise price of all such surrendered Options in exchange for such surrendered Options.

18.       Withholding

          There may be deducted from each distribution of cash and/or Common Stock under the Plan the amount of tax required by any governmental authority to be withheld.

19.       Amendment of the Plan

          The Board may at any time, and from time to time, modify or amend the Plan in any respect, or modify or amend an Award received by Key Employees and/or Outside Directors subject only to the Superintendent's approval; provided, however, that the approval of the holders of a majority of the Bank's outstanding capital stock shall be required for any amendment (other than an adjustment made pursuant to Section 16 of this Plan) which would:

          (i) increase the number of shares as to which options may be granted;

          (ii) change the number of shares which may be optioned to any single individual;

          (iii) decrease an Option price;

          (iv)  extend the term of the Plan or of an Option; or

          (v) change the persons or category of persons eligible to be granted Options.

No such termination, modification or amendment may affect the rights of a Participant, without his consent, under an outstanding Award.

20.       Effective Date of Plan

          The Plan shall become effective upon the date of, or a date determined by the Board of Directors following, approval of the Plan by the Bank's stockholders.

21.       Termination of the Plan

          The right to grant Awards under the Plan will terminate upon the earlier of (i) 10 years after the Effective Date, or (ii) the date on which the exercise of Options or related rights equaling the maximum number of shares reserved under the Plan occurs, as set forth in Section 5. The Board may suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

22.       Applicable Law

          The Plan will be administered in accordance with the laws of the State of New York. The Plan is subject to the provisions of New York Banking Law,
Section 140-a, the regulations of the New York Banking Board and any other applicable law or regulation.

          IN WITNESS WHEREOF, the Bank has caused the Plan to be executed by its duly authorized officers and the corporate seal to be affixed and duly attested, as of the ____ day of ________, 1997.


Date Approved by Stockholders:  _____________

Effective Date:                 _____________



ATTEST:                        OSWEGO CITY SAVINGS BANK


---------------------          ---------------------------
Secretary                      Chief Executive Officer

                                                                      APPENDIX B

                            OSWEGO CITY SAVINGS BANK

                      1997 RECOGNITION AND RETENTION PLAN



1.        Establishment of the Plan

          Oswego City Savings Bank (the "Bank") hereby establishes the Bank Recognition and Retention Plan (the "Plan") upon the terms and conditions hereinafter stated in the Plan.

2.        Purpose of the Plan

          The purpose of the Plan is to advance the interests of the Bank and its stockholders by providing Key Employees and Outside Directors of the Bank and its Affiliates, including Pathfinder Bancorp, M.H.C. (the "Company"), upon whose judgment, initiative and efforts the successful conduct of the business of the Bank and its Affiliates largely depends, with compensation for their contributions to the Bank and its Affiliates and an additional incentive to perform in a superior manner, as well as to attract people of experience and ability. In the event the Company shall be reorganized into a Stock Holding Company, such Stock Holding Company shall inure to the rights and obligations of the Bank as provided in this Plan and all awards set forth hereunder shall be converted into awards of stock of the resultant institution.

3.        Definitions

          The following words and phrases when used in this Plan with an initial capital letter, unless the context clearly indicates otherwise, shall have the meanings set forth below. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural:

          "Affiliate"" means any "parent corporation" or "subsidiary corporation" of the Bank or the Company, as such terms are defined in Section 424(e) and (f), respectively, of the Code, or a successor to a parent corporation or subsidiary corporation.

          "Award" means the grant by the Committee of Restricted Stock, as provided in the Plan.

          "Bank" means Oswego City Savings Bank, or a successor corporation.

          "Beneficiary" means the person or persons designated by a Recipient to receive any benefits payable under the Plan in the event of such Recipient's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Recipient's surviving spouse, if any, or if none, his estate.

          "Board" or "Board of Directors" means the Board of Directors of the Bank or an Affiliate, as applicable. For purposes of Section 4 of the Plan, "Board" shall refer solely to the Board of the Bank.

          "Cause" means personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, any of which results in a material loss to the Company or an Affiliate.

          (1) a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Bank, the Company or the Stock Holding Company, or a similar transaction in which the Bank, the Company or the Stock Holding Company is not the resulting entity and that is not approved by a majority of the Board of Directors of the Bank, the Company or the Stock Holding Company;

          (2) individuals who constitute the Incumbent Board of the Bank, the Company, or the Stock Holding Company cease for any reason to constitute a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-fourths of the directors composing the Incumbent Board or whose nomination for election by the Bank's or Company's stockholders or members was approved by the same nominating committee serving under the Incumbent Board shall be, for purposes of this Section, considered as though he were a member of the Incumbent Board; or

          (3) an acquisition of "control" of the Bank or the Company as defined in the Bank Holding Company Act of 1956, as amended and applicable rules and regulations promulgated thereunder as in effect at the time of the Change in Control (collectively, the "BHCA"), as determined by the Board of Directors of the Bank or the Company; or

          (4) an acquisition of the Bank's stock requiring submission of notice under the change in Bank Control Act; provided, however, that a Change in Control shall not be deemed to have occurred under (1), (3) or (4) of this section if the transaction(s) constituting a Change in Control is approved by a majority of the Board of Directors of the Bank or the Company, as the case may be.

          (5) In the event that the Company converts to the Stock Holding Company on a stand-alone basis, a "Change in Control" of the Bank or the Stock Holding Company (a) shall mean an event of a nature that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or results in a Change in Control of the Bank or the Stock Holding Company within the meaning of the BHCA; or (b) without limitation shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Stock Holding Company is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Bank representing 25% or more of the Bank's outstanding securities ordinarily having the right to vote at the election of directors except for any securities of the Bank received by the Stock Holding Company in connection with the Reorganization and any securities purchased by the Bank's employee stock ownership plan and trust shall not be counted in determining whether such plan is the beneficial owner of more than 25% of the Bank's securities, (ii) a proxy statement soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Stock Holding Company of the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Bank or the Stock Holding Company, or (iii) a tender offer is made for 25% or more of the voting securities of the Bank and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Bank have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

          Notwithstanding, the foregoing, a "Change in Control" of the Bank or the Company shall not be deemed to have occurred if the Company ceases to own at least 51% of all outstanding shares of stock of the Bank in connection with a conversion of the Company from mutual to stock form.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Committee" means a Committee of the Board which (i) following abstention or recusal of all members who are not Non-Employee Directors of the Bank, is composed solely of two or more Non-Employee Directors, or

(ii) includes a subcommittee, composed solely of two or more Non-Employee Directors, or (iii) consists of the entire Board of the Bank.

          "Common Stock" means shares of the common stock of the Bank, par value $1.00 per share.

          "Company" means Pathfinder Bancorp, M.H.C., the stock holding company of the Bank, or a successor corporation.

          "Continuous Service" means employment as a Key Employee and/or service as an Outside Director without any interruption or termination of such employment and/or service. Continuous Service shall also mean a continuation as a member of the Board of Directors following a cessation of employment as a Key Employee. In the case of a Key Employee, employment shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank or in the case of transfers between payroll locations of the Bank or between the Bank, its parent, its subsidiaries or its successor.

          "Director" means a member of the Board.

          "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him, or of a Director to serve as such. Additionally, in the case of an employee, a medical doctor selected or approved by the Board must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of such employee's lifetime.

          "Effective Date" means the date of, or a date determined by, the Board of Directors following approval of the Plan by the Bank's stockholders.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Key Employee" means any person who is currently employed by the Bank or an Affiliate who is chosen by the Committee to participate in the Plan.

          "Non-Employee Director" means, for purposes of the Plan, a Director who (a) is not employed by the Bank or an Affiliate; (b) does not receive compensation directly or indirectly as a consultant (or in any other capacity than as a Director) greater than $60,000; (c) does not have an interest in a transaction requiring disclosure under Item 404(a) of Regulation S-K; or (d) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

          "Normal Retirement" means for a Key Employee, retirement at the normal or early retirement date set forth in the Bank's Employee Stock Ownership Plan, or any successor plan. Normal Retirement for an Outside Director means a cessation of service on the Board of Directors for any reason other than removal for Cause, after reaching 60 years of age and maintaining at least 10 years of Continuous Service.

          "Offering" means the November 15, 1995 subscription offering of the Common Stock of the Bank.

          "Outside Director" means a Director of the Bank or an Affiliate who is not an employee of the Company or an Affiliate.

          "Recipient" means a Key Employee or Outside Director of the Bank or its Affiliates who receives or has received an Award under the Plan.

          "Restricted Period" means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under Section 6 with respect to Restricted Stock awarded under the Plan.

          "Restricted Stock" means shares of Common Stock that have been contingently awarded to a Recipient by the Committee subject to the restrictions referred to in Section 6, so long as such restrictions are in effect.

4.        Administration of the Plan.

          4.01 Role of the Committee. The Plan shall be administered and interpreted by the Committee, which shall have all of the powers allocated to it in the Plan. The interpretation and construction by the Committee of any provisions of the Plan or of any Award granted hereunder shall be final and binding. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules and procedures as it deems appropriate for the conduct of its affairs. The Committee shall report its actions and decisions with respect to the Plan to the Board at appropriate times, but in no event less than one time per calendar year.

          4.02 Role of the Board. The members of the Committee shall be appointed or approved by, and will serve at the pleasure of, the Board. The Board may in its discretion from time to time remove members from, or add members to, the Committee. The Board shall have all of the powers allocated to it in the Plan, may take any action under or with respect to the Plan that the Committee is authorized to take, and may reverse or override any action taken or decision made by the Committee under or with respect to the Plan, provided, however, that except as provided in Section 6.02, the Board may not revoke any Award except in the event of revocation for Cause or with respect to unearned Awards in the event the Recipient of an Award voluntarily terminates employment with the Bank prior to Normal Retirement.

          4.03 Plan Administration Restrictions. All transactions involving a grant, award or other acquisitions from the Bank shall:

          (a) be approved by the Bank's full Board or by the Committee;

          (b) be approved, or ratified, in compliance with Section 14 of the Exchange Act, by either: the affirmative vote of the holders of a majority of the shares present, or represented and entitled to vote at a meeting duly held in accordance with the laws under which the Bank is incorporated; or the written consent of the holders of a majority of the securities of the issuer entitled to vote provided that such ratification occurs no later than the date of the next annual meeting of shareholders; or

          (c) result in the acquisition of common stock that is held by the Recipient for a period of six months following the date of such acquisition.

          4.04 Limitation on Liability. No member of the Board or the Committee shall be liable for any determination made in good faith with respect to the Plan or any Awards granted under it. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Bank or the Company shall indemnify such member against expense (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Bank and the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

5.        Eligibility; Awards

          5.01 Eligibility. Key Employees and Outside Directors are eligible to receive Awards.

          5.02 Awards to Key Employees and Outside Directors. The Committee may determine which of the Key Employees and Outside Directors referenced in Section
5.01 will be granted Awards and the number of shares covered by each Award; provided, however, that in no event shall any Awards be made that will violate the Bank's Restated Organization Certificate and Bylaws, the Company's Charter and Bylaws, or any applicable federal or state law or regulation. Shares of Restricted Stock that are awarded by the Committee shall, on the date of the Award, be registered in the name of the Recipient and transferred to the Recipient, in accordance with the terms and conditions established under the Plan. The aggregate number of shares that shall be issued under the Plan is 35,267.

          In the event Restricted Stock is forfeited for any reason, the Committee, from time to time, may determine which of the Key Employees and Outside Directors will be granted additional Awards to be awarded from forfeited Restricted Stock.

          In selecting those Key Employees and Outside Directors to whom Awards will be granted and the amount of Restricted Stock covered by such Awards, the Committee shall consider such factors as it deems relevant, which factors may include, among others, the position and responsibilities of the Key Employees and Outside Directors, the length and value of their services to the Bank and its Affiliates, the compensation paid to the Key Employees or fees paid to the Outside Directors, and the Committee may request the written recommendation of the Chief Executive Officer and other senior executive officers of the Bank, the Company and its Affiliates or the recommendation of the full Board. All allocations by the Committee shall be subject to review, and approval or rejection, by the Board.

          No Restricted Stock shall be earned unless the Recipient maintains Continuous Service with the Bank or an Affiliate until the restrictions lapse.

          5.03 Manner of Award. As promptly as practicable after a determination is made pursuant to Section 5.02 to grant an Award, the Committee shall notify the Recipient in writing of the grant of the Award, the number of shares of Restricted Stock covered by the Award, and the terms upon which the Restricted Stock subject to the Award may be earned. Upon notification of an Award of Restricted Stock, the Recipient shall execute and return to the Bank a restricted stock agreement (the "Restricted Stock Agreement") setting forth the terms and conditions under which the Recipient shall earn the Restricted Stock, together with a stock power or stock powers endorsed in blank. Thereafter, the Recipient's Restricted Stock and stock power shall be deposited with an escrow agent specified by the Bank who shall hold such Restricted Stock under the terms and conditions set forth in the Restricted Stock Agreement. Each certificate in respect of shares of Restricted Stock Awarded under the Plan shall be registered in the name of the Recipient.

          5.04 Treatment of Forfeited Shares. In the event shares of Restricted Stock are forfeited by a Recipient, such shares shall be returned to the Bank and shall be held and accounted for pursuant to the terms of the Plan until such time as the Restricted Stock is re-awarded to another Recipient, in accordance with the terms of the Plan and the applicable state and federal laws, rules and regulations.

6.        Terms and Conditions of Restricted Stock

          The Committee shall have full and complete authority, subject to the limitations of the Plan, to grant awards of Restricted Stock to Key Employees and Outside Directors and, in addition to the terms and conditions contained in Sections 6.01 through 6.08, to provide such other terms and conditions (which need not be identical among Recipients) in respect of such Awards, and the vesting thereof, as the Committee shall determine.

          6.01 General Rules. Subject to any such other terms and conditions as the Committee shall provide with respect to Awards, shares of Restricted Stock may not be sold, assigned, transferred (within the meaning of Code Section 83), pledged or otherwise encumbered by the Recipient, except as hereinafter provided, during the Restricted Period. The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to a Restricted Stock Award, or to remove any or all of such restrictions. No shares shall be earned for any year in which the Bank is not meeting all of its fully phased-in capital requirements.

          6.02 Continuous Service; Forfeiture. Except as provided in Section 6.03, a Recipient must maintain Continuous Service throughout the vesting period of the award in order to vest in all shares of Restricted Stock awarded hereunder. If a Recipient ceases to maintain Continuous Service for any reason (other than death, Disability, Change in Control or Normal Retirement), unless the Committee shall otherwise determine, all shares of Restricted Stock theretofore awarded to such Recipient and which at the time of such termination of Continuous Service are subject to the restrictions imposed by Section 6.01 shall, upon such termination of Continuous Service, be forfeited. Any stock dividends or declared but unpaid cash dividends attributable to such shares of Restricted Stock shall also be forfeited.

          6.03 Exception for Termination Due to Death, Disability, Normal Retirement or Following a Change in Control Notwithstanding the general rule contained in Section 6.01, Restricted Stock awarded to a Recipient whose employment with or service on the Board of the Bank or an Affiliate terminates due to death, Disability, Normal Retirement or following a Change in Control shall be deemed earned as of the Recipient's last day of employment with the Company or an Affiliate, or last day of service on the Board of the Company or an Affiliate; provided that Restricted Stock awarded to a Key Employee who at any time also serves as a Director, shall not be deemed earned until both employment and service as a Director have been terminated.

          6.04 Revocation for Cause. Notwithstanding anything hereinafter to the contrary, the Board may by resolution immediately revoke, rescind and terminate any Award, or portion thereof, previously awarded under the Plan, to the extent Restricted Stock has not been redelivered by the Escrow Agent to the Recipient, whether or not yet earned, in the case of a Key Employee whose employment is terminated by the Bank or an Affiliate or an Outside Director whose service is terminated by the Bank or an Affiliate for Cause or who is discovered after termination of employment or service on the Board to have engaged in conduct that would have justified termination for Cause.

          6.05 Restricted Stock Legend. Each certificate in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Recipient and deposited by the Recipient, together with a stock power endorsed in blank, with the Escrow Agent and shall bear the following (or a similar) legend:

                            "The transferability of this certificate and the
                shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Oswego City Savings Bank 1997 Recognition and Retention Plan. Copies of such Plan are on file in the offices of the Secretary of Oswego City Savings Bank, 214 West First Street, Oswego, New York 13126."

          6.06 Payment of Dividends and Return of Capital. After an Award has been granted but before such Award has been earned, the Recipient shall receive any cash dividends paid with respect to such shares, or shall share in any pro-rata return of capital to all shareholders with respect to the Common Stock. Stock dividends declared by the Bank and paid on Awards that have not yet been earned shall be subject to the same restrictions as the Restricted Stock and the certificate(s) or other instruments representing or evidencing such shares shall be legended in the manner provided in Section 6.05 and shall be delivered to the Escrow Agent for distribution to the Recipient when the Restricted Stock upon which such dividends were paid are earned. Unless the Recipient has made an election under Section 83(b) of the Code, cash dividends or other amounts so paid on shares that have not yet been earned by the Recipient shall be treated as compensation income to the Recipient when paid. If dividends are paid with respect to shares of Restricted Stock under the Plan that have been issued but not awarded, or that have been forfeited and returned to the Bank or to a trust established to hold issued and unawarded or forfeited shares, the Committee can determine to award such dividends to any Recipient or Recipients under the Plan, to any other employee or director of the Bank, or can return such dividends to the Bank.

          6.07 Voting of Restricted Shares. After an Award has been granted, the Recipient as conditional owner of the Restricted Stock shall have the right to vote such shares.

          6.08 Delivery of Earned Shares. At the expiration of the restrictions imposed by Section 6.01, the Escrow Agent shall redeliver to the Recipient (or where the relevant provision of Section 6.02 applies in the case of a deceased Recipient, to his Beneficiary) the certificate(s) and any remaining stock power deposited with it pursuant to Section 5.03 and the shares represented by such certificate(s) shall be free of the restrictions referred to Section 6.01.

7.        Adjustments upon Changes in Capitalization

          In the event of any change in the outstanding shares subsequent to the Effective Date by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Bank, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of stock or other securities received, as a result of any of the foregoing, by a Recipient with respect to Restricted Stock shall be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Escrow Agent in the manner provided in Section 6.05.

8.        Assignments and Transfers

          No Award nor any right or interest of a Recipient under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred (within the meaning of Code Section 83) except, in the event of the death of a Recipient, by will or the laws of descent and distribution until such Award is earned.

9.        Key Employee Rights under the Plan

          No Key Employee shall have a right to be selected as a Recipient nor, having been so selected, to be selected again as a Recipient and no Key Employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Bank or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any Key Employee any right to be retained in the employ of the Bank or any Affiliate.

10.       Outside Director Rights under the Plan

          Neither the Plan nor any action taken thereunder shall be construed as giving any Outside Director any right to be retained in the service of the Bank or any Affiliate.

11.       Withholding Tax

          Upon the termination of the Restricted Period with respect to any shares of Restricted Stock (or at any such earlier time, if any, that an election is made by the Recipient under Section 83(b) of the Code, or any successor provision thereto, to include the value of such shares in taxable income), the Bank or the Company shall have the right to require the Recipient or other person receiving such shares to pay the Bank or the Company the amount of any taxes that the Bank or the Company is required to withhold with respect to such shares, or, in lieu thereof, to retain or sell without notice, a sufficient number of shares held by it to cover the amount required to be withheld. The Bank or the Company shall have the right to deduct from all dividends paid with respect to shares of Restricted Stock the amount of any taxes which the Bank or the Company is required to withhold with respect to such dividend payments.

12.       Amendment or Termination

          The Board of the Bank may amend, suspend or terminate the Plan or any portion thereof at any time, provided, however, that no such amendment, suspension or termination shall impair the rights of any Recipient, without his consent, in any Award theretofore made pursuant to the Plan. Any amendment or modification of the Plan or an outstanding Award under the Plan, including but not limited to the acceleration of vesting of an outstanding Award for reasons other than death, Disability, Normal Retirement or termination following a Change in Control, shall be approved by the Committee, or the full Board of the Bank.

13.       Governing Law

          The Plan shall be governed by the laws of the State of New York.

14.       Term of Plan

          The Plan shall become effective on the date of, or a date determined by the Board of Directors following, approval of the Plan by the Bank's stockholders. It shall continue in effect until the earlier of (i) fifteen years from the Effective Date unless sooner terminated under Section 12 hereof, or (ii) the date on which all shares of Common Stock available for award hereunder, have vested in the Recipients of such Awards.


          IN WITNESS WHEREOF, the Bank has caused the Plan to be executed by its duly authorized officers and the corporate seal to be affixed and duly attested, as of the ____ day of _________, 1997.

Date Approved by Shareholders:
                               ------------
Effective Date:
                               ------------

ATTEST:                   OSWEGO CITY SAVINGS BANK



---------------------     -----------------------------------------
Secretary                 Executive Officer

                                                                      APPENDIX C

                           OSWEGO CITY SAVINGS BANK

                     AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION, dated January 14, 1997, is by and between OSWEGO CITY SAVINGS BANK, a New York chartered stock savings bank (the "Bank"); PATHFINDER BANCORP, a Delaware corporation (in formation) (the "Stock Holding Company"); and OSWEGO CITY INTERIM SAVINGS BANK, a to-be-formed interim New York stock savings bank ("Interim").

          The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the stock holding company form of ownership. The result of such reorganization will be that immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Bank will be held by the Stock Holding Company, and the holders of the issued and outstanding shares of common stock of the Bank will become the holders of the issued and outstanding shares of common stock of the Stock Holding Company.

          The reorganization of the Bank will be accomplished by the following steps: (1) the formation of the Stock Holding Company as a wholly owned subsidiary of the Bank; (2) the formation of an interim New York stock savings bank ("Interim"), which will be wholly owned by the Stock Holding Company; and
(3) the merger of Interim into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) each of the issued and outstanding shares of common stock of the Bank will be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Stock Holding Company; (ii) each of the issued and outstanding shares of common stock of Interim will be converted automatically by operation of law into an equal number of issued and outstanding shares of common stock of the Bank; and (iii) the shares of common stock of the Stock Holding Company held by the Bank will be canceled.

          NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:


                                   ARTICLE I

                            MERGER OF INTERIM INTO
                         THE BANK AND RELATED MATTERS
                         ----------------------------

          1.1 On the Effective Date, Interim will be merged with and into the Bank (the "Merger") and the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of the Bank. The Bank shall be deemed to be a continuation of Interim, and the Bank shall succeed to the rights and obligations of Interim.

          1.2 Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a savings bank organized under New York law. The Organization Certificate (the "Charter") and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

          1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank (whether directly or through its subsidiaries) will continue to be conducted by it, as a wholly owned subsidiary of Stock Holding Company, and the present directors and officers of the Bank will continue in their present positions. The home office and branch offices of the Bank in existence immediately prior to the Effective Date shall continue to be the home office and branch offices, respectively, of the Bank from and after the Effective Date.


                                  ARTICLE II

                              CONVERSION OF STOCK
                              -------------------

          2.1 The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock of the Bank into common stock of the Stock Holding Company pursuant to this Agreement shall be as follows:

               A. On the Effective Date, each share of common stock, par value $1.00 per share, of the Bank issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of common stock, par value $0.10 per share, of the Stock Holding Company (the "Stock Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $.10 par value per share, of the Bank and shall not be further converted into shares of the Stock Holding Company, so that from and after the Effective Date all of the issued and outstanding shares of common stock of the Bank shall be held by the Stock Holding Company.

               B. On the Effective Date, any stock based benefit plans of the Bank (the "Benefit Plans") in effect at the Effective Date shall automatically, by operation of law, be continued as Benefit Plans of the Bank and/or the Stock Holding Company. Each option to purchase shares of the Bank common stock under the Bank's stock option plan outstanding at that time will be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Stock Holding Company Common Stock in lieu of shares of the Bank common stock. The Stock Holding Company and the Bank may make appropriate amendments to the Benefit Plans to reflect the adoption of the Benefit Plans as the plans of the Stock Holding Company, without adverse effect on the Benefit Plans and their participants.

               C. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of the Bank common stock, shall, upon surrender of the same to the designated agent of the Bank, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Stock Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of the Bank common stock shall be automatically deemed for all purposes to evidence the ownership of the equal number of whole shares of Stock Holding Company Common Stock. Former holders of shares of the Bank common stock will not be required to exchange their the Bank common stock certificates for new certificates evidencing the same number of shares of Stock Holding Company Common Stock. If in the future the Stock Holding Company determines to effect an exchange of stock certificates, instructions will be sent to all holders of record of Stock Holding Company Common Stock.

               D. All shares of Stock Holding Company Common Stock into which shares of the Bank common stock shall have been converted pursuant to this
Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

               E. On the Effective Date, the holders of certificates formerly representing the Bank common stock outstanding on the Effective Date shall cease to have any rights with respect to the common stock of the Bank, and their sole rights shall be with respect to the Stock Holding Company Common Stock into which their shares of the Bank common stock shall have been converted by the Merger.


                                  ARTICLE III

                                  CONDITIONS
                                  ----------

          3.1 The obligations of the Bank, Stock Holding Company and Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

               A. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of the Bank common stock shall, at a meeting of the stockholders of the Bank duly called, have approved this Agreement by the necessary required affirmative vote (under state law) of the outstanding shares of the Bank common stock.

               B. Any and all approvals from the Federal Reserve Board (the "FRB"), the Securities and Exchange Commission and any other state or federal governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Stock Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

               C. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Bank upon the exchange of the Bank common stock held by them solely for Stock Holding Company Common Stock.


                                  ARTICLE IV

                                  TERMINATION
                                  -----------

          4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

          4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.

                                   ARTICLE V

                           EFFECTIVE DATE OF MERGER
                           ------------------------

          Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed the Merger Agreement and such certificates or further documents as shall be required by New York law to be filed with the New York Banking Department or the New York Secretary of State. Upon approval and filing of the Merger Agreement by the Superintendent of Banks and the approval by the Superintendent of Banks of the Plan of Reorganization under New York law, the Merger and other transactions contemplated by this Agreement shall become effective.


                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

          6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

          6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, the Stock Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, the Stock Holding Company or their stockholders.

          6.3 This Agreement shall be governed by and construed under the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                              OSWEGO CITY SAVINGS BANK


                              By:/s/ Chris C. Gagas
                                 ----------------------------------------
                                 Chris C. Gagas
                                 President and Chief Executive Officer



                              PATHFINDER BANCORP


                              By:/s/ Chris C. Gagas
                                 ----------------------------------------
                                 Chris C. Gagas
                                 President and Chief Executive Officer


                              OSWEGO CITY INTERIM SAVINGS BANK
                              (information)


                              By:/s/ Chris C. Gagas
                                 ----------------------------------------
                                 Chris C. Gagas
                                 President and Chief Executive Officer

                                                                      APPENDIX D

(S) 6022. Procedure to enforce stockholder's right to receive payment for shares

          1. A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

          2. Within ten days after the stockholders' authorization date, which term as used in this section means the date on which the stockholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.

          3. Within twenty days after the giving of notice to him, any stockholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.

          4. A stockholder may not dissent as to less than all of the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.

          5. Upon filing a notice of election to dissent, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. Withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

          6. At the time of filing the notice of election to dissent or within one month thereafter the stockholder shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within fortyfive days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dis-senting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had after filing his notice of election.

          7. Within seven days after the expiration of the period within which stockholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger, the receiving corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer upon the surrender of the certificates representing such shares.

          8. The following procedure shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (a) The corporation or, in the case of a merger, the receiving corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares.

          (b) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (c) All dissenting stockholders, excepting those who, as provided in subdivision seven, have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and Upon each nonresident dissenting stockholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (d) The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purpose of this section, shall be the fair value as of the close of business on the day prior to the stockholders' authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

          (e) The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (f) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the stockholders' authorization date to the date of payment. If the court finds that the refusal of any stockholder to accept the corporate over of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (g) The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the corporation, or, in the case of a merger, the receiving corporation, except that all or any part of such costs and expenses may be apportioned and assessed, as the court may determine, against any or all of the dissenting stockholders who are parties to the proceeding if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Such expenses shall include reasonable compensation for and the reasonable expenses of the appraiser, but shall exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, awards such fees and expenses. In exercising such discretion, the court shall consider any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which such corporation offered to pay; (B) that no offer was made by such corporation; and
(C) that such corporation failed to institute the special proceeding within the period specified therefor.

          (h) Within sixty days after final determination of the proceeding, the corporation or, in the case of a merger, the receiving corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates representing his shares.

          9. Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall be dealt with as provided in section five thousand fourteen, except that, in the case of a merger, they shall be disposed of as provided in the plan of merger or consolidation.

          10. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subdivision five, and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

          11. Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section six thousand five.

Added L.1964, c. 849, g Jeff. Sept. 1, 1964.

                                                                      Appendix E

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                           BEFORE PAYMENT OF CAPITAL
                                       OF
                            PATHFINDER BANCORP, INC.

FIRST: That Paragraph A of Article FOURTH of the Certificate of Incorporation be and hereby is amended to read as follows:

     FOURTH:
     ------

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is nine million (9,000,000) all of which consists of shares of Common Stock, par value ten cents ($.10) per share (the "Common Stock").


SECOND: That the corporation has not received any payment for any of its stock.


THIRD:  That the amendment was duly adopted in accordance with the provisions of
        Section 241 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Pathfinder Bancorp, Inc. has caused this Certificate to be signed by its sole incorporator this 6th day of October, 1997.



                                       /s/ Edward A. Quint
                                       -----------------------------------------
                                       Edward A. Quint
                                       Incorporator

                         CERTIFICATE OF INCORPORATION

                                      OF

                           PATHFINDER BANCORP, INC.

     FIRST: The name of the Corporation is Pathfinder Bancorp, Inc. (hereinafter
     -----
referred to as the "Corporation").

     SECOND:  The address of the registered office of the Corporation in the
     ------
State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or
     -----
activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:
     ------

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is six million (6,000,000) all of which consists of shares of Common Stock, par value ten cents ($.10) per share (the "Common Stock").

     B.   1.   Notwithstanding any other provision of this Certificate of
Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The Limit shall not be applicable to shares held by Pathfinder Bancorp, M.H.C. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

          2. The following definitions shall apply to this Section B of this Article FOURTH:

               (a) "Affiliate" shall have the meaning ascribed to it in Rule
                   12b-2 of the General Rules and Regulations under the Securities Act of 1934, as in effect on the date of filing of this Certificate of Incorporation. However, the term Affiliate shall not include Pathfinder Bancorp, M.H.C.

               (b) "Beneficial ownership" shall be determined pursuant to Rule
                   13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any Common Stock:

                   (1) which such person or any of its affiliates beneficially owns, directly or indirectly; or

                   (2) which such person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses of Section A of Article EIGHTH) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

                   (3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation;

                   and provided further, however, that (1) no Director or Officer of this Corporation (or any affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by another such Director or Officer (or any affiliate thereof), and (2) neither any employee stock ownership plan or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage beneficial ownership of Common Stock of a person the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

               (c) A "person" shall mean any individual, firm, corporation, or other entity.

          3. The Board of Directors shall have the power to construe and apply the provisions of this section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock beneficially owned by any person, (ii) whether a person is an affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this section.

          4. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such person.

          5. Except as otherwise provided by law or expressly provided in this section, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this section) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

          6. Any constructions, applications, or determinations made by the Board of Directors pursuant to this section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

          7. In the event any provision (or portion thereof) of this section shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that such remaining provision (or portion thereof) of this section remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

     FIFTH:    The following provisions are inserted for the management of the
     -----
business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

               A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

               B. The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

               C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

               D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the "Whole Board") or as otherwise provided in the Bylaws.

     SIXTH:
     -----

     A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

     B. Newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

     C. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     D. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation ("Article FOURTH")), voting together as a single class.

     SEVENTH:  The Board of Directors is expressly empowered to adopt, amend or
     -------
repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of two-thirds of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

     EIGHTH:
     ------

     A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this section:

          1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

          2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

          3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% of the combined Fair Market Value of the then-outstanding common stock of the Corporation and its Subsidiaries, except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

          4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or

          5. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportional share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Stockholder or any Affiliate of an Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote in the election of Directors (the "Voting Stock") (after giving effect to the provision of Article FOURTH), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.

     The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article EIGHTH.

     B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, or such vote as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

         1. The Business Combination shall have been approved by two-thirds of the Disinterested Directors (as hereinafter defined).

         2.  All of the following conditions shall have been met:

             (a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in such Business Combination shall at least be equal to the higher of the following:

                 (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher.

                 (2) the Fair Market Value per share of Common Stock on the
                     Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the "Determination Date"), whichever is higher.

             (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                 (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date, or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher;

                 (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                 (3) the Fair Market Value per share of such class of Voting
                     Stock on the Announcement Date or on the Determination Date, whichever is higher.

             (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has paid for shares of such class of Voting Stock. If the

                 Interested Stockholder has previously paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article EIGHTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

             (d) After such Interested Stockholder has become an Interested
                 Stockholder and prior to the consummation of such Business
                 Combination: (1) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (2) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and (3) neither such Interested Stockholder or any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

             (e) After such Interested Stockholder has become an Interested
                 Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

             (f) A proxy or information statement describing the proposed
                 Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     C.   For the purposes of this Article EIGHTH:

         1. A "Person" shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

         2. "Interested Stockholder" shall mean any person (other than the Corporation or any holding company or Subsidiary thereof) who or which:

             (a) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

             (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

             (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         3. For purposes of this Article EIGHTH, "beneficial ownership" shall be determined in the manner provided in Section B of Article FOURTH hereof.

         4. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

         5. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 2 of this section, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         6. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

         7. "Fair Market Value" means: (a) in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, Fair Market Value shall be the highest sales price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock, and (b) in the case of property other than cash or stock, the Fair Market

     Value of such property on the date in question as determined by the Board of Directors in good faith.

         8. Reference to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

         9. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (a) and (b) of paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     D. A majority of the Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the Common Stock of the Corporation and its Subsidiaries. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

     E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

     NINTH:  The Board of Directors of the Corporation, when evaluating any
     -----
offer of another Person (as defined in Article EIGHTH hereof) to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its Subsidiaries (as defined in Article EIGHTH hereof); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a savings bank holding company and on the ability of its subsidiary savings bank to fulfill the objectives of a stock savings bank under applicable statutes and regulations.

     TENTH:
     -----

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the

Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH: A Director of this Corporation shall not be personally liable to
     --------
the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     TWELFTH: The Corporation reserves the right to amend or repeal any
     -------
provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section B of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH.

     THIRTEENTH:  The name and mailing address of the sole incorporator are as
     ----------
follows:

    Name                    Mailing Address
    ----                    ---------------

    Edward A. Quint         5335 Wisconsin Avenue, N.W.
                            Suite 400
                            Washington, D.C.  20015


     I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 5th day of August, 1997.


                             /s/ Edward A. Quint
                            ----------------------
                            Edward A. Quint
                            Incorporator

                                                                      APPENDIX F

                           PATHFINDER BANCORP, INC.

                                     BYLAWS


                            ARTICLE I - STOCKHOLDERS
                            ---------   ------------


     Section 1. Annual Meeting. An annual meeting of the stockholders, for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

     Section 2. Special Meetings. Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies on the Board of Directors (hereinafter the "Whole Board").

     Section 3. Notice of Meetings. Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

     When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

     Section 4. Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy (after giving effect to the Article FOURTH of the Corporation's Certificate of Incorporation), shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

     If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

     If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

     Section 5. Organization. Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of the Corporation or, in his or her absence, the Chief Executive Officer or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

     Section 6.  Conduct of Business.

             (a) The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting. The rules of conduct at any meeting of stockholders shall be determined by the Board of Directors prior to the meeting and shall be made available for inspection at the stockholders meeting. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

             (b) At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting: (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of the Corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 6(b). For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Corporation not less than one hundred and twenty (120) calendar days in advance of the date of the Corporation's proxy statement released to security holders in connection with the previous year's annual meeting of stockholders or, in the case of the first annual meeting of stockholders of the Corporation following its acquisition of all of the outstanding capital stock of Oswego City Savings Bank, one hundred and twenty (120) calendar days prior to the anniversary date of the mailing of proxy materials by Oswego City Savings Bank in connection with the immediately preceding annual meeting of Oswego Savings Bank prior to such acquisition. A stockholder's notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 6(b). The Officer of the Corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 6(b) and, if he or she should so determine, he or she shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

     At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

             (c) Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders at which Directors are to be elected only: (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 6(c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered or mailed to and received at the principal executive offices of the Corporation not less than one hundred and twenty (120) calendar days in advance of the date of the Corporation's proxy statement released to security holders in connection with the previous year's annual meeting of stockholders. Such stockholder's notice shall set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to the stockholder giving notice, (x) the name and address, as they appear on the Corporation's books, of such stockholder and (y) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the provisions of this Section 6(c). The Officer of the Corporation or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she shall declare to the meeting and the defective nomination shall be disregarded.

     Section 7. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     All voting, including on the election of Directors but excepting where otherwise required by law or by the governing documents of the Corporation, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

     All elections shall be determined by a plurality of the votes cast, and except as otherwise required by the Certificate of Incorporation or by law, all other matters shall be determined by a majority of the votes present and cast at a properly called meeting of stockholders.

     Section 8. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

     The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

     Section 9. Consent of Stockholders in Lieu of Meeting. Subject to the rights of the holders of any class or series of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                        ARTICLE II - BOARD OF DIRECTORS
                        ----------   ------------------

     Section 1. General Powers, Number and Term of Office. The business and affairs of the Corporation shall be under the direction of its Board of Directors. The number of Directors who shall constitute the Whole Board shall be such number as the Board of Directors shall from time to time have designated, except that in the absence of any such designation, such number shall be five (5). The Board of Directors shall annually elect a Chairman of the Board from among its members who shall, when present, preside at its meetings.

     The Directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided, with respect to the time for which they severally hold office, into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the first annual meeting, Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.

     Section 2. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any class or series of preferred stock, and unless the Board of Directors otherwise determines, newly created Directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such Director's successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board shall shorten the term of any incumbent Director.

     Section 3. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all Directors. A notice of each regular meeting shall not be required.

     Section 4. Special Meetings. Special meetings of the Board of Directors may be called by one-third (1/3) of the Directors then in office (rounded up to the nearest whole number) or by the Chairman of the Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each Director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or be telegraphing or telexing or by facsimile transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

     Section 5. Quorum. At any meeting of the Board of Directors, a majority of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

     Section 6. Participation in Meetings By Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

     Section 7. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

     Section 8. Powers. The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

             (1) To declare dividends from time to time in accordance with law;

             (2) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

             (3) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

             (4) To remove any Officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any Officer upon any other person for the time being;

             (5) To confer upon any Officer of the Corporation the power to appoint, remove and suspend subordinate Officers, employees and agents;

             (6) To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for Directors, Officers, employees and agents of the Corporation and its subsidiaries as it may determine;

             (7) To adopt from time to time such insurance, retirement, and other benefit plans for Directors, Officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

             (8) To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation's business and affairs.

     Section 9. Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as Directors, including, without limitation, their services as members of committees of the Board of Directors.

                            ARTICLE III - COMMITTEES
                            -----------   ----------

     Section 1. Committee of the Board of Directors. The Board of Directors, by a vote of a majority of the Whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to
Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors so provides. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

     Section 2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filled with the minutes of the proceedings of such committee.

     Section 3. Nominating Committee. The Board of Directors shall appoint a Nominating Committee of the Board, consisting of not less than three (3) members, one of which shall be the Chairman of the Board. The Nominating Committee shall have authority (a) to review any nominations for election to the Board of Directors made by a stockholder of the Corporation pursuant to Section 6(c)(ii) of Article I of these Bylaws in order to determine compliance with such Bylaw provision and (b) to recommend to the Whole Board nominees for election to the Board of Directors to replace those Directors whose terms expire at the annual meeting of stockholders next ensuing.

                             ARTICLE IV - OFFICERS
                             ----------   --------

     Section 1.  Generally.

             (a) The Board of Directors as soon as may be practicable after the annual meeting of stockholders shall choose a Chairman of the Board, a President and Chief Executive Officer, one or more Vice Presidents, and a Secretary and from time to time may choose such other Officers as it may deem proper. The Chairman of the Board shall be chosen from among the Directors. Any number of offices may be held by the same person.

             (b) The term of office of all Officers shall be until the next annual election of Officers and until their respective successors are chosen, but any Officer may be removed from office at any time by the affirmative vote of a majority of the authorized number of Directors then constituting the Board of Directors.

             (c) All Officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such Officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

     Section 2.  Chairman of the Board.

     The Chairman of the Board shall, subject to the provisions of these Bylaws and to the direction of the Board of Directors, serve in a general executive capacity and, when present, shall preside at all meetings of the Board of Directors or the stockholders of the Corporation. The Chairman of the Board shall perform all duties and have all powers which are commonly incident to the office of Chairman of the Board or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized.

     Section 3.  President and Chief Executive Officer.

     The President and Chief Executive Officer (the "President") shall have general responsibility for the management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the offices of President and Chief Executive Officer or which are delegated to him or her by the Board of Directors. Subject to the direction of the Board of Directors, the President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other Officers (other than the Chairman of the Board), employees and agents of the Corporation.

     Section 4. Vice President. The Vice President or Vice Presidents shall perform the duties of the President in his or her absence or during his or her disability to act. In addition, the Vice Presidents shall perform the duties and exercise the powers usually incident to their respective offices and/or such other duties and powers as may be properly assigned to them by the Board of Directors, the Chairman of the Board or the President. A Vice President or Vice Presidents may be designated as Executive Vice President or Senior Vice President.

     Section 5. Secretary. The Secretary or an Assistant Secretary shall issue notices of meetings, shall keep their minutes, shall have charge of the seal and the corporate books, shall perform such other duties and exercise such other powers as are usually incident to such offices and/or such other duties and powers as are properly assigned thereto by the Board of Directors, the Chairman of the Board or the President.

     Section 6. Assistant Secretaries and Other Officers. The Board of Directors may appoint one or more Assistant Secretaries and such other Officers who shall have such powers and shall perform such duties as are provided in these Bylaws or as may be assigned to them by the Board of Directors, the Chairman of the Board or the President.

     Section 7.  Action with Respect to Securities of Other Corporations.
Unless otherwise directed by the Board of Directors, the President or any Officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.

                                 ARTICLE V - STOCK
                                 ---------   -----

     Section 1. Certificates of Stock. Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman of the Board or the President, and by the Secretary or an Assistant Secretary, or any Treasurer or Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

     Section 2. Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

     Section 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     Section 4. Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

     Section 5. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

                              ARTICLE VI - NOTICES
                              ----------   -------

     Section 1. Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, Director, Officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram or other courier. Any such notice shall be addressed to such stockholder, Director, Officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram or other courier, shall be the time of the giving of the notice.

     Section 2. Waivers. A written waiver of any notice, signed by a stockholder, Director, Officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, Director, Officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

                          ARTICLE VII - MISCELLANEOUS
                          -----------   -------------

     Section 1. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any Officer or Officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

     Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or an assistant to the Treasurer.

     Section 3. Reliance upon Books, Reports and Records. Each Director, each member of any committee designated by the Board of Directors, and each Officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its Officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such Director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

     Section 4. Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

     Section 5. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

                            ARTICLE VIII - AMENDMENT
                            ------------   ---------

     The Board of Directors may amend, alter or repeal these Bylaws at any meeting of the Board, provided notice of the proposed change is given not less than two days prior to the meeting. The stockholders shall also have power to amend, alter or repeal these Bylaws at any meeting of stockholders, provided notice of the proposed change was given in the Notice of the Meeting; provided, however, that, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock Designation or these Bylaws, the affirmative votes of the holders of at least eighty percent (80%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provisions of these Bylaws.

1996 Annual Report

Financial Highlights

                                                                      APPENDIX G

On November 15, 1995, the Bank completed its reorganization into a mutual holding company. As part of the reorganization, the Bank organized a new state-chartered stock savings bank (the "Savings Bank") and transferred substantially all its assets and liabilities to the Savings Bank in exchange for a majority of the common stock of the Savings Bank outstanding upon consummation of the reorganization. The Savings Bank retained the name Oswego City Savings Bank.

Concurrent with the reorganization, 881,666 shares of the Savings Bank's common stock were sold at $7.50 per share. As of December 31, 1996, the Savings Bank's total assets and shareholders' equity were $189.9 million and $21.4 million, respectively.

Oswego City Savings Bank's common stock currently trades on the Electronic Bulletin Board under symbol "PBHC".

                                             1996        1995        1994        1993        1992
-------------------------------------------------------------------------------------------------
FOR THE YEAR (In thousands)
     Interest Income                      $13,213     $12,205     $10,443      $9,858     $10,074
     Interest Expense                       6,414       6,259       4,697       4,062       5,204
     Net Interest Income                    6,799       5,946       5,746       5,796       4,870
     Net Income                             1,272         990       1,146       1,802       1,301

PER COMMON SHARE
     Net Income:
       Primary                               0.68        0.10(a)       NA          NA          NA
     Fully diluted                           0.68        0.10(a)       NA          NA          NA
     Book Value                             10.83       10.50          NA          NA          NA
     Stock Price:
       IOP                                  7.500       7.500
       High                                10.650      10.750          NA          NA          NA
       Low                                  8.000       8.375          NA          NA          NA
       Close                                9.375      10.500          NA          NA          NA

YEAR END (In Thousands)
     Total assets                        $189,937    $180,752    $170,715    $129,270   $126,757
     Interest-earning deposits at
       other financial institutions         1,550       8,200      13,627       7,962      3,213
     Investment securities                 36,673      41,932      48,135      33,776     31,427
     Mortgage-backed securities            22,829       7,953         992       1,408      2,542
     Loans Receivable, net:
       Real estate                         99,047      91,023      83,563      74,150     74,710
       Consumer and other                   9,695       9,126       6,105       4,663      3,656
         Total loans receivable, net      108,742     100,149      89,668      78,813     78,366
     Intangible assets                      3,921       4,236       4,552          --         --
     Deposits                             158,998     158,324     155,764     115,344    114,605
     Borrowed funds                         7,610          --          --          --         --
     Notes Payable ESOP                       486         425          --          --         --
     Equity                                21,390      20,751      13,990      12,953     11,151

SELECTED PERFORMANCE RATIOS
     Return on average assets                0.69%       0.56%       0.74%       1.40%      1.05%
     Return on average equity                6.09        6.31        8.20       14.99      12.26
     Return on tangible equity               7.28        5.99       12.14       13.91      11.67
     Average equity to average assets       11.32        8.84        9.00        9.33       8.58
     Equity to total assets                 11.26       11.47        8.19       10.02       8.80
     Net interest rate spread                3.88        3.72        4.01        4.68       4.10
     Noninterest expense to total assets     2.82        2.94        2.83        2.72       2.70
     Nonperforming loans to
       net loans receivable                  0.92        0.92        1.24        1.00       1.12
     Nonperforming assets to
       total assets                          0.83        0.83        1.01        1.24       1.62
     Allowance for loan losses
       to net loans receivable               0.83        0.35        0.35        0.36       0.38
     Number of full service offices             5           5           5           3          3

     (a) Earnings per share for 1995 are based on the period from November 15, 1995 to December 31, 1995.

                                   APPENDIX H

                   UNAUDITED FINANCIAL INFORMATION REGARDING
                 OSWEGO COUNTY SAVINGS BANK AND PRO FORMA DATE

                           OSWEGO COUNTY SAVINGS BANK
                             STATEMENTS OF CONDITION
                       June 30, 1997 and December 31, 1996
                                   (unaudited)

                                                                              June 30,             December 31,
                                       ASSETS                                  1997                    1996
                                       ------                              ------------            ------------
Cash and due from banks                                                    $  5,421,363            $  6,102,983
Federal funds sold                                                              450,000              10,950,000
                                                                           ------------            ------------
    Total cash and cash equivalents                                           5,871,363              17,052,983

Investment securities                                                        19,865,535              10,670,675
Mortgage-backed securities                                                      167,797                 179,560
Loans:
   Real Estate                                                               81,514,531              82,010,883
   Consumer and Other                                                         2,544,189               3,089,853
                                                                           ------------            ------------
     Total Loans                                                             84,058,720              85,100,736
   Less:  Allowance for loan losses                                           1,105,124                 485,799
                                                                           ------------            ------------
      Loans receivable, net                                                  82,953,596              84,614,937

Premises and equipment                                                        2,322,131               2,095,089
Accrued interest receivable                                                   1,028,666                 815,825
Other real estate                                                               557,528                 691,521
Other assets                                                                    708,092                 366,840
                                                                           ------------            ------------

                                                                           $113,474,708            $116,487,430
                                                                           ============            ============
                                    LIABILITIES AND NET WORTH
                                    -------------------------
Due to depositors                                                           100,491,807             103,749,080
Other liabilities                                                             1,127,692                 779,904
                                                                           ------------            ------------
     Total liabilities                                                      101,619,499             104,528,984

Net Worth
   Surplus Fund                                                               3,728,639               3,728,639
   Undivided Profits                                                          8,124,804               8,229,807
   Unrealized appreciation in securities available for sale                       1,766                       0
                                                                           ------------            ------------
       Total Net Worth                                                       11,855,209              11,958,446
                                                                           ------------            ------------

                                                                           $113,474,708            $116,487,430
                                                                           ============            ============

                          OSWEGO COUNTY SAVINGS BANK
                             STATEMENTS OF INCOME
                                  (unaudited)

                                                         For the Six Months Ended                For the Years Ended
                                                         ------------------------                -------------------
                                                     06/30/97               06/30/96          12/31/96          12/31/95
                                                  --------------       ----------------    --------------    --------------
Interest and dividend  Income:
  Loans receivable                                    $3,429,306             $3,440,768        $6,847,056        $7,107,196
  Mortgage-backed securities                               8,017                  8,967            16,573            20,772
  Investment securities                                  562,664                256,126           461,542           355,590
  Interest-earning deposits                              158,066                386,045           860,840           597,113
                                                  --------------       ----------------    --------------    --------------
    Total interest income                              4,158,053              4,091,906         8,186,011         8,080,671

Interest Expense:
  Savings and checking deposits                        1,882,495              1,983,937         3,972,550         3,572,768
                                                  --------------       ----------------    --------------    --------------
     Total interest expense                            1,882,495              1,983,937         3,972,550         3,572,768

Provision for loan losses                                858,064                 75,000           226,481            60,000
                                                  --------------       ----------------    --------------    --------------
Net Interest Income after provision
  for loan losses                                      1,417,494              2,032,969         3,986,980         4,447,903

Noninterest Income:
  Service charges on deposit accounts                    129,270                124,220           321,735           255,528
  Gain(loss) on sale of mortgage-backed
    and investment securities and loans, net               -                    (60,000)          (14,189)         (111,921)
  Other charges, commissions & fees                      121,536                122,543           197,551           205,827
                                                  --------------       ----------------    --------------    --------------
    Total noninterest income                             250,806                186,763           505,097           349,434
                                                  --------------       ----------------    --------------    --------------

Noninterest Expense:
 Compensation and employee benefits                      975,242                914,389         2,263,210         1,802,540
 Occupancy costs                                         305,108                278,694           535,709           567,696
 Data processing                                         140,863                123,139           247,688           218,545
 Professional and other services                         119,595                 67,328           121,651           124,206
 Deposit insurance premiums                                6,106                  1,000             1,833           114,369
 Other expenses                                          296,389                241,037           601,880           501,150
                                                  --------------       ----------------    --------------    --------------
  Total noninterest expense                            1,843,303              1,625,587         3,771,971         3,328,506
                                                  --------------       ----------------    --------------    --------------

Income before income taxes                              (175,003)               594,145           720,106         1,468,831

Income taxes                                             (70,000)               269,517           214,137           579,179
                                                  --------------       ----------------    --------------    --------------

Net (Loss) income                                      ($105,003)              $324,628          $505,969          $889,652
                                                  ==============       ================    ==============    ==============

                           OSWEGO COUNTY SAVINGS BANK
                       STATEMENTS OF CHANGES IN NET WORTH
   FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997
                                   (unaudited)

                                                                                   Unrealized
                                                                                   Appreciation
                                                                                  in Available-
                                                 Surplus           Undivided        For-Sale
                                                   Fund             Profits        Securities          Total
                                               -------------     -------------    -------------    -------------
Balance at  January 1, 1996                    $   3,728,639     $   7,723,838                     $  11,452,477
Net income                                                             324,628                           324,628
                                               -------------     -------------    -------------    -------------
Balance at June 30, 1996                       $   3,728,639     $   8,048,466    $         -      $  11,777,105
                                               =============     =============    =============    =============

Balance at January 1, 1996                     $   3,728,639     $   7,723,838                     $  11,452,477
Net income                                                             505,969                           505,969
                                               -------------     -------------    -------------    -------------
Balance at December 31, 1996                       3,728,639         8,229,807              -         11,958,446
                                               -------------     -------------    -------------    -------------

Balance at December 31, 1996                       3,728,639         8,229,807                        11,958,446
Net (Loss)                                                            (105,003)                         (105,003)
Change in unrealized net appreciation
 on investment securities                                                                 1,766            1,766
                                               -------------     -------------    -------------    -------------
Balance at June 30, 1997                       $   3,728,639     $   8,124,804    $       1,766    $  11,855,209
                                               =============     =============    =============    =============

                           OSWEGO COUNTY SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                    For the Six Months Ended
                                                                                 -----------------------------
                                                                                   June 30,        June 30,
                                                                                     1997            1996
                                                                                 ------------    ------------
OPERATING ACTIVITIES:
  Net (Loss) Income                                                                 ($105,003)   $   324,624
  Adjustments to reconcile net (loss) income to net cash
   provided by operating activities:
       Provision for loan, investment and other real estate losses                  1,017,764         195,000
       Deferred income taxes                                                         (328,387)         20,452
       Net loss on sale of other real estate                                                -               -
       Net loss on sale of property, plant and equipment                                    -               -
       Depreciation                                                                    85,988          82,135
       Net amortization of premiums and discounts on
           investment securities                                                       (3,459)          9,040
       (Increase)decrease in accounts receivable                                     (212,841)         57,731
       (Increase) in other assets                                                     (49,752)         22,483
        Increase(decrease) in other liabilities                                       383,498          31,572
                                                                                 ------------    ------------
  Net cash provided by operating activities                                           787,808         743,037
                                                                                 ------------    ------------
INVESTING ACTIVITIES
  Purchase of investment securities available for sale                             (7,015,312)              -
  Purchase of investment securities held to maturity                               (4,485,184)     (3,310,791)
  Proceeds from maturities and principle reductions of
     investment securities held to maturity                                         2,323,801       2,350,109
  Net decrease in loans                                                               571,145       2,884,622
  Purchase of premises and equipment                                                 (313,030)        (52,466)
  Proceeds from sale of P P & E                                                             -               -
  Proceeds from sale of other real estate owned                                       206,425          96,899
                                                                                 ------------    ------------
    Net cash used in investing activities                                          (8,712,155)      1,968,373
                                                                                 ------------    ------------
FINANCING ACTIVITIES
  Net (decrease)increase in demand deposits, NOW accounts savings accounts, money market deposit accounts
    and escrow deposits                                                                (7,133)        867,790
  Net  (decrease)increase in time deposits                                         (3,250,140)      1,150,591
                                                                                 ------------    ------------
    Net cash (used in) provided by financing activities                            (3,257,273)      2,018,381
    (Decrease)increase in cash and cash equivalents                               (11,181,620)      4,729,791
  Cash and cash equivalents at beginning of year                                   17,052,983      17,701,091
                                                                                 ------------    ------------
    Cash and cash equivalents at end of year                                     $  5,871,363    $ 22,430,882
                                                                                 ============    ============

                                                                                     For the Years Ended
                                                                                 ----------------------------
                                                                                 December 31,    December 31,
                                                                                     1996           1995
                                                                                 ------------    ------------
OPERATING ACTIVITIES:
  Net (Loss) Income                                                              $    505,970    $    889,651
  Adjustments to reconcile net (loss) income to net cash
   provided by operating activities:
       Provision for loan, investment and other real estate losses                    326,970         316,921
       Deferred income taxes                                                         (154,387)        (40,903)
       Net loss on sale of other real estate                                                -          18,927
       Net loss on sale of property, plant and equipment                               15,570               -
       Depreciation                                                                   152,653         186,437
       Net amortization of premiums and discounts on
           investment securities                                                       18,196          (1,494)
       (Increase)decrease in accounts receivable                                        2,593        (107,571)
       (Increase) in other assets                                                      (4,907)       (133,469)
        Increase(decrease) in other liabilities                                       373,529         (76,115)
                                                                                 ------------    ------------
  Net cash provided by operating activities                                         1,236,187       1,052,384
                                                                                 ------------    ------------

INVESTING ACTIVITIES
  Purchase of investment securities available for sale                             (7,836,014)     (3,751,116)
  Purchase of investment securities held to maturity                                        -               -
  Proceeds from maturities and principle reductions of
     investment securities held to maturity                                         4,303,150       2,643,067
  Net decrease in loans                                                             1,328,531         490,892
  Purchase of premises and equipment                                                 (153,780)        (38,398)
  Proceeds from sale of P P & E                                                        39,600               -
  Proceeds from sale of other real estate owned                                       233,850         466,669
                                                                                 ------------    ------------
    Net cash used in investing activities                                          (2,084,663)       (188,886)
                                                                                 ------------    ------------

FINANCING ACTIVITIES
  Net (decrease)increase in demand deposits, NOW accounts savings accounts, money market deposit accounts
    and escrow deposits                                                            (1,144,605)     (4,007,462)
  Net  (decrease)increase in time deposits                                          1,344,973      10,642,145
                                                                                 ------------    ------------

    Net cash (used in) provided by financing activities                               200,368       6,634,683
    (Decrease)increase in cash and cash equivalents                                  (648,108)      7,498,181
  Cash and cash equivalents at beginning of year                                   17,701,091      10,202,910
                                                                                 ------------    ------------
    Cash and cash equivalents at end of year                                     $ 17,052,983    $ 17,701,091
                                                                                 ============    ============

                           OSWEGO COUNTY SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                                   (unaudited)


                                                       For the Six Months Ended                  For the Years Ended
                                                    ------------------------------          ------------------------------
                                                       June 30,        June 30,             December 31,      December 31,
                                                         1997            1996                  1996              1995
                                                    ------------      ------------          ------------      ------------
CASH PAID DURING THE PERIOD FOR:

  Interest                                            $1,882,473        $1,984,129            $3,972,765        $3,572,700
  Income Taxes                                            25,408           125,981               193,822           600,216

NON-CASH INVESTING ACTIVITY:

  Transfer of loans to other real estate                 252,132           230,666               645,935           468,057
  Change in unrealized depreciation in
     securities available for sale                         1,962                -                     -                 -


NOTES TO FINANCIAL STATEMENTS (Unaudited)
(dollars in thousands)


NOTE 1:     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of operations

     Oswego County Savings Bank (the "Bank"), is a New York chartered mutual savings bank headquartered in Oswego, New York. The Bank operates four full service offices located in Oswego County, its principal market area. The Bank attracts deposits from the general public throughout its market area, and invests such deposits in loans secured by residential real estate and investment securities.

     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     Cash and cash equivalents includes cash on hand, amounts due from banks, interest-bearing deposits (with original maturity of three months or less) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Investment Securities

     The Bank classifies investment securities as held-to-maturity or available-for-sale. Held-to-maturity securities are those which the Bank has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities not classified as held-to-maturity are classified as available-for-sale and are reported at fair value, with net unrealized gains and losses reflected as a separate component of net worth, net of the applicable income tax affect. None of the Bank's investment securities have been classified as trading securities.

     Gains or losses on investment securities are based on quoted market prices, where available If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans

     Loans are stated at unpaid principal balances, less the allowance for loan losses. Interest income is generally recognized when income is earned
     using the interest method.   Net nonrefundable loan fees received and
     related direct costs incurred are not significant and recognized as received and incurred, respectively.

     Allowance for Possible Loan Losses

     The allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based upon management's evaluation of potential losses related to outstanding loans, as well as prevailing economic conditions.

     During 1995 and 1996 the Bank had no loans for which impairment was measured under SFAS No. 114 "Accounting by Creditors for Impairment of a Loan".

NOTES TO FINANCIAL STATEMENTS (Unaudited)
(dollars in thousands)


     Income Recognition on Impaired and Nonaccrual Loans

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principle or interest for a period of more than 90 days. When a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied a reduction to principal outstanding.

     When future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for possible loan losses until prior charge-offs have been fully recovered.

     Premises and Equipment

     Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repairs are charged to operating expenses as incurred.

     Other Real Estate

     Properties acquired through foreclosure, or by deed in lieu of foreclosure, are carried at the lower of cost (fair value at the date of foreclosure) or fair value less estimated disposal costs.

     Deposits

     Interest on deposits is accrued and paid to the depositors or credited to the depositors' accounts monthly, quarterly or annually.

     Income Taxes

     Provisions for income taxes are based on taxes currently payable or refundable and deferred income taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are reported in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

NOTES TO FINANCIAL STATEMENTS (Unaudited)
(dollars in thousands)


NOTE 2:   INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities are summarized as follows:

                                                         June 30, 1997
                                                       ------------------
                                                         Gross
                                                       Amortized  Market
                                                         Cost      Value
          Held-to-maturity:
           Bond Investments:
            U.S. Treasury                                $ 4,632  $ 4,632
            U.S. Agency                                    2,660    2,649
            State & Political Subdivisions                   200      200
            Corporate                                      5,356    5,441
           Mortgage-Backed                                   168      168
                                                         -------  -------
              Total Held to Maturity                     $13,016  $13,090
                                                                  =======
          Available-for-Sale:
           Bond Investments:
            U.S. Treasury                                $ 5,017  $ 5,022
            U.S. Agency                                    1,993    1,990
                                                         -------
              Total                                        7,010    7,008
          Stock Investments:
            Available Equity Securities                        5        5
                                                         -------  -------
            Total Available for Sale                     $ 7,015  $ 7,017
                                                                  =======

          Net Unrealized Loss on Available for Sale            2
                                                         -------

           Grand Total Carrying Value                    $20,033
                                                         =======


                                                       December 31, 1996
                                                       -----------------
                                                         Gross
                                                       Amortized  Market
                                                         Cost      Value
          Held-to-maturity:
           Bond Investments:
            U.S. Treasury                                $ 3,645  $ 3,654
            U.S. Agency                                    1,708    1,712
            State & Political Subdivisions                   400      401
            Corporate                                      4,912    4,988
           Mortgage-Backed                                   180      180
                                                         -------  -------
              Total Held to Maturity                     $10,845  $10,935
                                                                  =======
           Stock Investments:
            Available Equity Securities                        5        5
                                                         -------  -------
            Total Available for Sale                     $     5  $     5
                                                         -------  =======

          Net Unrealized Loss on Available for Sale            -
                                                         -------

          Grand Total Carrying Value                     $10,855
                                                         =======

NOTES TO FINANCIAL STATEMENTS (Unaudited)
(dollars in thousands)

The amortized cost and estimated market value of debt investments at June 30, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.


                                                      Available for Sale     Held to Maturity
                                                        June 30, 1997         June 30, 1996

                                                                Estimated             Estimated
                                                     Amortized    Market   Amortized   Market
                                                       Cost       Value      Cost      Value
                                                     ---------  ---------  ---------  ---------
Due in one year or less                              $   2,001  $   1,995  $   6,810  $   6,813
Due after one year through three years                   4,021      4,030      3,560      3,621
Due after three years through five years                   993        992      1,985      1,979
Due after five years through ten years                       -          -         67         70
Due after ten years                                          -          -        594        607
                                                     ---------  ---------  ---------  ---------
 Totals                                              $   7,015  $   7,017  $  13,016  $  13,090
                                                     =========  =========  =========  =========

NOTE 3:  LOANS

Major classifications of  loans are as follows:

                                   June 30,  December 31,
                                     1997        1996
                                   --------  ------------

Real estate mortgages:
 Conventional                       $78,469       $78,931
 FHA insured                             78            94
 VA guaranteed                           82            98
 Second mortgage loans                2,828         2,823
 Construction                            58            65
                                    -------       -------
      Total                         $81,515       $82,011
                                    -------       -------

Other loans:
 Student                            $    60       $    81
 Consumer                             1,833         2,326
 Passbook loans                         366           383
 Commercial                             285           300
                                    -------       -------
      Total                           2,544         3,090
                                    -------       -------
    Grand Total                     $84,059       $85,101
                                    =======       =======


The Bank grants mortgage and consumer loans to customers throughout Oswego and parts of Onondaga counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the counties employment and economic conditions.

At June 30, 1997, loans to officers and directors were not significant.

NOTES TO FINANCIAL STATEMENTS (Unaudited)
(dollars in thousands)

NOTE 4:   ALLOWANCES FOR LOAN LOSSES

Changes in the allowance for loan losses are presented in the following summary:

                                  June 30,  December 31,  December 31,
                                    1997        1996          1995
                                  --------  ------------  ------------

Balance at beginning of period      $  486         $ 362         $ 462
Recoveries credited                      4            11             6
Provision for loan losses              858           226            60
Loans charged off                      243           113           166
                                    ------         -----         -----
Balance at end of period            $1,105         $ 486         $ 362
                                    ======         =====         =====

NOTE 5:  PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

                                                               June 30,  December 31,
                                                                 1997        1996
                                                               --------  ------------
Land                                                           $    631       $   631
Buildings                                                         2,250         2,250
Furniture, fixture and equipment                                  1,953         1,669
Construction in progress                                             32             3
                                                               --------       -------
                                                                  4,867         4,553
Less: Accumulated Depreciation                                    2,544         2,458
                                                               --------       -------
                                                               $  2,322       $ 2,095
                                                               ========       =======

NOTE 6:  DEPOSITS

A summary of amounts due to depositors is shown as follows:



                                                               June 30,    December 31,
                                                                 1997         1996
Savings accounts                                               $ 50,205      $ 50,787
Money market accounts                                               815           833
Time accounts                                                    40,357        43,542
Demand deposits interest bearing                                     48            41
Demand deposits noninterest bearing                               9,067         8,546
                                                               --------      --------
                                                               $100,492      $103,749
                                                               ========      ========

NOTES TO FINANCIAL STATEMENTS (Unaudited)
(dollars in thousands)

NOTE 7:  EMPLOYEE BENEFITS

The Bank has a noncontributory defined benefit pension plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of both the years of service and level of compensation. It is the Bank's policy to fund the plan in amounts sufficient to pay liabilities.

Plan assets consist primarily of temporary cash investments and listed stocks and bonds. The following table represents a reconciliation of the funded status of the plan at September 30, 1996 (date of the most recent actuarial study) and September 30, 1995.

                                                                               1996         1995

Plan assets at fair value                                                   $3,465,257   $3,046,937
                                                                            ----------   ----------
Actuarial present value of benefit obligations
 Vested benefits                                                             2,280,200    2,208,043
 Nonvested benefits                                                            144,200      139,638
                                                                            ----------   ----------
  Accumulated benefit obligations                                           $2,424,400   $2,347,681
Effect of future salary increases                                              587,300      568,733
                                                                            ----------   ----------
  Projected benefit obligation                                              $3,011,700   $2,916,414
                                                                            ----------   ----------
Plan assets in excess of (less than) projected benefit
 obligation                                                                    453,557      130,523
Unrecognized net (gain)loss                                                   (107,791)     191,513
Unrecognized transition asset                                                 (107,747)    (132,460)
                                                                            ----------   ----------
Prepaid pension asset included in other assets                              $  242,463   $  194,986
                                                                            ==========   ==========

Net periodic pension cost for the years ended December 31 is as follows:

                                                                               1996         1995

Service cost benefits earned during the year                                $   76,968   $   69,269
Interest cost on projected benefit obligations                                 212,702      201,025
Actual return on plan assets                                                  (238,024)    (195,876)
Net amortization and deferral                                                  (23,747)     (18,029)
                                                                            ----------   ----------
 Net periodic pension expense                                               $   27,899   $   56,389
                                                                            ==========   ==========

The actuarial present value of the projected benefit obligation shown in the above table is based on a discount rate of 7.75% and 7.5% for 1996 and 1995, respectively and an assumed rate of increase in future compensation levels of 5.5%. The expected long-term rate of return on assets was 8% for 1996 and 1995. Changes in actuarial assumptions, principally the decrease in discount rate, increased the projected benefit obligation by approximately $142,000.

NOTES TO FINANCIAL STATEMENTS (Unaudited)
(dollars in thousands)


NOTE 8:  COMMITMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its Customers. These financial instruments consist primarily of commitments to extend credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized tin the statement of condition. The contract amount of those commitment to extend credit reflects the extent of involvement the Bank has in this particular class of financial instrument. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of the instrument. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

                                                                                Contract Amount
Financial instruments whose contract amounts represent credit risk at
                            June 30,  1997                                          $  476
                            December 31, 1996                                        1,120


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include residential real estate and income-producing commercial properties


NOTE 9:  INCOME TAXES

The provision (benefit) for income taxes consists of the following:

                       For the Six Months   For the Years Ended,
                          June 30, 1997       1996        1995
                       -------------------  ---------   --------

Current                          $(70,000)  $ 368,000   $620,000
Deferred                                -    (154,000)   (41,000)
                                 --------   ---------   --------
                                 $(70,000)  $ 214,000   $579,000
                                 ========   =========   ========

NOTES TO FINANCIAL STATEMENTS (Unaudited)
(dollars in thousands)


NOTE 10:  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guideline and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject and is "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier 1 risk based, and Tier 1 leverage ratios as set forth in the following table.


                                                                           To be "Well
                                                                           Capitalized"
                                                           For Capital     Under Prompt
                                                            Adequacy    Corrective Action
                                              Actual        Purposes       Provisions
                                         Amount   Ratio  Amount   Ratio  Amount   Ratio
                                        -------   -----  ------  ------  ------   ------
As of June 30, 1997:

Total Core Capital                      $12,960   20.8%  $4,992    8.0%  $6,240    10.0%
 (to Risk Weighted Assets)
Tier 1 Capital                          $11,855   19.0%  $2,496    4.0%   $3,744     6.0%
 (to Risk Weighted Assets)
Tier 1 Capital                          $11,855   10.4%  $4,539    4.0%   $5,674     5.0%
 (to Total Assets)

As of December 31, 1996:

Total Core Capital                      $12,444   19.0%  $5,226    8.0%   $6,533    10.0%
 (to Risk Weighted Assets)
Tier 1 Capital                          $11,958   18.3%  $2,613    4.0%   $3,920     6.0%
 (to Risk Weighted Assets)
Tier 1 Capital                          $11,958   10.3%  $4,659    4.0%   $5,824     5.0%
 (to Total Assets)


NOTE 11:  RECENT EVENTS

On September 5, 1997, the Board of Trustees of the Oswego County Savings Bank, in conjunction with the Board of Directors of Oswego City Savings Bank, announced the adoption of a definitive merger agreement under which the Banks will be combined. The proposed transaction is subject to regulatory approval, as well as the approval of the shareholders' of Oswego City Savings Bank.

                   PRO FORMA COMBINED FINANCIAL INFORMATION


The following tables set forth selected unaudited condensed pro forma financial data giving effect to the Merger. The pro forma balance sheet has been prepared as if the Merger were consummated as of June 30, 1997, and the pro forma income statements have been prepared as if the Merger were consummated as of the beginning of the periods presented. The pro forma information has been prepared assuming that Oswego City Savings Bank will issue to its mutual holding company parent, Pathfinder Bancorp, MHC, additional shares of Oswego City common stock equal to the fair value of Oswego County Savings Bank. The fair value and resulting shares issued will be based upon a preliminary valuation of Oswego County Savings Bank and the average of the bid and asking price of Oswego City Savings Bank common stock over the last ten trading days immediately preceding the closing date. The preliminary valuation has been performed by an independent appraiser in order to estimate the fair value of Oswego County Savings Bank for the purpose of determining the number of additional shares to be issued to Pathfinder Bancorp, MHC. The pro forma financial information included in this Proxy Statement is presented for illustrative purposes only. Such pro forma financial information does not necessarily reflect what the actual results of Oswego City Savings Bank would be following completion of the merger.

The following pro forma information does not give effect to any potential cost savings, expenses or non-recurring charges which may be realized or incurred as a result of the Merger.

PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET AS OF JUNE 30, 1997

The following unaudited pro forma combined balance sheet information reflects
(i) the historical consolidated balance sheets of Oswego City Savings Bank and Oswego County Savings Bank as of June 30, 1997, and (ii) the pro forma combined condensed balance sheet of Oswego City Savings Bank at the respective date after giving effect to the Merger. The Merger has been reflected as a "pooling of interests". The unaudited information should be read in conjunction with the historical financial statements of Oswego City Savings Bank, including the notes thereto, incorporated by reference in this Proxy statement.


                                                                                                                      Oswego City
                                                                                                                       and Oswego
                                                                    Oswego City    Oswego County      Pro Forma      County Savings
                                                                    Savings Bank    Savings Bank   Adjustments (1)   Bank Combined
                                                                   -------------   --------------  ---------------   --------------
ASSETS:
Cash and due from banks .........................................  $   4,156,902    $   5,421,363                     $   9,578,265
Federal funds sold ..............................................      2,510,000          450,000                         2,960,000
                                                                   -------------    -------------                     -------------
    Total cash and cash equivalents .............................      6,666,902        5,871,363                        12,538,265
Investment securities ...........................................     36,787,595       19,865,535                        56,653,130
Mortgage-backed securities ......................................     22,678,576          167,797                        22,846,373
Loans:
   Real Estate ..................................................    102,682,774       81,514,531                       184,197,305
   Consumer and Other ...........................................     10,108,078        2,544,189                        12,652,267
                                                                   -------------    -------------                     -------------
     Total Loans ................................................    112,790,852       84,058,720                       196,849,572
   Less: Unearned discounts and origination fees ................        364,221                0                           364,221
         Allowance for loan losses ..............................      1,026,567        1,105,124                         2,131,691
                                                                   -------------    -------------                     -------------
     Loans Receivable, net ......................................    111,400,064       82,953,596                       194,353,660
Premises and equipment ..........................................      3,544,747        2,322,131                         5,866,878
Accrued interest receivable .....................................      1,548,939        1,028,666                         2,577,605
Other real estate ...............................................        533,433          557,528                         1,090,961
Intangible assets ...............................................      3,762,754                0                         3,762,754
Other assets ....................................................      3,976,413          708,092                         4,684,505
                                                                   -------------    -------------                     -------------
          Total Assets ..........................................  $ 190,899,423    $ 113,474,708                     $ 304,374,131
                                                                   =============    =============                     =============

LIABILITIES:
Due to Depositors ...............................................    158,614,361      100,491,807                       259,106,168
Borrowed Funds ..................................................      8,050,000                0                         8,050,000
Note payable - ESOP .............................................        458,026                0                           458,026
Other liabilities ...............................................      1,392,195        1,127,692                         2,519,887
                                                                   -------------    -------------                     -------------
          Total liabilities .....................................    168,514,582      101,619,499                       270,134,081

SHAREHOLDERS' EQUITY:
   Common stock, par value $1.00 per share; authorized
     2,500,000 shares; 1,916,666 shares issued and outstanding ..      1,916,666                0       1,161,946         3,078,612
   Paid in Capital ..............................................      3,762,530                0                         3,762,530
   Retained earnings ............................................     16,700,983       11,853,443      (1,161,946)       27,392,480
   Unrealized appreciation (depreciation) in securities
     available for sale .........................................        448,685            1,766                           450,451
   Unearned ESOP shares .........................................       (444,023)               0                          (444,023)
                                                                   -------------    -------------   -------------     -------------
     Total shareholders' equity .................................     22,384,841       11,855,209                        34,240,050
                                                                   -------------    -------------   -------------     -------------
Total liabilities and shareholders' equity ......................  $ 190,899,423    $ 113,474,708                     $ 304,374,131
                                                                   =============    =============   =============     =============

(1) Reflects additional issuance of 1,161,946 shares to Pathfinder Bancorp, MHC to represent the fair value of Oswego County Savings Bank. The shares issued are derived by dividing the preliminary valuation of Oswego County Savings Bank by the average of the bid and asked price for Oswego City Savings Bank over the ten day trading period immediately preceding the period date of June 30, 1997. Also assumes approval by shareholders of additional authorized shares of common stock.

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME




The following unaudited pro forma combined condensed statements of income reflect the historical statements of income of Oswego City Savings Bank and Oswego County Savings Bank, as indicated below, for each period presented and the pro forma combined condensed statements of income of Oswego City Savings Bank, after giving effect to the Merger. The Merger has been reflected as a "pooling of interests". The pro forma combined condensed statements of income for the six month period ended June 30, 1997 and the years ended December 31, 1996 and 1995 were prepared on the assumption that the Merger had been effected as of the beginning of the appplicable six month or annual period. As such, the per share data reflects an additional number of shares issued to represent the fair value of Oswego County Savings Bank based upon the preliminary valuation applied retroactively to the beginning of the period book value. The earnings per share information presented below is based upon a minimum, midpoint, and maximum range of the preliminary valuation. The midpoint represents the expected fair value and the minimum and maximum result from 15% adjustments to the midpoint to create a range of variance. There can be no assurance that the actual valuation will be the same as the preliminary valuation of Oswego County Savings Bank of $16 million as of June 30, 1997.

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 1997.

                                                                                                     Oswego City
                                                                                                      and Oswego
                                                                 Oswego City      Oswego County     County Savings
                                                                Savings Bank      Savings Bank      Bank Combined
                                                               --------------    --------------    --------------
Interest income ................................               $    6,971,717    $    4,158,053    $   11,129,770
Interest expense ...............................                    3,366,345         1,882,495         5,248,840
                                                               --------------    --------------    --------------
Net interest income ............................                    3,605,372         2,275,558         5,880,930
Provision for possible loan losses .............                      127,351           858,064           985,415
                                                               --------------    --------------    --------------
Net interest income after provision for possible
  loan losses ..................................                    3,478,021         1,417,494         4,895,515
Non-interest income ............................                      718,679           250,806           969,485
Non-interest expense ...........................                    2,593,521         1,843,303         4,436,824
                                                               --------------    --------------    --------------
Earnings before income tax expense .............                    1,603,179          (175,003)        1,428,176
Income tax expense .............................                      465,965           (70,000)          395,965
                                                               --------------    --------------    --------------
Net income .....................................               $    1,137,214    $     (105,003)   $    1,032,211
                                                               ==============    ==============    ==============
Earnings per share minimum .....................                        $0.61                               $0.31 (1)

Earnings per share midpoint ....................                        $0.61                               $0.29 (2)

Earnings per share maximum .....................                        $0.61                               $0.27 (3)

(1) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $13.7 million at the minimum of the range and an average trading price for City Savings stock of $9.625.

(2) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $16.1 million at the midpoint of the range and an average trading price for City Savings stock of $9.625.

(3) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $18.6 million at the maximum of the range and an average trading price for City Savings stock of $9.625.

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1996.

                                                                                   Oswego City
                                                                                   and Oswego
                                                    Oswego City   Oswego County  County Savings
                                                   Savings Bank   Savings Bank    Bank Combined
                                                   ------------   ------------   --------------
Interest income ................................    $13,212,719    $ 8,186,011      $21,398,730
Interest expense ...............................      6,413,724      3,972,550       10,386,274
                                                    -----------    -----------      -----------
Net interest income ............................      6,798,995      4,213,461       11,012,456
Provision for possible loan losses .............        636,410        240,670          877,080
                                                    -----------    -----------      -----------
Net interest income after provision for possible
  loan losses ..................................      6,162,585      3,972,791       10,135,376
Non-interest income ............................        922,047        519,286        1,441,333
Non-interest expense ...........................      5,307,034      3,771,971        9,079,005
                                                    -----------    -----------      -----------
Earnings before income tax expense .............      1,777,598        720,106        2,497,704
Income tax expense .............................        505,838        214,137          719,975
                                                    -----------    -----------      -----------
Net income .....................................    $ 1,271,760    $   505,969      $ 1,777,729
                                                    ===========    ===========      ===========

Earnings per share minimum .....................    $      0.65                           $0.57 (1)
Earnings per share mid-point ...................    $      0.65                           $0.53 (2)
Earnings per share maximum .....................    $      0.65                           $0.50 (3)

(1) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $13.1 million at the minimum of the range and an average trading price for City Savings stock of $10.50.
(2) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $15.5 million at the midpoint of the range and an average trading price for City Savings stock of $10.50.
(3) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $17.8 million at the maximum of the range and an average trading price for City Savings stock of $10.50.


PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1995.

                                                                                     Oswego City
                                                                                     and Oswego
                                                    Oswego City    Oswego County   County Savings
                                                   Savings Bank    Savings Bank     Bank Combined
                                                   ------------    -------------   --------------
Interest income ................................   $ 12,204,523      $ 8,080,671     $ 20,285,194
Interest expense ...............................      6,258,866        3,572,768        9,831,634
                                                   ------------     ------------     ------------
Net interest income ............................      5,945,657        4,507,903       10,453,560
Provision for possible loan losses .............        102,500           60,000          162,500
                                                   ------------     ------------     ------------
Net interest income after provision for possible
  loan losses ..................................      5,843,157        4,447,903       10,291,060
Non-interest income ............................        815,776          349,434        1,165,210
Non-interest expense ...........................      5,309,044        3,328,506        8,637,550
                                                   ------------     ------------     ------------
Earnings before income tax expense .............      1,349,889        1,468,831        2,818,720
Income tax expense .............................        360,000          579,179          939,179
                                                   ------------     ------------     ------------
Net income .....................................   $    989,889     $    889,652     $  1,879,541
                                                   ============     ============     ============

Earnings per share minimum .....................          $0.66                             $0.50 (1)
Earnings per share mid-point ...................          $0.66                             $0.45 (2)
Earnings per share maximum .....................          $0.66                             $0.41 (3)

(1) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $12.1 million at the minimum of the range and the initial offering price for City Savings stock of $7.50.
(2) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $15.5 million at the minimum of the range and the initial offering price for City Savings stock of $7.50.
(3) The number of additional shares issued to represent the fair value of County Savings is based upon an estimated valuation of $17.8 million at the minimum of the range and the initial offering price for City Savings stock of $7.50.

                           OSWEGO CITY SAVINGS BANK

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION
                                ON RECENT EVENT

GENERAL

On September 5, 1997, the Board of Directors of the Oswego City Savings Bank (the "Bank"), in conjunction with the Board of Trustees of Oswego County Savings Bank ("County"), announced the adoption of a definitive merger agreement under which the banks will be combined. The proposed transaction is subject to regulatory approval, as well as approval of the shareholders of the Bank. The Bank will issue to its mutual holding company parent, Pathfinder Bancorp, MHC additional shares of Oswego City Savings Bank common stock equal to the fair value of Oswego County Savings Bank. The number of shares issued will be based on the average of the bid and asked price of the Bank's common stock over the ten trading days immediately preceding the closing date.

The following discussion reviews the expected impact of the merger on the combined bank's financial condition and results of operations.

FINANCIAL CONDITION

Assets
------

As a result of the merger total assets will increase significantly. At June 30, 1997, the total assets of the combined entity on a pro forma basis would be $304.4 million , an increase of 59.2% to the Bank's total assets at that period. Total loans on a pro forma basis at June 30, 1997, would increase to $196.8 million, a 74.5% increase. The vast majority of such increase will occur in 1 to 4 family residential mortgages. Total investments will increase to $79.5 million, or 33.7%, on a pro forma basis at June 30, 1997. The majority of the investment increase will be in U.S. Treasury and agency securities. The affect of this combination will cause loans to increase and investment securities to decrease as a percentage of total assets. Other assets categories, including cash and due from banks, federal funds sold, premises and equipment, and other real estate owned will not change significantly as a percentage of total assets.

Liabilities
-----------

The merger will result in a significant increase in total deposits and increase total deposits as a percentage of total assets. The deposit mix between checking, savings, and time deposits is similar for the Bank and County. On a pro forma basis at June 30, 1997, total deposits would increase by $100 million, or 63.9%. County presently has no borrowed funds and it is not anticipated that the combination would result in an increase to borrowed funds. It is anticipated that other liabilities will decrease slightly as a percentage of total assets.

                           OSWEGO CITY SAVINGS BANK

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION
                                 ON RECENT EVENT


Liquidity and Capital Resources
-------------------------------

The primary source of funds for both banks are deposits, amortization and prepayments of loans, maturities of investment securities and other short-term investments, earnings and funds provided from operations. It is not anticipated that the merger will have a significant impact on liquidity.

Shareholders' equity is expected to decrease as a percentage of total assets, while the Tier 1 Capital ratio is expected to increase. At June 30, 1997, the Bank's total capital to total assets was 11.73% and the Tier 1 Capital ratio was 9.95%, while the same ratios for County were 10.45%. The June 30, 1997, pro forma total capital and Tier 1 capital ratios are 11.25% and 10.14%, respectively. It is expected that the combined bank will be classified as "well capitalized" under FDIC capital requirement guidelines. (For further information regarding the Bank's regulatory capital levels see "Capitalization" in the proxy statement.

Asset Quality
-------------

The Bank's asset quality is expected to be adversely impacted as a result of the merger. Non-performing assets as a percentage of total assets is significantly higher for County than the Bank, however, on a pro forma basis at June 30, 1997, the allowance for loan losses to total loans will increase as a result of the merger from .54% to .70%. It is reasonably possible that increased levels of loan loss provisions may continue to be needed after the merger to appropriately recognize potential losses.


RESULTS OF OPERATIONS

The Bank's net income, as percentage of assets, is expected to be adversely impacted as a result of the merger for the first two years of operation. This will result primarily from costs associated with non-recurring merger expenses, oreo expenses, and lower operational efficiency. It is anticipated that these conditions will improve as the combined organizations consolidate operations and eliminate duplicative operating expenses and resolve troubled assets. On a pro forma basis for the six months ended June 30, 1997, net income decreases from $1.1 million to $1.0 million.

                           OSWEGO CITY SAVINGS BANK

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION
                                 ON RECENT EVENT


Net Interest Income
-------------------

It is expected that net interest income will be not be significantly impacted as result of the merger. On a pro forma basis for the six months ended June 30, 1997, the net interest margin decreases from 4.13% to 4.11%.

Provision for Loan Losses
-------------------------

For the six months ended June 30, 1997, the Bank's provision for loan losses was
 .07% of total assets, while County's provision was .76% of total assets. On a pro forma basis for the six months ended June 30, 1997, the provision for loan loss is .32% of total assets. It is reasonably possible that increased levels of loan loss provisions may continue to be needed after the merger to appropriately recognize potential losses.

Noninterest Income
------------------

Noninterest income, as a percentage of assets, will initially be negatively impacted as a result of the merger. The Bank's noninterest income for the six months ended June 30, 1997, was .37% of total assets, while County's was .22% of total assets. On a pro forma basis for the six months ended June 30, 1997, noninterest income as a percent of total assets is .32%. It is anticipated that fees and service charges on deposits accounts at County will be adjusted upward shortly after the merger to ameliorate this negative impact.

Noninterest Expense
-------------------

Noninterest expense, as measured by overhead and efficiency ratios, is expected to be negatively as a result of the merger. The Bank's noninterest expense for the six months ended June 30, 1997, was 2.71%, annualized while County's ratio, on an annual basis, of noninterest expense to total assets was 3.25% for the same period. On a pro forma basis for the six months ended June 30, 1997, noninterest expense to total assets is 2.92%, annually. It is anticipated that non-recurring charges associated with the merger, as well as the assimilation of the two institutions and the rectification of troubled assets will continue to adversely affect noninterest expense over the first twenty -four months of combined operation. Thereafter, the economies of scale resultant from the combination of resources and elimination of duplicative costs should have a significantly positive impact on noninterest expense.

Income Taxes
------------

It is not anticipated that any negative tax ramifications will result from the merger or that the effective tax rate of the combined organizations will change significantly.